UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

BTHC VII, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52123	20-4864126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 South Wacker Dr., Ste. 2600,
Chicago, IL 60606
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (312) 782-6800

12890 Hilltop Road
Argyle, TX 76226
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Explanatory Note		3
Cautionary Statement Concerning Forward-Looking Information		3
Item 1.01.	Entry into a Material Definitive Agreement	4
Item 2.01.	Completion of Acquisition or Disposition of Assets	4
1.	BUSINESS	8
1A.	RISK FACTORS	16
Risks Related to Our Business		16
Risks Related to our Common Stock		23
2.	FINANCIAL INFORMATION	26
Selected financial information		26
Management’s Discussion and Analysis of Financial Condition and Results of Operations		28
3.	PROPERTIES	57
4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
5	DIRECTORS AND EXECUTIVE OFFICERS	60
6.	EXECUTIVE COMPENSATION	62
7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	84
8.	LEGAL PROCEEDINGS	85
9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	86
10.	RECENT SALES OF UNREGISTERED SECURITIES	87
11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED	88
12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS	89
13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	90
14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	90
15.	FINANCIAL STATEMENTS AND EXHIBITS	91
Item 3.02.	Unregistered Sales of Equity Securities	92
Item 4.01.	Changes in Registrant’s Certifying Accountant	92
Item 5.01.	Change in Control of Registrant	92
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers		92
Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year	92
Item 5.06.	Change in Shell Company Status	92
Item 9.01.	Consolidated Financial Statements and Exhibits	93

Explanatory Note

          Upon the consummation of the merger (as described more fully below), BTHC VII, Inc. became the ultimate parent company of Whitehall Jewelers, Inc., a Delaware corporation (“Whitehall”). Unless otherwise provided in this current report, all references in this current report to “we,” “us,” “our company,” “our,” “BTVI,” the “Company,” or the “Registrant” refer to the combined BTHC VII, Inc. entity, together with its wholly-owned subsidiary Whitehall. Concurrent with the merger, the Company also entered into the 2007 Equity Transactions (described below in Item 2.01 – The 2007 Equity Transactions). Unless otherwise indicated in this current report, all references in this current report to the Company’s Board of Directors shall refer to the Board of Directors of Whitehall, which shall become the Board of Directors of the Company 10 days after the Company’s filing of an Information Statement pursuant to Section 14(f) of the Securities Exchange Act, as amended, and Rule 14F-1 thereunder which is being filed by us concurrently herewith. The business operations of BTHC VII, Inc. following the merger consist of those of its subsidiary, Whitehall. This current report on Form 8-K contains summaries of the material terms of various agreements executed in connection with the merger and concurrent financing described herein. Effective July 27, 2007, the Board of Directors changed our fiscal year to end on the Saturday closest to the thirty-first day of January. The summaries of these agreements are subject to, and qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference. “Fiscal 2007, 2006, 2005 and 2004” and the “fiscal year 2007, 2006, 2005 and 2004” refer to the Company’s fiscal year’s ended February 2, 2008, January 31, 2007, January 31, 2006 and January 31, 2005, respectively.

Cautionary Statement Concerning Forward-Looking Information

          This report contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and information relating to the Company that are based on the current beliefs of the Company’s management as well as assumptions made by and information currently available to management, including statements related to the markets for the Company’s products, general trends and trends in the Company’s operations or financial results, plans, expectations, estimates and beliefs. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion,” “will” and similar expressions and their variants, as they relate to the Company or the Company’s management, may identify forward-looking statements. Such statements reflect the Company’s judgment as of the date of this report with respect to future events, the outcome of which is subject to certain risks, including the risk factors described herein, which may have a significant impact on the Company’s business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. See “Item 2.01. – Section 1A – Risk Factors” for examples of factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. The Company undertakes no obligation to update forward-looking statements.

Item 1.01. Entry into a Material Definitive Agreement.

          The disclosures set forth under Item 2.01 hereof are hereby incorporated by reference in this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

          We completed the Merger (as defined below) and we now operate a jewelry business.

          We recently acquired Whitehall, a national specialty retailer of fine jewelry. Pursuant to the Merger Agreement (as defined below), our wholly owned subsidiary, WBT Acquisition Corp (“Acquisition Corp.”), merged with and into Whitehall, with Whitehall remaining as the surviving entity and a wholly owned subsidiary of ours. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of July 27, 2007, upon the filing of a certificate of merger with the Delaware Secretary of State.

          Prior to the Merger we had no operating business. Following the Merger, we are a holding company that operates a national specialty retailer of fine jewelry business through our wholly owned subsidiary, Whitehall.

          History of Whitehall

                    Whitehall was founded in 1895 and is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. Immediately prior to the Merger, Whitehall was owned 22.93% by PWJ Funding, LLC (“PWJ Funding”) and 52.74% by PWJ Lending LLC (“PWJ Lending” and together with PWJ Funding, the “PWJ Entities”), both entities managed by Prentice Capital Management, LP (“Prentice”), and 24.33% by Holtzman Opportunity Fund, L.P. (“Holtzman”). Prior to 2006, Whitehall was a public company, with a diversified shareholder base and its common stock traded on the New York Stock Exchange (“NYSE”). In March 2006, Prentice and Holtzman launched a tender offer for Whitehall, followed by a merger (the “2006 Merger”), pursuant to an Agreement and Plan of Merger made and entered into as of February 1, 2006, by and among Whitehall, Prentice, Holtzman, WJ Holding Corp. and WJ Acquisition Corp. (the “2006 Merger Agreement”) which eventually resulted in Whitehall becoming a wholly owned subsidiary of WJ Holding Corp. (“WJ Holding”). On July 27, 2007, WJ Holding merged with and into Whitehall, with Whitehall surviving. Following the 2006 Merger, Whitehall delisted from the NYSE and ceased to be a public company. For more information about Whitehall and the 2006 Merger, see “Item 2.01 – Section 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations - 2006 Merger Agreement.”

          Our History

          Before our reincorporation into a Delaware corporation on June 7, 2005, we were affiliated with Ballantrae Healthcare LLC (“Ballantrae”) and were organized as BTHC VII, LLC, a Texas limited liability company. Ballantrae was formed in 1999 to operate nursing homes throughout the United States; it failed to achieve profitability, however, and on March 28, 2003, Ballantrae and 30 of its affiliates (collectively with Ballantrae, the “Debtors”), including BTHC VII, LLC, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101 — 1532).

          On November 29, 2004, the bankruptcy court confirmed the Debtors’ joint plan of reorganization (the “Reorganization Plan”), and on April 11, 2006, pursuant to the Reorganization Plan, BTHC VII, LLC merged into BTHC VII, Inc., a Delaware corporation. Under both the Reorganization Plan and our business plan, our business purpose to date has been to seek and identify a privately-held operating company that desires to become a publicly-held company by merging with us through a reverse merger or acquisition transaction.

          To avoid the application of Bankruptcy Code section 1141(d)(3), which prohibits a debtor that is not an individual from receiving a discharge if, among other things, it fails to engage in business after consummation of a Chapter 11 plan, the Reorganization Plan provided that BTHC VII, LLC’s plan would not be consummated until after it completes a reverse merger or acquisition. Moreover, the Reorganization Plan conditioned our right to a discharge from debts that arose before November 29, 2004 on our entering into a reverse merger or acquisition transaction by October 20, 2008.  The Merger with Whitehall satisfies this condition.  Upon completion of the Merger, as required under the Reorganization Plan, the Company will file a certificate of completion with the Bankruptcy Court noting that the Company has completed a reverse merger.

          The Reorganization Plan also enjoined holders of shares in the Company from trading those shares until the Company completed a reverse merger or acquisition so long as such transaction closed before October 20, 2008.

          The Merger

          An Agreement of Merger and Plan of Reorganization was entered into as of July 27, 2007 by and among ourselves, Acquisition Corp. and Whitehall (the “Merger Agreement”). On July 27, 2007, the Company’s and Acquisition Corp.’s Board of Directors each approved the Merger and on July 27, 2007, Whitehall’s Board of Directors approved the Merger. On July 27, 2007, the shareholders of Whitehall and the shareholders of Acquisition Corp. approved the Merger by unanimous written consent. Pursuant to the Merger Agreement, at the effective time of the Merger, Acquisition Corp. merged with and into Whitehall, with Whitehall remaining as the surviving entity and a wholly owned operating subsidiary of ours by cancelling its Common Stock outstanding and issuing to us one share of Whitehall common stock. In addition, pursuant to the Merger, the legal existence of Acquisition Corp. ceased and all of the Acquisition Corp. common stock that was outstanding immediately prior to the Merger was cancelled. At the same time and pursuant to the Merger Agreement we issued to the former shareholders of Whitehall an aggregate of 24,853,801 shares of our common stock (the “Common Stock”), which represents 62.21% of our issued and outstanding Common Stock, after giving effect to the issuance of our Common Stock pursuant to the 2007 Equity Transactions, but not counting additional shares of capital stock acquired by the PWJ Entities in the 2007 Equity Transactions. The PWJ Entities also subscribed for an additional 7,134,941 shares of our Common Stock and warrants to purchase 3,567,471 shares of our Common Stock pursuant to the 2007 Equity Transactions, and therefore upon conclusion of the Merger and the 2007 Equity Transactions, the PWJ Entities collectively own 64.93% of our issued and outstanding Common Stock. In addition, pursuant to the Merger Agreement, options to purchase 9,847 shares of Whitehall common stock, each at an exercise price of $850 per share prior to the Merger, have been converted into options to purchase 2,447,129 shares of Common Stock, each at an exercise price of $3.42 per share.

          Prior to the effective time of the Merger there were 479,438 shares of our Common Stock issued and outstanding.

          We have entered into an Advisory Agreement with Halter Financial Group, Inc. and Halter Financial Investments, L.P. (the “Advisory Agreement”), pursuant to which Halter Financial Group, Inc. agreed to provide financial advisory services in connection with the Merger. Pursuant to the Advisory Agreement, upon completion of the Merger, Halter Financial Group, Inc. received a fee of $300,000. In addition, pursuant to the Advisory Agreement, Halter Financial Investments, L.P. surrendered to us for cancellation as treasury shares 20,562 shares of our Common Stock. Halter Financial Group, Inc. has agreed to indemnify us from certain costs that may arise in connection with our plan of reorganization, as set forth in the Advisory Agreement. Halter Financial Investments, L.P. has also agreed not to issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, any of the economic consequences of ownership with respect to the 164,719 shares of Common Stock during the period beginning on July 27, 2007 and continuing to and including the date that is the earlier of six months from such date, and the date that the Registration Statement (as defined below) is declared effective.

          After the consummation of the Merger, the Company intends to amend its certificate of incorporation to (i) increase its authorized number of shares of Common Stock from 40 million shares to 100 million shares, and (ii) change its name to Whitehall Jewelers Holdings, Inc. Shortly after the consummation of the Merger, affiliates of Prentice, as holders of over a majority of our issued and outstanding Common Stock, have executed written consents of the shareholders of the Company approving such amendments. These amendments shall not become effective until filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. Under federal securities laws, the Company cannot file the Certificate of Amendment until, at a minimum, 30 days after the filing of a preliminary information statement on Schedule 14C (the “Preliminary Information Statement”). If the Preliminary Information Statement is not reviewed by the SEC within ten (10) days of its being filed, the Company will promptly file a definitive information statement on Schedule 14C (the “Definitive Information Statement”). If the Preliminary Information Statement is reviewed by the SEC, the Company will promptly file the Definitive Information Statement once the Securities and Exchange Commission (the “SEC”) has completed its review. The amendments will become effective no less than 20 days after filing with the SEC and mailing to our shareholders the Definitive Information Statement. Upon closing of the Merger and the 2007 Equity Transactions, the stockholders of the Company prior to the Merger will control approximately 479,438 shares of Common Stock or 1.2% of our outstanding shares of Common Stock.

          The certificate of merger is filed as Exhibit 3.6 hereto and is incorporated herein by reference. A copy of the the Merger Agreement is filed herewith as Exhibit 2.1 and are incorporated herein by reference. The foregoing description of such agreements and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to such filed exhibits.

          The 2007 Equity Transactions

                    Concurrent with the Merger, the Company entered into the Securities Purchase Agreement (the “Securities Purchase Agreement”), by and among us, Whitehall and the purchasers named therein (the “Purchasers”), and consummated the transactions contemplated thereby on July 27, 2007 (the “2007 Equity Transactions”). The Securities Purchase Agreement provides for the sale by the Company to the Purchasers of a total of 14,619,883 shares of our Common Stock (the “Shares”), at a price of $3.42 per Share for aggregate gross proceeds of $50 million. The Purchasers also received warrants to purchase up to 7,309,939 shares of Common Stock at an exercise price of $4.10 per share (the “Warrants”). Roth Capital Partners, LLC acted as exclusive placement agent and received a fee of approximately $1.8 million. The Company issued a press release on July 30, 2007 announcing its entry into the Securities Purchase Agreement and describing the transactions contemplated thereby. The full text of the press release is attached hereto as Exhibit 99.1.

                    All of the Purchasers represented that they were “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and the sale of the Shares and Warrants was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act.

                    In connection with the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement, dated as of July 27, 2007 (the “Registration Rights Agreement”), and the Company agreed to file a registration statement to register the resale of the Shares (the "Registration Statement"), and the shares of Common Stock underlying the Warrants (the “Warrant Shares”), subject to certain cutbacks, within 90 days of the closing date and to use reasonable best efforts to cause the Registration Statement to be declared effective by the earlier of (i) (a) in the event that the Registration Statement is not subject to review by the SEC, the 120th calendar day following the closing of the 2007 Equity Transactions and (b) in the event that the Registration Statement is subject to review by the SEC, the 150th day following the closing of the 2007 Equity Transactions, and (ii) the fifth trading day following the date on which the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the Registration Statement may be accelerated. If the Company fails to cause the Registration Statement to be filed or declared effective on or before the time periods specified above, or cause the Registration Statement to remain effective for the lesser of (x) two years from the closing and (y) such shorter period for the availability of sales of securities pursuant to Rule 144(k) promulgated under the Securities Act, except for allowable grace periods, the Company shall be required to pay the Purchasers liquidated damages equal to

1% of the aggregate purchase price for the Shares per month until such failures are cured, subject to a cap of 10%. On July 27, 2007 PWJ Funding, PWJ Lending and Holtzman entered into a Lock-Up Agreement for the benefit of the Purchasers and agreed not to issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, any of the economic consequences of ownership of any of their respective shares (other than the Shares and Warrants purchased by the PWJ Entities pursuant to the Securities Purchase Agreement and the Warrant Shares underlying the Warrants purchased by the PWJ Entities pursuant to the Securities Purchase Agreement) beginning on July 27, 2007 and continuing to and including the date that is 180 calendar days after the date that the Registration Statement is declared effective.

                    In connection with the 2007 Equity Transactions, Whitehall incurred expenses which included, without limitation, commissions to the placement agent, legal and accounting fees, and other miscellaneous expenses, of approximately $2.2 million.

                    The Company did not use any form of advertising or general solicitation in connection with the sale of the Shares and Warrants. The Shares, the Warrants and the Warrant Shares are non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

                    The description of the 2007 Equity Transactions described in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement filed as Exhibit 10.3, the Registration Rights Agreement filed as Exhibit 4.1, and the Warrant filed as Exhibit 10.46, to this Current Report, (collectively, the “Transaction Documents”), all of which are incorporated herein by reference. The forms of the Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The Transaction Documents contain certain representations, warranties, covenants and indemnification provisions with respect to any breaches of such representations, warranties or covenants. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they were made only as of the respective dates of the Transaction Documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of the Transaction Documents, and such subsequent information may not be fully reflected in the Company’s public disclosures. The slides presented to potential investors in the 2007 Equity Transactions are included as Exhibit 99.2.

          Use of Proceeds from the 2007 Equity Transactions

          Proceeds from the 2007 Equity Transactions will be used to repay the $35.0 million Senior Term Loan facility described in Item 2.01 – Section 2 – Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations. After taking into account the contribution of approximately $7.56 million of indebtedness by PWJ Lending in return for shares of Common Stock and Warrants pursuant to the 2007 Equity Transactions, the remaining net proceeds of $7.44 million will be used for general corporate purposes, merger and equity related fees, including working capital, payments of other indebtedness, sales and marketing and capital expenditures. We may also use a portion of the net proceeds from this offering to pursue our strategy of growth through acquisitions of companies in the jewelry business. We are currently a party to a non-binding letter of intent with respect to a potential acquisition. We have commenced due diligence regarding this potential acquisition. This potential acquisition is subject to our completion of due diligence, the negotiation of definitive agreements and the receipt of all required regulatory consents. Although the terms of the potential acquisition have not been negotiated and at this point there is no certainty of a transaction proceeding or being consummated, if the potential acquisition were consummated, it would be material to the Company. The amounts that we actually expend for these specified purposes may vary significantly depending on a number of factors, including changes in our growth strategy, the amount of our future net service revenue and expenses, and our future cash flow. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering and may spend such proceeds for any purpose, including purposes not presently contemplated.

1. BUSINESS

          On July 27, 2007, we entered into the Merger Agreement, pursuant to which Acquisition Corp. merged with and into Whitehall, with Whitehall being the surviving corporation and resulting in Whitehall becoming a wholly owned subsidiary of ours.

          Since we have not operated a business since November 2004, when we emerged from bankruptcy, until the Merger, the description of our business is principally a description of the business of Whitehall, our wholly owned subsidiary.

Overview of Business

          Through our operating subsidiary, Whitehall, formerly known as Marks Bros. Jewelers, Inc., founded in 1895 and incorporated on November 20, 1947, we have been a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. As of June 2, 2007, the Company operated 314 stores in 37 states. The Company operates stores in regional and super regional shopping malls under the names Whitehall® and Lundstrom®.

Significant Company Changes

          Whitehall has experienced a number of changes during fiscal 2005, fiscal 2006 and fiscal 2007, including, but not limited to, the following: six different Chief Executive Officers since fiscal 2005; major changes in its bank loan facilities; the infusion of $30.0 million from affiliates of Prentice and Holtzman in October 2005 pursuant to a Term Loan Agreement (as defined in Item 2.01 - Section 2 - Financial Information - Management's Discussion and Analysis and Analysis of Financial Condition and Results of Operations - Term Loan) (as amended to allow additional funding amounts of $20.0 million in February 2006, $12.5 million in February 2007, $12.5 million in March 2007 and $7.5 million in June and July 2007), a new $35.0 million Senior Term Loan facility in May 2007, $25.0 million of which repaid amounts borrowed from affiliates of Prentice in 2007; the closing of numerous retail store locations during the period from November 2005 through April 2006; and net losses totaling $84.4 million for fiscal 2005 and $44.9 million for fiscal 2006. As of September 2, 2006, Whitehall has been governed by a Board of Directors, the majority of its members are affiliated with Prentice and/or Holtzman. Since the 2006 Merger, the Company has been testing and evaluating different means to increase sales and return to profitability through new store formats, different merchandise strategies, consumer credit tests and other operational and organizational changes.

Store Closings

          On November 1, 2005, the Company announced plans to close 77 of its retail stores and liquidate inventory through store closure sales. As a result, the Company recorded an impairment charge of approximately $8.4 million and an inventory valuation allowance of $19.9 million. The decision to close these stores resulted in an impairment of the respective stores’ long-lived assets, as the carrying amount of the respective stores’ long-lived fixed assets was not recoverable as such assets will be disposed of before the end of their previously estimated useful lives. These store closings were completed on April 26, 2006. All costs and proceeds associated with these store closures have been recorded in accordance with FASB Statement No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” All activity related to the closed stores under this plan, including costs associated with the closing activities, are reflected as discontinued operations.

Operating Strategies

          The principal elements of the Company’s current operating strategy are as follows:

          Small, Flexible Store Format. The Company’s average store size in fiscal 2006 was approximately 900 square feet and the store layouts adapt to various sizes and configurations. The

Company’s stores are typically located in high visibility mall locations. The stores’ open design appeals to customers, while facilitating foot traffic and enhancing sales opportunities for the Company. Furthermore, the stores’ small, flexible format and sales per square foot productivity are desirable to mall owners.

          Brand Imaging. The Company reinforces the image of its store brand names, Whitehall and Lundstrom through merchandise selection and price points, marketing and promotions. Whitehall is the Company’s primary trademark. Having two brands has allowed the Company to enter a given mall with multiple locations, leverage its infrastructure within a given region and increase the number of potential store sites available to the Company.

          Merchandising. The Company offers a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. Within these categories, the Company augments its selection with consignment merchandise. In recent periods, the Company has emphasized higher price point merchandise. For example, in fiscal 2006 more than 35% of the Company’s overall sales resulted from purchases of items priced at or above $1,500. The Company carries a limited selection of watches in most stores and virtually no costume jewelry or non-jewelry gift merchandise.

          Sales-Oriented Store Personnel. The Company believes that the quality of its sales personnel is important to its success. The Company’s sales personnel are authorized to discount prices within specifically developed guidelines to assist their selling efforts. The Company seeks to enhance the selling skills of its sales associates through recruitment of experienced sales personnel and training programs. Certain non-sale activities are centralized, allowing sales personnel to focus more on the Company’s customers.

          Absence Of Recourse Credit Risk. The Company has operated based upon a “no credit risk” policy. When purchasing on credit, customers historically have had to use their personal credit cards (e.g., Visa, Mastercard, American Express and others), the Company’s private label credit card (which is available through a third party and is non-recourse to the Company) or other non-recourse third party credit arrangements. This policy limits credit risk associated with a customer’s failure to pay. Recourse against the Company is limited to those cases where the receivable itself is defective (such as incorrectly completed documentation or situations involving fraud). In cooperation with G.E. Capital Consumer Card Co. (“G.E.C.C.”), the Company’s private label credit card program provider, the Company often offers its customers competitive, interest-free terms for varying periods of time and other attractive offerings in order to promote jewelry. The Company tests additional credit arrangements with other third parties from time-to-time.

          In addition to the strategies set forth above, the Company is also in the process of implementing initiatives intended to increase sales, improve gross margin, and reduce certain operating expenses. Several of the planned initiatives are in progress, including, but not limited to: (1) improving management over field operations through a restructuring of the Company’s field supervisory structure; (2) implementing new field incentive compensation plans; (3) re-pricing of certain merchandise items to improve their initial mark-up; (4) increasing control over in store price discounting; (5) reducing professional fees which in fiscal 2005 were driven primarily by the Company’s various financing; and (6) pursuing strategic acquisitions of companies in the jewelry business.

Store Operations

          Site Selection. The Company is disciplined in its site selection methodology. The Company’s stores have averaged approximately 900 square feet and the layout is flexible. The Company has typically located its stores in high traffic, “center court” or corner locations in desirable regional and super-regional malls throughout the United States. The Company has selected locations for stores based on its evaluation of individual site economics and market conditions. The Company opened 14 stores in fiscal 2006, nine of which were stores previously closed as part of the closing of the 77 stores described above. The Company closed four stores during the fourth quarter. The Company closed eight stores during the first quarter of fiscal 2007. The Company expects to open 10 new stores during the year. The Company’s ability to open additional stores will depend upon the operating performance of its existing stores and the Company’s relationships with its landlords as well as general economic and market conditions. The Company will be testing several different store concepts, some of which utilize larger stores.

          Store Layout. Most of the Company’s stores have an open storefront. Stores are generally designed to have display cases situated near the lease line. Formatting the stores in this “customer-friendly” manner and without a formal entryway allows a casual mall shopper to come in close contact with the store’s merchandise.

          Store Management. Typically, each of the Company’s stores is operated under the direction of a store manager who is responsible for management of all store-level operations, including sales and most personnel matters. A number of non-sales related administrative functions are performed at the Company’s corporate office in Chicago. The store managers are assisted by a staff that often includes an assistant manager and four to eight sales associates, determined based upon store operating hours and anticipated sales volume. As of May 5, 2007, the Company had approximately 30 regional managers, each supervising approximately 10 stores, who concentrate their efforts on execution of store-focused sales strategies. In addition, three divisional vice presidents oversee all field operations and concentrate their efforts on the execution of store-focused sales strategies, compliance with operating policies, and communication between the corporate office and the field. The Company’s Vice President of Store Operations is responsible for store operations, including the oversight of the three divisional vice presidents.

          Operating Cost Controls. The Company’s store operations are designed to maintain low operating costs at the store level. The Company’s small average store size reduces fixed costs, and the lack of recourse credit has eliminated the need for most overhead expenses normally associated with credit operations. The Company seeks to reduce store-level operating costs through efficient sales staff utilization and the control of hourly rates and overtime hours.

          Store Employee Compensation. The Company seeks to hire experienced sales personnel and motivate its store employees by linking a percentage of employee compensation to individual and/or store sales performance, as well as by offering opportunities for promotion.

          Employee Training. The Company believes that providing knowledgeable and responsive customer service is important to its success. New sales staff receive on-the-job training upon the commencement of employment. The Company utilizes a workbook-based program of product knowledge, sales and operational process training. New store managers undergo a similar sequence of learning activities.

Merchandising

          The Company believes that an important element of its success is its merchandising strategy, which reflects its customer orientation and small store format. The Company seeks to provide an assortment of items across a broad range of price points in its product categories: diamonds (such as diamond jewelry, diamond solitaires and bridal), gold, precious and semi-precious jewelry and watches. In recent periods, the Company has emphasized higher price point merchandise. For example, in fiscal 2006 more than 35% of the Company’s overall sales resulted from purchases of items priced at or above $1,500. The Company carries a limited selection of watches and virtually no costume jewelry or non-jewelry gift merchandise. In addition, customers may special-order certain items, which are not offered in the Company’s store merchandise assortment.

          On average, the Company’s stores each offer approximately 2,850 individual items, including approximately 2,000 core assortment items. These core items, which comprise many of the Company’s more popular merchandise programs, accounted for approximately 69% of net sales in fiscal 2006. The following table sets forth the Company’s percentage of total merchandise sales by category for the following periods:

	Fiscal Year Ended January 31,

	2007	2006	2005

Diamonds	71.6%	70.3%	68.5%
Gold	10.7%	13.8%	12.7%
Precious/Semi Precious	11.2%	10.4%	13.2%
Watches	6.5%	5.5%	5.6%

Total Merchandise Sales	100.0%	100.0%	100.0%

          The Company customizes the merchandising of its stores based upon each store’s sales volume and historical selling patterns. The Company tests new items in its stores and monitors their sales performance to identify additional sales opportunities.

          Along with its merchandise assortments, the Company provides jewelry repair services to its customers (sales of which represented 2.8% of fiscal 2006 net sales) and jewelry service plans provided through a third party provider (sales from which represented 3.0% of fiscal 2006 net sales). Jewelry repair services are provided through independent jewelers under contract, which are performed on-site at some of the Company’s stores.

Jewelry Service Plan

                    Whitehall entered into an agreement with National Electronics Warranty Corporation (“N.E.W.”) on March 12, 2000 to provide administration of a service contract program for merchandise purchased by Whitehall customers. Under this program, Whitehall offers for sale to its customers service contracts for merchandise purchased in its stores (referred to as a jewelry service plan or “JSP” or watch service plan “WSP”). The charges for purchasing a service plan are typically based on the original sale price of the merchandise. N.E.W. provides claims coverage for merchandise through a third party insurer and charges Whitehall a percentage of the retail price of the service contract sale price for such services. The agreement with N.E.W. currently provides an option for either party to terminate the agreement on March 14, 2008 with certain notice periods required under the agreement. If neither party terminates the agreement, it automatically renews for an additional two-year period.

Advertising and Promotions

          The Company’s advertising strategy includes in-store and point-of-sale marketing and direct mail campaigns. The Company’s customer database, which consisted of over 600,000 customers as of January 31, 2007, has allowed the Company to develop targeted advertising, marketing and promotional campaigns. The Company tests various direct mail campaigns as part of its advertising initiatives. Special promotions such as diamond restyling events, as well as point-of-sale signage and in-store flyers, are designed to increase traffic through the Company’s stores and encourage customers to make purchases. These promotions vary from year to year and among stores. The Company has expanded its advertising strategy to include newspaper inserts, the first of which were distributed for the 2006 holiday season.

          The Company generally offers customers a 30-day return policy for watches and a 90-day return policy for jewelry. In addition, the Company offers a trade-in policy for certain merchandise.

          The Company offers a layaway program that enables the Company’s customers to hold an item at its stores and pay for it over a six-month period without interest charges. The customer is required to make an initial deposit to establish the layaway and is required to make monthly payments. The Company retains possession of the merchandise placed in layaway until the customer has made all required payments.

Credit

          The Company has operated based upon a “no credit risk” policy. When purchasing on credit, customers historically have had to use their personal credit cards (e.g., Visa, MasterCard, American Express and others), the Company’s private label credit card (which is available through a third party, G.E.C.C., and is non-recourse to the Company) or other non-recourse third-party credit arrangements. This policy limits credit risk associated with a customer’s failure to pay. The agreement with G.E.C.C. is effective as of May 31, 2005 and has a five year term. Unless notice of termination is given in accordance with the terms of the agreement prior to the end of the term, the agreement will automatically renew for one-year terms. The Company believes that its ability to offer credit through its private label credit cards and other non-recourse arrangements is attractive to many customers, including those who prefer not to have their jewelry purchases count toward their credit limits on their personal third-party credit cards. Sales on the Company’s private label credit card or other non-recourse third-party credit arrangements tend to generate higher average sales. In fiscal 2006, the Company’s average private label credit card sale was approximately $986, compared to its average personal credit card sale of approximately $294.

          Under the credit programs, the financial services companies have no recourse against the Company based on the customer’s failure to pay: recourse against the Company is limited to those cases where the receivable itself is defective (such as incorrectly completed documentation or certain situations involving fraud). The Company’s expense related to these cases was approximately 0.1% of sales during fiscal year 2006. The Company’s credit card discount expense for fiscal year 2006 and fiscal year 2005 represented 2.9% of credit sales, for each year. In general, the Company’s credit card discount expense is higher for its private label programs than for personal credit cards, such as Visa and MasterCard. G.E.C.C. provides credit to the Company’s customers using its own credit criteria and policies. The Company currently pays a fee to G.E.C.C. based primarily upon the volume of credit and type of promotion extended. The Company has similar non-recourse arrangements with other financial services companies, which the Company uses in addition to G.E.C.C.’s program to assist customers in financing their purchases.

          In addition, the Company utilizes a check authorization company, which for a fee, guarantees payments on transactions involving certain personal checks. The Company continues to test additional credit arrangements.

          From time to time, the Company offers its customers interest-free promotions on its private label credit program. Under this program, G.E.C.C. offers customers a financing arrangement with no interest for certain periods of time (e.g., three months no interest, six months no interest, 12 months no interest), for which the Company pays G.E.C.C. a rate that varies based on the average transaction size and type of credit promotion. This program has enabled the Company to offer its customers competitive, interest-free terms and other attractive promotions despite the “no credit risk” policy.

          Under the terms of the Company’s private label credit agreement with G.E.C.C., the Company has pledged to G.E.C.C. a letter of credit through its bank in the amount of $3.0 million.

Seasonality

          The Company’s business is highly seasonal. During fiscal 2006, 38% of the Company’s sales were generated during the fourth fiscal quarter ended January 31, 2007. The fourth quarter of fiscal 2006 resulted in net income before discontinued operations of $1.0 million as compared to a net loss before discontinued operations of $46.7 million recorded in the previous three quarters. Historically, income has been generated in the fourth fiscal quarter ending each January 31 and has represented all or a majority of the income generated during the fiscal year. In recent years, the Company has generated operating losses in each of the first three fiscal quarters. The Company has historically experienced lower net sales in each of its first three fiscal quarters and expects this trend to continue.

Purchasing

          The Company does not manufacture its merchandise. The Company purchases substantially all of its inventory, including loose gems, directly from leading suppliers located in the United States and abroad. The Company purchases merchandise from approximately 100 vendors, primarily in the United States, Israel, Italy, India, China, and the Far East, who supply various jewelry products under U.S. dollar-denominated agreements. During fiscal 2006, the Company’s largest supplier and five largest suppliers accounted for approximately 14% and 42%, respectively, of the merchandise the Company purchased. During fiscal 2005, the Company’s largest supplier and five largest suppliers accounted for approximately 11% and 41%, respectively, of the merchandise the Company purchased. The Company has certain subcontracting arrangements with jewelry finishers to set loose diamonds and gemstones into rings and other jewelry, using styles established by the Company or by other companies. Despite difficulties during fiscal 2005 (including the Company’s need to request temporary extensions of payment terms and numerous changes in management), the Company believes that the relationships it has established with its suppliers and subcontractors are good. The Company believes that adequate alternative sources of supply exist for most of the merchandise sold in its stores. However, the loss of one or more of the Company’s major suppliers, particularly at certain critical times of the year, could have a material adverse effect on the Company.

          The Company maintains a quality assurance program, with most shipments from suppliers being counted or weighed and visually inspected upon receipt at the Company’s distribution center in Chicago, Illinois.

          During fiscal 2006, the Company’s average net monthly investment in inventory (the total cost of inventory owned and paid for) was approximately 64% of the total cost of the Company’s on-hand merchandise with the remaining percentage being trade payables and consignment inventory. Under the terms of the Company’s vendor trading agreements for non-consignment inventory, the Company is often granted return privileges, based on a formula, which permit the Company to return certain unsold merchandise. The Company’s consignment inventory permits the Company to have more merchandise available for sale in stores, providing increased selection while reducing the Company’s inventory risk.

          As a participant in the jewelry industry, the Company is affected by general industry-wide fluctuations in the prices of diamonds and gold and, to a lesser extent, other precious and semi-precious metals and stones. During fiscal 2006, diamonds, gold, and precious and semi-precious jewelry accounted for approximately 94% of the Company’s total merchandise sales. In recent periods, the Company has experienced increases in diamond prices. The supply and price of diamonds in the principal world markets are significantly influenced by a single entity, the Diamond Trading Company (formerly called the Central Selling Organization), a marketing arm of DeBeers Consolidated Mines Ltd. of South Africa. The Diamond Trading Company has traditionally controlled the marketing of the substantial majority of the world’s supply of diamonds and sells rough diamonds to worldwide diamond cutters from its London office in quantities and at prices determined in its discretion. Several years ago the Diamond Trading Company implemented a “Supplier of Choice” initiative. The impact of this initiative on the diamond supplier base is not yet fully known. The availability of diamonds to the

Diamond Trading Company and the Company’s suppliers is to some extent dependent on the political situation in diamond producing countries, such as South Africa, Botswana, Zaire, Canada, republics of the former Soviet Union and Australia, and on continuation of the prevailing supply and marketing arrangements for raw diamonds. Until alternate sources are developed, any sustained interruption in the supply of diamonds or any oversupply from the producing countries could adversely affect the Company and the retail jewelry industry as a whole.

          The Company alters the mix of its products from time to time and it has over the last several years increased the percentage of higher priced items in its stores. Higher priced jewelry items tend to have a slower rate of turnover, thereby increasing the risks to the Company associated with price fluctuations and changes in fashion trends.

Inventory Loss Prevention

          The Company undertakes substantial efforts to safeguard its jewelry inventory from loss and theft, including the use of security alarm systems and safes at each store and the taking of daily inventory of higher value items. In addition, the Company’s inventory management and control system, which tracks each item in the Company’s inventory, provides a further check against loss or theft. The Company has a full-time executive who directs its loss prevention department. The loss prevention department consists of corporate and field-based employees who are responsible for the development and maintenance of loss prevention procedures, including training and investigations. The Company maintains insurance (subject to certain deductibles) covering the risk of loss of merchandise in transit, on store premises and in the Company’s distribution facility, whether owned or on consignment, in amounts that the Company believes are reasonable and adequate for the types and amounts of merchandise that it carries. During fiscal 2006, inventory shrinkage was 0.8% of sales.

Management Information Systems

          The Company utilizes customized management information systems throughout its business to facilitate the design and implementation of selling strategies and as an integral part of its financial and other operational controls. The Company’s management information system utilizes IBM AS400 systems as its foundation. The system incorporates point-of-sale computers in the Company’s stores with a merchandise management and purchase order management system and utilizes software designed for the jewelry industry. The information system has been upgraded to support the Company’s current needs but further upgrading is necessary to support the Company’s operations and future growth.

          The Company uses the management information system to track each individual item of merchandise from receipt to ultimate sale to the customer or return to the vendor. As a result, management can closely monitor inventory by location, sales, gross margin, inventory levels and turnover statistics, reallocating inventory among stores when beneficial. This system enables management to review the productivity and performance of each store and employee. The system allows the Company to manage inventory at the store level, including the automatic replenishment of merchandise typically once or twice a week.

          The system automatically provides a daily reconciliation of each store’s transactions for prompt investigation of discrepancies. The point-of-sale computers are polled nightly and updated data is available at the beginning of the following day for use by support office and store supervisory personnel, and for transfer into the Company’s accounting, merchandising and other management information systems.

          The Company has implemented, through its point-of-sale system, the ability to capture and retain selected customer data from each sale (name, address, phone, birthday, anniversaries, historical purchases, etc.). The Company’s store managers and sales associates often use this data to anticipate and facilitate future add-on purchases by the Company’s customers. The Company also uses the customer data in its direct marketing promotional campaigns.

Competition

          The jewelry retail business is fragmented and is subject to increasingly intense competition. The Company primarily competes with national and regional jewelry chains and local independently owned jewelry stores, especially those that operate in malls or off-mall superstores, as well as with department stores, mass merchant discount stores, direct mail suppliers, televised home shopping networks and Internet commerce. Diamond Promotional Service, a marketing arm of DeBeers, has traditionally supported the national marketing of diamonds. Certain of the Company’s competitors are substantially larger and have greater financial resources than the Company and can take advantage of national advertising programs. Some of the Company’s competitors, such as Signet Group plc, which owns Kay Jewelers, Jareds and some regional chains, have substantially increased their marketing expenditures in recent periods, which the Company believes has resulted in increases in their market share. The Company believes that it competes for consumers’ discretionary spending dollars with retailers that offer merchandise other than jewelry.

          The Company believes that the primary competitive factors affecting its operations are store location and atmosphere, quality of sales personnel and service, breadth, depth and quality of merchandise offered, pricing, credit, marketing and the Company’s stores’ reputation.

          Over the past several years a number of businesses began marketing fine jewelry via the Internet. Large scale consumer acceptance of Internet fine jewelry retailing is impacting the jewelry retailing business, resulting in additional competition for sales and lower price points and margins, and the Company believes that the increase of Internet retailing has adversely affected the Company’s results of operations and financial condition. The Company is not currently transacting Internet sales of jewelry.

Intellectual Property

          Whitehall® and Lundstrom® are registered trademarks in the United States. The Company sells proprietary branded solitaire diamond merchandise under the White Star® brand. The Company also has registered the Internet domain names “whitehalljewelers.com,” “whitehalljewellers.com” and “lundstromjewelers.com” although the Company is not currently transacting Internet sales.

Employees

          As of May 5, 2007, the Company had approximately 2,575 employees, including approximately 2,381 full- and part-time store level employees. The Company usually hires a limited number of temporary employees during each Christmas selling season. None of the Company’s employees are represented by a union. The Company has experienced and continues to experience substantial employee turnover.

Regulation

          The Company’s operations are affected by numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing, enforcement and advertising of credit accounts, and limitations on the maximum amount of finance charges that may be charged by a credit provider. Although credit to the Company’s customers historically has been provided by third parties with limited recourse to the Company based upon a customer’s failure to pay, any restrictive change in the regulation of credit, including the imposition of, or changes in, interest rate ceilings, could adversely affect the cost or availability of credit to the Company’s customers and, consequently, the Company’s results of operations or financial condition. For more information regarding the Company’s credit programs, see “–Credit”.

          In addition, the Company’s operations are affected by federal and state laws relating to marketing practices in the retail jewelry industry. The Company is also regulated by federal and state laws related to the Company’s provision of jewelry service plans.

          The Company is subject to the jurisdiction of federal, various state and other taxing authorities. From time to time, these taxing authorities review or audit the Company.

Available Information

We are subject to the reporting requirements of the Exchange Act. Our website address is http://www.whitehalljewelers.com/. The information included on our website is not included as a part of, or incorporated by reference into, this current report on Form 8-K. We may make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC.

          You may read and copy any materials we file with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and formation statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.

1A. RISK FACTORS

          There are numerous and varied risks that may prevent us from achieving our goals, including those described below. You should carefully consider the risks described below and the other information included in this current report on Form 8-K, including our financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our Common Stock could decline, and investors could lose part or all of their investment.

Risks Related to Our Business

We have recorded substantial net losses and declines in comparable store sales in recent periods and there is no assurance that we will not continue to incur substantial losses and declines in comparable store sales.

          We recorded net losses and decreases in comparable store sales in fiscal years 2004, 2005, and 2006. It is likely that we will continue to have net losses through at least fiscal year 2007. There is no assurance that we will not continue to incur substantial losses and declines in comparable store sales in the future.

Our current levels of debt could impact our operations in the future.

          As of May 5, 2007, we had approximately $193.6 million of outstanding debt, constituting approximately 111.0% of our total debt and stockholders’ equity, including $88.1 million under our Third Amended and Restated Credit Agreement (the “Senior Credit Agreement”), dated as of February 20, 2007, by and among the Company, LaSalle Bank National Association (“LaSalle”), as administrative and collateral agent for the banks party thereto (“Banks”), the Banks, Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents for a total facility up to $125.0 million through February 20, 2011, $83.1 million under the Second Amended and Restated Term Loan Credit Agreement, dated as of

February 20, 2007, by and among us, the lending institutions from time to time party thereto and PWJ Lending, as administrative and collateral agent (the “Second Amended and Restated Term Loan Agreement”) and approximately $22.3 million in trade notes payable to vendors. Effective May 21, 2007, the Company entered into a Senior Term Loan Agreement by and among the Company, LaSalle, as administrative agent and collateral agent for the Banks, the Banks, and Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents for a total facility up to $35.0 million with a maturity date of November 19, 2007. The initial Senior Term Loan advance amount of $25.0 million was utilized to repay $25.0 million that was borrowed under the Second Amended and Restated Term Loan Agreement until such time that the Senior Term Loan was executed. An additional $10.0 million was drawn and utilized to repay amounts owed under the Senior Credit Agreement. An additional $7.5 million was borrowed under the Second Amendment to the Second Amended and Restated Term Loan Agreement.

          PWJ Lending and Holtzman entered into a Contribution Agreement, whereby 2,210,770 shares of our Common Stock and warrants to purchase 1,105,385 Shares were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of Whitehall common stock were issued to PWJ Lending and 16,686 shares of Whitehall common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Agreement. See “Item 2.01 – Section 2 - Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Term Loan”

          The Company’s debt levels fluctuate from time to time based on seasonal working capital needs.

          The aforementioned agreements include negative covenants and a minimum availability covenant that could restrict or limit our operations. In addition, the degree to which we are leveraged, as well as the restrictions contained in these agreements, could impair our ability to obtain additional financing for working capital or other corporate purposes.

          We are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage, and our leverage could make us more vulnerable to changes in general economic conditions or factors affecting the jewelry business generally. In addition, a substantial portion of our indebtedness bears interest at fluctuating rates and increases in interest rates would adversely affect our results of operations or financial condition. Our costs of borrowings are higher than many of our competitors.

We have undergone substantial changes, which could adversely affect our business.

          We have experienced a number of changes during fiscal 2005, 2006 and 2007, including, but not limited to, the following: six different Chief Executive Officers; major changes in our bank loan facilities; infusion of $30.0 million from affiliates of Prentice and Holtzman in October 2005 (with an additional $20.0 million in February 2006, $12.5 million in February 2007 and $12.5 million in March 2007), and an additional $7.5 million borrowed under the Second Amendment to the Second Amended and Restated Term Loan Agreement between June and July 2007; the closing of 77 retail store locations over a period commencing in November 2005 and ending in April 2006; net losses totaling $84.4 million in fiscal 2005 and $44.9 million in fiscal 2006, a merger transaction in June of 2006 pursuant to which WJ Holding acquired all of the outstanding capital stock of Whitehall, a merger between WJ Holding and Whitehall and the Merger on July 27, 2007. As of September 2, 2006, the Company has been governed by a Board of Directors, the majority of the members of which are affiliated with Prentice and/or Holtzman.

Our prior independent registered public accounting firm, PricewaterhouseCoopers LLP, had doubt as to our ability to continue as a going concern.

          Our accompanying audited financial statements had been prepared on a going concern basis and do not include any adjustments that might result if we cease to continue as a going concern. As a result of the recurring losses from operations and liquidity deficiency that we had experienced, our previous independent registered public accounting firm had concluded that there was substantial doubt as to our ability to continue as a going concern. They had discussed this uncertainty in their report on our audited financial statements for the fiscal year ended January 31, 2006. Uncertainty about our ability to continue as a going concern may create a concern among our current and future vendors and lenders, which may make it more difficult for us to meet our obligations.

Our quarterly operating results will fluctuate due to seasonality and other factors, and variation in quarterly results could cause the price of our Common Stock to decline.

          Our business is highly seasonal, with a significant portion of our sales and most of our gross profit generated during the fourth fiscal quarter ending the Saturday closest to the thirty-first day of January. Sales in the fourth quarter of fiscal 2006, ending January 31, 2007, accounted for 38% of annual sales for such fiscal year. The net income before discontinued operations for the fourth quarter of fiscal 2006 was $1.0 million as compared to a net loss before discontinued operations of $46.7 million recorded in the previous three fiscal quarters. In recent years, we have generated losses in each of the first three fiscal quarters. We also have historically experienced lower net sales and minimal net income in each of our first three fiscal quarters and we expect this trend to continue for the foreseeable future. We expect to continue to experience fluctuations in our net sales and net income due to a variety of factors. A shortfall in results for the fourth quarter of any fiscal year could have a material adverse effect on our annual results of operations. Our quarterly results of operations also may fluctuate significantly as a result of a variety of factors, including: increases or decreases in comparable store sales; timing of new store openings and net sales contributed by new stores; timing of certain holidays and special and/or promotional events initiated by us; changes in our merchandise; inventory availability and our ability to fund inventory purchases; general economic, industry and weather conditions and disastrous national events that affect consumer spending; and the pricing, merchandising, marketing, credit and other programs of our competitors.

Our business is particularly susceptible to adverse economic conditions.

          Jewelry purchases are discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions) affecting disposable consumer income such as employment wages and salaries, business conditions, interest rates, availability and cost of credit and taxation, for the economy as a whole and in regional and local markets where we operate. In addition, we are dependent upon the continued popularity of malls as a shopping destination and the ability of malls or tenants and other attractions to generate customer traffic for our stores. Increases in gasoline prices may affect the popularity of malls as shopping destinations and our customer traffic and may have a depressing effect on discretionary consumer spending generally. There can be no assurance that consumer spending will not be adversely affected by general economic conditions or a decrease in mall traffic, thereby negatively affecting our results of operations or financial condition.

If we lose key personnel or are unable to attract additional qualified personnel, our business could be adversely affected.

          We are highly dependent upon the ability and experience of our senior executives and other key employees. We have experienced and continue to experience substantial employee turnover. It is likely that there will be additional changes to our management team and other personnel as we focus on improving execution and reducing costs. Our inability to retain highly qualified management personnel or find suitable replacements could have a material adverse effect on our results of operations or financial condition and may negatively impact the execution of our plan to improve operations. We do not maintain “key executive” life insurance on any of our executives.

          Moreover, our success depends on our ability to attract and retain qualified personnel. We have experienced high turnover among our support office and field personnel, especially store managers, and other personnel in recent periods, which has had an adverse impact on our results of operations. We cannot assure you that we will be able to attract and retain qualified personnel in the future, or that there will not be disruptions to our operations as a result of personnel changes.

We face significant competition.

          The retail jewelry business is fragmented and subject to increasingly intense competition. We compete with national and regional jewelry chains and local independently owned jewelry stores, especially those that operate in malls or off-mall superstores, as well as with department stores, discounters, direct mail suppliers and televised home shopping networks. A number of our competitors are substantially larger and have greater financial resources than we do. Some of our competitors, such as Signet Group plc, which owns Kay Jewelers, Jareds and some regional chains, have substantially increased their number of stores and marketing expenditures in recent years, which we believe has resulted in increases in their market share and affected our results of operations. To the extent that our merchandising, marketing and/or promotional programs are not successful, we may lose customers to our competitors. We believe that the other primary competitive factors affecting our operations are store location and atmosphere, quality of sales personnel and service, breadth and depth of merchandise offered, pricing, credit and reputation. We also believe that we compete for consumers’ discretionary spending dollars with retailers that offer merchandise other than jewelry. In addition, we compete with jewelry and other retailers for desirable locations and qualified personnel. The foregoing competitive conditions may adversely affect our results of operations or financial condition.

          We also face significant new competition from Internet jewelry retailers. Over the past several years a number of businesses began marketing fine jewelry via the Internet. The large scale consumer acceptance of Internet fine jewelry retailing is affecting the jewelry retailing business, resulting in additional competition for sales and lower price points and margins, and we believe that the increase of Internet retailing has adversely affected our results of operations and financial condition. We are not currently transacting Internet sales of jewelry.

A decrease in the availability of, or an increase in the cost of, consumer credit could have a negative impact on our business.

          The third party credit we offer to our customers is supplied to us primarily through a private label credit card arrangement with G.E.C.C. During fiscal 2006, private label credit card sales accounted for approximately 38% of our net sales while total non-private label credit sales, including major credit cards such as Visa, MasterCard, American Express and others, generally constituted approximately 50% of our net sales. The loss or any substantial modification of any of these arrangements could have a material adverse effect on our results of operations or financial condition. During periods of increasing consumer credit delinquencies in the retail industry generally, financial institutions may reexamine their lending practices and procedures. There can be no assurance that increased delinquencies being experienced by providers of consumer credit generally would not cause providers of third party credit offered by us to decrease the availability or increase the cost of such credit.

We depend on our major suppliers and on the availability of merchandise, including consigned merchandise, and we will need their support to maintain our liquidity.

          We do not manufacture our own merchandise but instead work closely with a number of suppliers. During fiscal 2006, our largest supplier accounted for approximately 14% of our total purchases, and our largest five suppliers accounted for approximately 42% of such purchases. Our relationships with our primary suppliers are generally not pursuant to long-term agreements. We depend on our suppliers to ship merchandise on time and within our quality standards. Although we believe that there are a number of suppliers of fine jewelry, the loss of one or more of our major suppliers, particularly at critical times during the year, could have a material adverse effect on our results of operations or financial condition.

          In recent periods, we have requested temporary extensions of payment terms from some of our key suppliers in order to manage liquidity needs and have also slowed our accounts payable schedules generally. Our liquidity depends on continued vendor support, and changes in the extensions of credit or other terms by vendors could have a material adverse effect on us.

          A substantial portion of the merchandise we sell is carried on a consignment basis prior to sale or is otherwise financed by vendors, thereby reducing our direct capital investment in inventory. The weighted average percentage of our total inventory that was carried on consignment for fiscal 2004, 2005, 2006, and the first quarter of fiscal 2007 (based on the inventory levels at the end of each fiscal year or quarter, as applicable) was 29.1%, 26.5%, 18.4% and 21.6%, respectively. The willingness of vendors to enter into such arrangements may vary substantially from time to time based on a number of factors, including the merchandise involved, the financial resources of vendors, interest rates, availability of financing, fluctuations in gem and gold prices, inflation, our financial condition and a number of economic or competitive conditions in the jewelry business or the general economy or their perception of the desirability of doing business with us. Any change in these relationships could have a material adverse effect on our results of operations or financial condition.

Our business is particularly susceptible to fluctuations in gem and gold prices.

          Our company and the jewelry industry in general are affected by fluctuations in the prices of diamonds and gold and, to a lesser extent, other precious and semi-precious metals and stones. During fiscal 2006, diamonds, gold and precious and semi-precious jewelry accounted for approximately 94% of our total merchandise sales. A significant change in prices or in the availability of diamonds, gold or other precious and semi-precious metals and stones could have a material adverse effect on our results of operations or financial condition. In recent periods, we have experienced increases in diamond prices which we expect to continue to increase our overall costs, adversely affecting our results of operations. There appears to be increasing consumer acceptance of diamond substitutes and, as a result, there may be less consumer willingness to pay higher diamond prices. The supply and price of diamonds in the principal world markets are significantly influenced by a single entity, the Diamond Trading Company. The availability of diamonds to the Diamond Trading Company and our suppliers is to some extent dependent on the political situation in diamond producing countries, such as South Africa, Botswana, Zaire, Canada, republics of the former Soviet Union and Australia, and on continuation of the prevailing supply and marketing arrangements for raw diamonds. Until alternate sources could be developed, any sustained interruption in the supply of diamonds or any oversupply from the producing countries could adversely affect the Company as well as the retail jewelry industry as a whole. Higher priced jewelry items, such as the higher price point merchandise that we have emphasized in recent periods, tend to have a slower rate of turnover, thereby increasing the risks to us associated with price fluctuations and changes in fashion trends.

We are subject to restrictions set forth in a non-prosecution agreement.

          Whitehall was involved in certain class action securities litigation, stockholder derivative litigation and other proceedings that have now all been settled. Whitehall entered into a non-prosecution agreement (as amended) with the United States Attorney’s Office for the Eastern District of New York on September 28, 2004. (See Exhibits 10.41 and 10.42) which placed certain conditions on the Company. The non-prosecution agreement has a three-year term and, therefore, is set to expire on September 27, 2007.

We may have to take additional accounting charges on our financial statements.

          We include as assets on our financial statements leasehold improvements, furniture, fixtures, inventory, goodwill, intangible assets and other items that are subject to impairment charges under generally accepted accounting principles if the net book values of such items on our financial statements exceed their fair market values. For fiscal year 2005, we recorded non-cash impairment charges of $11.6 million, of which $8.4 million related to discontinued operations, relating to long-lived assets, primarily furniture, fixtures and leasehold improvements at 102 (77 related to discontinued operations) of our retail stores. These impairment charges had the effect of reducing our earnings for fiscal year 2005. There were no impairment charges in fiscal year 2006. There can be no assurance that we will not take additional impairment charges in the future as a result of additional store closings, other restructurings, other impairments or the valuation of other assets.

          In addition, from time to time, we take price reductions on certain merchandise inventory, and may use alternative methods of disposition of certain inventory, which could result in future additional valuation allowances.

We are subject to substantial regulation.

          Our operations are affected by numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing, enforcement and advertising of credit accounts, and limitations on the maximum amount of finance charges that may be charged by a credit provider. Although credit to our customers historically has been provided by third parties with limited recourse to us based upon a customer’s failure to pay, any restrictive change in the regulation of credit, including the imposition of, or changes in, interest rate ceilings, could adversely affect the cost or availability of credit to our customers and, consequently, our results of operations or financial condition.

          Our operations are also affected by federal and state laws relating to marketing practices in the retail jewelry industry. In past marketing to our customers, we compared most of our prices to “reference prices.” Our literature indicates to customers that our reference price for an item is either the manufacturer’s suggested retail price or our determination of the non-discounted price at which comparable merchandise of like grade or quality is advertised or offered for sale by competitive retailers and is not our current selling price or the price at which we formerly sold such item.

          We are also regulated by federal and state laws related to our provision of jewelry service plans.

          We are controlled by affiliates of Prentice and by Holtzman, whose interests may not be aligned with yours.

          After giving effect to the Merger and the 2007 Equity Transactions, Holtzman and affiliates of Prentice will indirectly control approximately 80.01% of our outstanding Common Stock. As a result, our controlling stockholders will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

          Three of our five directors are either employees of or advisors to Prentice or Holtzman, as described under Item 2.01 - Section 5. Directors and Executive Officers. Holtzman and affiliates of Prentice will also have sufficient voting power to amend our organizational documents. The interests of Prentice and Holtzman may not coincide with the interests of other holders of our Common Stock. Additionally, Prentice and Holtzman are in the business of making investments in companies and, from time to time, may acquire and hold interests in businesses that compete directly or indirectly with us. Prentice and Holtzman may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

So long as Prentice and Holtzman continue to own a significant amount of the outstanding shares of our Common Stock, it will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

We may be required to pay the remaining balance of our trade debt in the aggregate amount of approximately $22.3 million in the event that we default on obligations under a Note Extension Agreement.

          As more fully described in “Item 2.01 – Section 2. – Other Liquidity and Capital Resources Elements – Trade Notes Payables”, on or about May 25, 2007, we sent a proposed Note Extension Agreement (“NEA”) to inventory suppliers (“Suppliers”), requesting such Suppliers extend the payment date for their remaining trade debt balance. Under the terms of the NEA, in consideration for these Suppliers agreeing to extend the maturity date until March 31, 2009, we agreed, among other things: (i) to make early payments to such Suppliers who executed the NEA for certain holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the individual unsecured promissory notes, issued to the participating Suppliers, including, but not limited to limiting payments under the Trade Notes to all Suppliers that did not execute the NEA (“Non-Participating Suppliers”) in advance of the March 31, 2009 date in excess of an aggregate amount of $2.5 million.

          If payments are made to Non-Participating Suppliers by Whitehall in excess of $2.5 million (as explained above) prior to March 31, 2009, that would be an event of default under each respective NEA and cause the existing indebtedness due under the Trade Notes held by Suppliers that executed the NEA to become immediately due and payable. See “Item 2.01 – Section 2 – Financial Information – Other Liquidity and Capital Resources Elements – Trade Notes Payables” and “Item 2.01 – Section 7 – Certain Relationships and Related Transactions, and Director Independence”.

If we are unsuccessful in maintaining compliance with or modifying our registration obligations under the Registration Rights Agreement, we may incur substantial monetary penalties.

          The agreements we entered into in connection with the 2007 Equity Transactions require us to, among other things, register for resale the Shares and the Warrant Shares, and maintain the effectiveness of the registration for an extended period of time. We are required to file a registration statement covering the resale of all of the Shares and Warrant Shares, subject to certain cutbacks, within 90 days of the closing of the 2007 Equity Transactions and to use reasonable best efforts to cause the Registration Statement to be declared effective by the earlier of (i) 120 days after the closing of the 2007 Equity Transactions (150 days if the Registration Statement is reviewed by the SEC) and (ii) the fifth trading day following the date on which the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the Registration Statement may be accelerated.

          If we fail to cause the Registration Statement to be filed or declared effective on or before the time periods specified above, or cause the Registration Statement to remain effective for the lesser of (x) two years from the closing and (y) such shorter period for the availability of sales of securities pursuant to Rule 144(k) promulgated under the Securities Act, except for allowable grace periods, we shall be required to pay the Purchasers liquidated damages equal to 1.0% of the aggregate purchase price for the Shares per month until such failures are cured and interest accrues at a rate of 1.0% per month on any late liquidated damages payments. However, (i) in no event shall the aggregate liquidated damages payable pursuant to the Registration Rights Agreement exceed in the aggregate ten percent (10%) of the aggregate purchase price of the Shares paid to us pursuant to the Securities Purchase Agreement and (ii) no liquidated damages shall be due pursuant to the Registration Rights Agreement as a result of any failure caused by the application of Rule 415 by the SEC and no liquidated damages shall be payable with respect to the Warrants or the Warrant Shares.

Risks Related to our Common Stock

Since there has been no active public market for our Common Stock, prospective investors may not be able to resell their shares at or above the purchase price paid by such investor, or at all.

          Our Common Stock is eligible for quotation, but has never traded, on the Over the Counter Bulletin Board (the “OTC Bulletin Board”) of the National Association of Securities Dealers, Inc. (the “NASD”) under the symbol “BTVI”. The OTC Bulletin Board tends to be highly illiquid, in part, because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including: (a) lack of readily available price quotations; (b) lower trading volume; (c) absence of consistent administrative supervision of “bid” and “ask” quotations; and (d) market conditions.

          Our Common Stock’s value could be affected by: (a) conditions or trends in the markets in which we operate; (b) failure to meet financial analysts’ expectations; (c) actual or anticipated variations in our operating results; (d) changes in earnings estimates and recommendations by financial analysts; (e) changes in financial estimates by securities analysts; (f) sales of Common Stock or other securities in the open market; (g) announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; (h) changes in the market valuations of other jewelers; (i) adoption of new accounting standards affecting our industry; (j) additions or departures of key personnel; and (k) other events or factors, many of which are beyond our control.

          You may experience fluctuations in the market price of our securities in a volatile market. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. You may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned in these situations. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using Common Stock as consideration.

Securities analysts may not initiate coverage or continue to cover our Common Stock and this may have a negative impact on our Common Stock’s market price.

          The trading market for our Common Stock may depend significantly on the research and reports that securities analysts publish about our business or us. There is no guarantee that securities analysts will cover our Common Stock and we do not have any control over these analysts. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect our Common Stock’s market price. If we are covered by securities analysts and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Common Stock may be considered a “penny stock” and may be difficult to sell.

          The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If, upon development of a market, the market price of our Common Stock falls below $5.00 per share, the SEC’s penny stock rules require that a broker-dealer deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market, before a transaction in a penny stock, not otherwise exempt from the rules, can take place. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that, before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our Common Stock and may affect the ability of investors to sell their shares.

Future sales of our Common Stock may depress our stock price.

          Sales of a substantial number of shares of our Common Stock in the public market could cause a decrease in the market price of our Common Stock. Immediately following the Merger, we had 39,953,122 shares of Common Stock outstanding on July 27, 2007. We are required to file a registration statement covering the Shares and Warrant Shares issued in the 2007 Equity Transactions, subject to certain cutbacks, and use our best efforts to cause such registration statement to be declared effective by the SEC by the earlier of (i) 120 days after the closing of the 2007 Equity Transactions (150 days if the Registration Statement is reviewed by the SEC) and (ii) the fifth trading day following the date on which the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the Registration Statement may be accelerated, at which point all of the Shares and Warrant Shares covered by such registration statement will be eligible for resale. The Company is permitted, under the terms of the Registration Rights Agreement, to include any shares of Common Stock issued to PWJ Lending, PWJ Funding and Holtzman (the “Prentice Holtzman Shares”) pursuant to the Merger Agreement on the Registration Statement, and if any Prentice Holtzman Shares are included in the Registration Statement, those Prentice Holtzman Shares will be eligible for resale as well. We may also issue additional shares of stock and securities convertible into or exercisable for stock in connection with our business. If a significant portion of these shares were sold in the public market, the market value of our Common Stock could be adversely affected.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

          Whitehall has not operated as a public company since June 8, 2006. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement/appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with the requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent registered public accountant opinion that the Sarbanes-Oxley Act requires for publicly traded companies to obtain.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our Common Stock.

          Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for the fiscal year ending February 2, 2008, we will be required to furnish a report by our management on the internal control over financial reporting of the Company. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2007. We are updating the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. Management’s assessment in fiscal 2007 will cost approximately $400,000.

          Beginning with our annual report on Form 10-K for the fiscal year ended January 31, 2009 our auditors will be required to issue an opinion on the Company’s effectiveness of internal controls over financial reporting. There can be no assurance that our auditors will be able to issue an unqualified opinion on such assessment. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

          In addition, in connection with our ongoing assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

          In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remedy any material weaknesses or significant deficiencies that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

          Any failure to complete our assessment of our internal control over financial reporting, to remedy any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remedy any material weaknesses or significant deficiencies that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes–Oxley Act of 2002. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock.

2. FINANCIAL INFORMATION

Selected Financial Information

          On June 8, 2006, WJ Holding, an affiliate of Prentice and Holtzman, under the 2006 Merger Agreement, acquired Whitehall pursuant to the 2006 Merger. The financial statements included in this prospectus for any period prior to June 8, 2006, the date of the acquisition by WJ Holding, are referred to as the “predecessor” period statements. We refer to the financial statements for the period June 9, 2006 to January 31, 2007 and thereafter, as the “successor” period statements.

          The following table sets forth summary historical consolidated financial and other operating data for Whitehall. The summary consolidated historical financial data (See “Item 9.01 Consolidated Financial Statements and Exhibits”) for the period June 9, 2006 through January 31, 2007 and for the three months ended May 5, 2007 are derived from our consolidated financial statements for the successor period. The summary consolidated historical financial data for the period February 1, 2006 through June 8, 2006 and the three months ended April 30, 2006 are derived from our consolidated financial statements for the predecessor period. The summary consolidated financial information for Fiscal 2002 through Fiscal 2005 have been derived from our consolidated financial statements for the predecessor period.

          The information set forth below should be read in conjunction with the information under “Item 9.01 - Unaudited Pro Forma Condensed Consolidating Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes and the financial statements included elsewhere in this prospectus.

          Our historical financial results for the predecessor and the successor periods are presented separately. The separate presentation is required under U.S. GAAP in situations when there is a change in ownership, which resulted in purchase accounting being applied to the acquisition of Whitehall by WJ Holding. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost bases associated with the allocation of the purchase price. There have been no material changes to operations or customer relationships of our business as a result of the 2006 Merger.

	Successor	Predecessor					Successor	Predecessor

	June 9, 2006 Jan. 31, 2007	Feb. 1 2006 to June 8, 2006	Fiscal 2005	Fiscal 2004	Fiscal 2003	Fiscal 2002	Three Months Ended May 5, 2007	Three Months Ended April 30, 2006
(In thousands, except per share and selected operating data)

STATEMENT OF OPERATIONS DATA:
Net sales	$181,142	$85,095	$284,672	$292,020	$300,159	$299,053	$60,650	$59,859
Cost of sales (including buying and occupancy expenses)	124,747	58,364	191,016	189,223	186,539	184,721	43,696	41,677
Impairment of long-lived assets	—	—	3,171	—	—	—	—	—

Gross profit	56,395	26,731	90,485	102,797	113,620	114,332	16,954	18,182
Selling, general and administrative expenses	66,787	35,928	102,324	98,318	98,000	89,974	26,198	24,516
Professional fees and other charges(2)	5,642	2,489	10,564	7,679	21,874	2,899	726	1,909
Loss on disposal of property & equipment	1,650	—	26	383	—	—	—	—
Impairment of goodwill(1)	—	—	5,662	—	—	—	—	—

(Loss) income from operations	(17,684)	(11,686)	(28,091)	(3,583)	(6,254)	21,459	(9,970)	(8,243)
Interest expense	10,957	5,183	12,536	4,365	4,110	4,341	4,785	3,608

(Loss) income before income taxes	(28,641)	(16,869)	(40,627)	(7,948)	(10,364)	17,118	(14,755)	(11,851)
Income tax expense (benefit)	168	—	2,475	(2,430)	(3,711)	6,524	15	—

Net (loss) income from continuing operations	(28,809)	(16,869)	(43,102)	(5,518)	(6,653)	10,594	(14,770)	(11,851)
Loss from discontinued operations, net of income taxes(3)	134	648	(41,255)	(4,365)	(2,061)	(900)	—	648

Net (loss) income	$(28,675)	$(16,221)	$(84,357)	$(9,883)	$(8,714)	$9,694	$(14,770)	$(11,203)

DILUTED (LOSS) EARNINGS PER SHARE:
Continuing operations	$(2,880,900)	$(1.01)	$(3.03)	$(0.40)	$(0.47)	$0.73	$(1,477,000)	$(0.71)
Discontinued operations	13,400	0.04	(2.90)	(0.31)	(0.15)	(0.06)	—	(0.04)

Net (loss) income	$(2,867,500)	$(0.97)	$(5.93)	$(0.71)	$(0.62)	$0.67	$(1,477,000)	$(0.67)

SELECTED OPERATING DATA:
Stores open at end of period	322	315	365	382	380	370	314	315
Average net sales per store(4)	$585,000	$255,000	$874,000	$861,000	$925,000	$925,000	$190,000	$191,000
Average net sales per gross square foot(5)	$670	$294	$995	$976	$1,066	$1,068	$212	$216
Average merchandise sale(6)	$398	$322	$350	$304	$285	$302	$383	$374
Comparable store sales (decrease)(7)	(8.2)%	(7.0)%	(3.9)%	(3.7)%	(0.6)%	(1.9)%	(3.6)%	(4.7)%
BALANCE SHEET DATA (AT END OF PERIOD):
Merchandise inventories, net	$174,090	$141,170	$142,124	$183,676	$206,146	$196,694	$163,216	$140,623
Working capital	(309)	39,419	35,152	39,840	45,417	57,267	14,298	46,111
Total assets	234,640	208,785	186,332	256,830	286,997	272,479	225,839	187,412
Total debt	162,306	124,343	117,211	73,793	80,980	99,630	193,556	115,674
Stockholders’ (deficit) equity, net	(4,368)	24,307	16,711	96,623	105,768	117,901	(19,138)	5,508

(1)	In fiscal 2002, the Company adopted Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets,” and has discontinued the amortization of goodwill.

(2)	Includes legal, accounting and consulting services expenses, litigation charges and severance accruals.

(3)	Reflects discontinued operations related to 78 stores closed as of April 26, 2006, 77 of which were closed in connection with the store closure plan.

(4)	Average net sales per store represents the total net sales for stores open for a full fiscal period indicated divided by the total number of such stores.

(5)	Average net sales per gross square foot represents total net sales for stores open for a full fiscal period indicated divided by the total square feet of such stores.

(6)	In fiscal year 2005, average merchandise sales includes comparable ongoing stores only.

(7)

Comparable store sales are defined as net sales of stores which are operating for each month in the current reporting period as well as open for the same month during the prior year reporting period. In fiscal years 2005 and 2006, the comparable store sales exclude sales during liquidation activities relating to the store closure plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s fiscal 2006 financial statements, including the notes thereto found elsewhere in this document.

Overview

          The Company is a mall-based national retailer of fine jewelry operating 314 stores in 37 states as of June 2, 2007. The Company offers a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. Jewelry purchases are discretionary for consumers and may be particularly affected by adverse trends in the general economy and perceptions of such conditions, which affect disposable consumer income and/or its use.

          For the fiscal year ended January 31, 2007, the Company recorded a net loss of $45.7 million before discontinued operations. The primary contributors to the net loss were: (i) a 7.8% decline in comparable store sales (excluding sales during liquidation activities relating to the store closure plan) and a decrease in the merchandise gross profit rate; (ii) professional fees totaling $5.1 million primarily associated with various financing activities and a hostile proxy contest; (iii) severance charges of $3.0 million related to the departure of several executives; and (iv) interest expense of $16.1 million primarily associated with higher and more expensive borrowings under the Senior Credit Agreement and the addition of the $50 million from the Amended and Restated Term Loan Credit Agreement, dated as of February 1, 2006 (the “Amended and Restated Term Loan Agreement”) which bore interest at 12% per annum. The Company classified as discontinued operations net income of $0.8 million during fiscal 2006, related to the closure of 77 stores as part of the store closure plan discussed below.

          The Company’s business is highly seasonal. During fiscal year 2006, a significant portion of the Company’s sales and gross profit was generated during the fourth fiscal quarter ended January 31, 2007. Fourth quarter fiscal year 2006 net income before discontinued operations was $1.0 million as compared to a net loss of $46.7 million recorded in the previous three fiscal quarters. Historically, income generated in the fourth fiscal quarter ending each January 31 represents all or a majority of the income generated during the fiscal year. The Company has historically experienced lower net sales in each of its first three fiscal quarters and expects this trend to continue. The Company’s quarterly and annual results of operations may fluctuate significantly as a result of factors including, among others: increases or decreases in comparable store sales; the timing of new store openings; net sales contributed by new stores; timing of store remodels and closures; timing of certain holidays and Company-initiated special events; changes in the Company’s merchandise; inventory availability and the Company’s ability to fund inventory purchases and to time such purchases correctly; marketing or credit programs; the availability and cost of financing; the stability of the management team; general economic, industry and, weather conditions and disastrous national events that affect consumer spending; and the pricing, merchandising, marketing, credit and other programs of competitors.

Management Changes

          On November 9, 2005, Robert Baumgardner joined the Company as President and Chief Executive Officer. With the hiring of Mr. Baumgardner, Mr. Daniel Levy resigned as interim Chief Executive Officer. Mr. Levy continued to serve on the Company’s Board of Directors and was elected Chairman of the Board of Directors on November 10, 2005, and resigned effective May 1, 2006. Effective November 29, 2005, Steven J. Pully, the President of Newcastle Capital Management, L.P., resigned from the Company’s Board of Directors. Effective March 15, 2006, Robert Baumgardner, then the Company’s Chief Executive Officer, Edward Dayoob, the Company’s current Chief Executive

Officer, Jonathan Duskin, Seymour Holtzman and Charles Phillips were appointed to the Company’s Board of Directors pursuant to the 2006 Merger Agreement.

          The Company continued to experience significant management changes in fiscal 2006 and fiscal 2007. Robert Baumgardner, the former CEO, left the Company, effective as of September 1, 2006. On June 20, 2006, Edward Dayoob joined the Company to assist with Merchandising and Marketing. On August 28, 2006, Mr. Dayoob was appointed President, Chief Executive Officer and Chairman of the Board.

          John Desjardins, EVP and CFO, gave notice of his resignation on September 20, 2006. Mr. Desjardins last date of employment was October 5, 2006. Matthew Patinkin, former Executive Vice President Real Estate and Business Development, gave notice of his resignation on September 20, 2006. Mr. Patinkin’s last date of employment was October 6, 2006. Debbie Nicodemus-Volker, former EVP - Merchandising and Marketing, left the Company effective as of October 27, 2006. Robert Evans, former EVP - Administration and Chief Information Officer, left the Company on November 14, 2006. Dawn Kennedy, former Senior Vice President, left the Company on May 13, 2007.

          On March 27, 2006, David Harris joined the Company as Senior Vice President of Store Operations. On April 24, 2006, Robert Nachwalter joined the Company as Senior Vice President and General Counsel. On August 14, 2006, Steve Seplak joined the Company as Vice President of Merchandising. On August 21, 2006, Janet Vorenkamp joined the Company as Vice President of Marketing. On November 27, 2006, Michael Don joined the Company as EVP and Chief Financial Officer. On November 27, 2006, Mark Funasaki joined the Company as Executive Vice President, Chief Administrative Officer and Business Development.

Store Closures

          In November 2005, the Company announced a plan to close approximately 77 retail stores. To assist with the closing of these stores, the Company entered into a store closing and inventory liquidation agreement during early November 2005 with a third party to liquidate inventories through store closing sales. Pursuant to the terms of this agreement, the Company received cash proceeds from the liquidating stores of not less than 55% of the total cost of the merchandise inventory, plus the reimbursement of certain expenses to operate the store, as defined in the agreement, such as advertising, personnel, supervisory, occupancy and travel expenses. The Company took a charge of approximately $19.9 million during the third and fourth quarters of fiscal 2005 related to the reduction in net realizable inventory value for the stores to be closed. In addition, the decision to close these stores resulted in an impairment of the respective stores’ long-lived assets, as the carrying amount of the respective stores’ long-lived fixed assets was not recoverable as such assets were disposed of before the end of their previously estimated useful lives. The Company recorded long-lived asset impairment charges of $11.6 million in the fiscal year ended January 31, 2006, of which $8.4 million related to these store closures, with the remainder associated with stores that remain open.

          During the fourth quarter of fiscal year 2005 and the first quarter of fiscal year 2006, the Company generated $23.5 million and $16.7 million, respectively, in proceeds from the liquidation of inventory through a third party in the 77 closing stores and incurred $8.7 million and $5.4 million, respectively, in selling expenses to operate the closing stores during the same period. During the fourth quarter of fiscal year 2005, the Company reduced by $6.5 million the $19.9 million inventory valuation allowance established earlier in fiscal year 2005. This amount is classified in discontinued operations.

          The Company also entered into an agreement with another third party for the purpose of selling, terminating or otherwise mitigating lease obligations related to the store closings and recorded a charge of

$3.7 million in the 2005 fourth fiscal quarter for the estimated cost of lease buyouts and related costs. During 2006, the Company reached written agreements regarding lease terminations with all landlords.

2006 Merger Agreement

          The 2006 Merger pursuant to the 2006 Merger Agreement (defined below) was the second and final step in the acquisition of Whitehall by Holtzman and Prentice. The first step was a tender offer (the “Offer”) by WJ Acquisition Corp. for all of Whitehall’s outstanding common stock at a price of $1.60 per share. In connection with the 2006 Merger Agreement, the parties terminated the Securities Purchase Agreement previously entered into with Prentice and Holtzman. Also, the January 31, 2006 maturity of the Whitehall’s Bridge Loan Agreement, dated October 3, 2005, among Whitehall, PWJ Holding, an entity managed by Prentice, Holtzman and the lending institutions from time to time party thereto (the “Bridge Loan Lenders”) (the “Bridge Loan Agreement”) was extended for three years pursuant to the Amended and Restated Term Loan Agreement. In connection with the 2006 Merger Agreement, on February 1, 2006, Prentice and Holtzman made an additional $20.0 million loan to the Company for working capital and general corporate purposes.

          Based on information provided by Continental Stock Transfer & Trust Company, the depositary for the Offer, a total of 8,432,249 shares of common stock, representing approximately 50.3% of the outstanding common stock of Whitehall, were validly tendered pursuant to the Offer, including the subsequent offering period. Together with common stock beneficially owned by Prentice and Holtzman, WJ Acquisition Corp., an affiliate of Prentice and Holtzman, owned an aggregate of 12,716,044 shares of common stock, representing approximately 76% of the outstanding common stock of Whitehall. All such shares of common stock validly tendered and not withdrawn were accepted for purchase in accordance with the terms of the Offer. Whitehall and Prentice and Holtzman took all actions within their control to effect as promptly as practicable a merger of Whitehall with WJ Acquisition Corp. in which all remaining holders of Whitehall’s common stock received the same $1.60 per share, net in cash, consideration for their shares as the holders who tendered their shares of common stock in the Offer.

          Whitehall called a Special Meeting of Stockholders on June 8, 2006 at which its stockholders were asked to consider and vote upon the adoption of the 2006 Merger Agreement and the related transactions, including the impact of any adverse developments with respect to such matters.

          Holtzman and Prentice and their respective affiliates owned a sufficient number of shares of common stock to assure adoption of the 2006 Merger Agreement at the Special Meeting of Stockholders and they were required by the 2006 Merger Agreement to vote all of their shares of common stock in favor of adoption of the 2006 Merger Agreement and did so. The 2006 Merger Agreement was adopted. As a result of the 2006 Merger, Whitehall became a wholly owned subsidiary of WJ Holding and as of the completion of the 2006 Merger, the public did not have any continuing equity interest in, nor share in future earnings, dividends or growth, if any, of Whitehall. On July 27, 2007, WJ Holding merged with and into Whitehall with Whitehall surviving.

The Merger and the 2007 Equity Transactions

          On July 27, 2007, we entered into the Merger with Whitehall and Acquisition Corp. (See “Item 2.01 – Section 1 – Business – The Merger”). Concurrent with the Merger, we also entered into the 2007 Equity Transactions, by and among us, Whitehall, and the purchasers named therein. (See “Item 2.01 –Section 1 – Business – The 2007 Equity Transactions”).

Predecessor and Successor

          In accordance with U.S. GAAP, our historical financial results for the predecessor and the successor are presented separately. The separate presentation is required under U.S. GAAP in situations when there is a change in ownership, which resulted in purchase accounting being applied to the acquisition of Whitehall by WJ Holding. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, costs basis associated with the allocation of the purchase price. There have been no material changes to operations or customer relationships of our business as a result of the 2006 Merger.

          In evaluating our results of operations and financial performance, our management has used combined results for the year ended January 31, 2007 as a single measurement period. Due to the 2006 Merger, we believe that comparisons between the year ended January 31, 2006 and either the predecessor’s results for the period February 1, 2006 to June 8, 2006 or the successor’s results for the period June 9, 2006 to January 31, 2007 may impede the ability of users of our financial information to understand our operating and cash flow performance.

          Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows, within Management’s Discussion and Analysis of Financial Condition and Results of Operations, on a combined basis for the year ended January 31, 2007. This combined presentation for the year ended January 31, 2007 simply represents the mathematical addition of pre-acquisition results of operations of the predecessor from February 1, 2006 to June 8, 2006 and the results of operations of the successor for the period of June 9, 2006 to January 31, 2007 and are not intended to be a presentation in accordance with generally accepted accounting principles in the United States. We believe the combined results provide relevant financial information for the investors. These combined results, however, are not intended to represent what our operating results would have been had the 2006 Merger occurred at the beginning of the period. A reconciliation showing the mathematical combination of our operating results for such periods is included below under “-Results of Operations.”

Matters Affecting Comparability

          Effective February 1, 2007, the Company changed its quarterly reporting periods to coincide with the 4-5-4 retail reporting calendar to provide better year-to-year comparable sales and margin data. We use the traditional quarter end on a 4-5-4 reporting period, whereas the first month of the quarter ends on the Saturday of the fourth week, the second month of the quarter ends on the Saturday of the fifth week, and the third month ends on the Saturday of the fourth week. Accordingly the first quarter of fiscal year 2007 includes the period February 1, 2007 through May 5, 2007 resulting in 94 sales days versus 89 sales days in prior year ended April 30, 2006. The prior year financial information has not been restated.

Results of Operations

          The following tables set forth our results of operations in dollars and as a percentage of net sales for the three months ended May 5, 2007 and April 30, 2006, and the fiscal years ended January 31, 2005 and 2006, the period from February 1, 2006 through June 8, 2006 and the period from June 9, 2006 through January 31, 2007. The data for the periods ending January 31, 2007 and prior have been derived from our audited historical financial statements. Although the results of the Predecessor and Successor periods are not comparable by definition in certain respects due to the 2006 Merger and the resulting revaluation, the fiscal 2006 information is presented on a combined basis for comparative purposes. For the year ended January 31, 2007, the Predecessor (February 1, 2006 to June 8, 2006) and Successor (June 9, 2006 to January 31, 2007) results of operations are combined.

	(in thousands)		(as a percent of sales)

	Three Months Ended		Three Months Ended

	Successor	Predecessor	Successor	Predecessor

	May 5, 2007 2007	April 30, 2006 2006	May 5, 2007 2007	April 30, 2006

Net sales	$60,650	$59,859	100.0%	100.0%
Cost of sales (including buying and occupancy costs)	43,696	41,677	72.0	69.6

Gross profit	16,954	18,182	28.0	30.4
Selling, general and administrative expenses	26,198	24,516	43.2	41.0
Professional fees and other charges	726	1,909	1.2	3.2

Loss from operations	(9,970)	(8,243)	(16.4)	(13.8)
Interest Expense	4,785	3,608	7.9	6.0

Loss before income taxes	(14,755)	(11,851)	(24.3)	(19.8)
Income tax expense (benefit)	15	—	—	—

Net loss from continuing operations	(14,770)	(11,851)	(24.3)	(19.8)
Discontinued operations	—	648	—	1.1

Net Loss	$(14,770)	$(11,203)	(24.3)%	(18.7)%

		Successor	Predecessor

	Combined Year Ended January 31, 2007	June 9, 2006 through January 31, 2007	February 1, 2006 through June 8, 2006
				Year Ended January 31,

(in thousands)				2006	2005

Net sales	$266,237	$181,142	$85,095	$284,672	$292,020
Cost of sales (including buying and occupancy costs)	183,111	124,747	58,364	191,016	189,223
Impairment of long-lived assets	—	—	—	3,171	—

Gross profit	83,126	56,395	26,731	90,485	102,797
Selling, general and administrative expenses	102,715	66,787	35,928	102,324	98,318
Professional fees and other charges	8,131	5,642	2,489	10,564	7,679
Loss on Disposal of property and equipment	1,650	1,650	—	26	383
Impairment of goodwill	—	—	—	5,662	—

Loss from operations	(29,370)	(17,684)	(11,686)	(28,091)	(3,583)
Interest Expense	16,140	10,957	5,183	12,536	4,365

Loss before income taxes	(45,510)	(28,641)	(16,869)	(40,627)	(7,948)
Income tax expense (benefit)	168	168	—	2,475	(2,430)

Net loss from continuing operations	(45,678)	(28,809)	(16,869)	(43,102)	(5,518)
Discontinued operations	782	134	648	(41,255)	(4,365)

Net Loss	$(44,896)	$(28,675)	$(16,221)	$(84,357)	$(9,883)

		Successor	Predecessor

		June 9, 2006 through January 31, 2007
	Combined Year Ended January 31, 2007		February 1, 2006 through June 8, 2006
				Year Ended January 31,

(as a percent of sales)				2006	2005

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales (including buying and occupancy costs)	68.8	68.9	68.6	67.1	64.8
Impairment of long-lived assets	—	—	—	1.1	—

Gross profit	31.2	31.1	31.4	31.8	35.2
Selling, general and administrative expenses	38.5	36.9	42.2	35.9	33.7
Professional fees and other charges	3.1	3.1	2.9	3.7	2.6
Loss on Disposal of property and equipment	0.6	0.9	—	0.0	0.1
Impairment of goodwill	—	—	—	2.0	—

Loss from operations	(11.0)	(9.8)	(13.7)	(9.8)	(1.2)
Interest Expense	6.1	6.0	6.1	4.4	1.5

Loss before income taxes	(17.1)	(15.8)	(19.8)	(14.2)	(2.7)
Income tax expense (benefit)	0.1	0.1	—	0.9	(0.8)

Net loss from continuing operations	(17.2)	(15.9)	(19.8)	(15.1)	(1.9)
Discontinued operations	0.3	0.1	0.7	(14.5)	(1.5)

Net Loss	(16.9)%	(15.8)%	(19.1)%	(29.6)%	(3.4)%

Three months ended May 5, 2007 compared to the three months ended April 30, 2006

Net Sales

          Net sales for the first quarter of fiscal 2007 increased $0.8 million, or 1.3%, to $60.7 million from $59.9 million in the first quarter of fiscal 2006. Sales were $3.1 million higher in the first fiscal quarter of 2007 due to the five additional days in the quarter versus the prior year period (see “Matters Affecting Comparability”). This increase was partially offset by a decrease in comparable store sales of $2.2 million, or 3.6%, in the first quarter of fiscal 2007 compared to the same period in fiscal year 2006. Additionally, sales decreased by $1.2 million due to store closings and stores closed for remodeling for limited periods. These decreases were partially offset by sales from new store openings of $1.1 million. The comparable store sales decrease was primarily due to lower unit sales in the first quarter of fiscal year 2007 in comparison to the prior year period. The total number of merchandise units sold decreased by 6.2% in the first quarter of fiscal year 2007 compared to the first quarter of fiscal year 2006 while the average price per item sold increased by approximately 2.4% to $383 in the first quarter of fiscal year 2007 from $374 in the prior year period. The decline in the number of merchandise units sold was due in part to a decrease in the number of lower price-point items sold during the first quarter of fiscal year 2007 compared to prior year.

          Credit sales as a percentage of net sales decreased to 88.4% in the first quarter of fiscal year 2007 from 90.4% in the first quarter of fiscal year 2006. The Company closed eight stores in the first quarter of fiscal year 2007, and on May 5, 2007 operated 314 stores. As of April 30, 2006, the Company operated 315 stores.

Gross Profit

          Gross profit for the first quarter of fiscal 2007 decreased $1.2 million to $17.0 million from $18.2 million in the same period in fiscal 2006. Gross profit as a percentage of net sales decreased 240 basis points to 28.0% in the first quarter of fiscal year 2007 compared to 30.4% in the prior year. The gross profit rate decreased by approximately 190 basis points primarily to higher occupancy costs versus the same quarter for the prior year. The additional gross margin decrease of 50 basis points was primarily due to higher inventory reserve adjustments and inventory writedowns partially offset by lower depreciation expense.

          The Company continues to review its merchandise inventory presentation and offers discounts to accelerate sales on merchandise that would not be a part of its future merchandise assortment through its ongoing clearance program. Based on currently anticipated selling prices, the Company expects to achieve positive merchandise margins on such merchandise. The Company in future periods may consider alternative methods of disposition for this inventory. Such alternatives may result in additional valuation allowances.

Expenses

          Selling, general and administrative expenses, excluding professional fees and other charges, for the first quarter of fiscal 2007 increased $1.7 million, or 6.9%, to $26.2 million from $24.5 million in the first quarter of fiscal 2006. As a percentage of net sales, selling, general and administrative expenses increased to 43.2% in the first quarter of fiscal 2007 from 40.8% in the first quarter of fiscal 2006. The increase in selling, general and administrative expenses was primarily related to higher advertising expense ($1.1 million), higher personnel expense ($0.6 million) and higher credit expense ($0.4 million) partially offset by lower other costs ($0.7 million). The increase in advertising expense was primarily driven by a larger newspaper insert campaign in the first quarter 2007. The increase in personnel expense is primarily attributable to an increase in the use of temporary employees and higher medical insurance costs resulting from a credit received in the first quarter 2006. The increase in credit expense is primarily due to a shift in the mix of private label credit card promotions that carried a lower discount rate and a decrease in credit card sales partially offset by an increase in the credit card discount rate due to increases in the U.S. prime rate in comparison to the prior year period.

          Professional fees and other charges decreased by $1.2 million, or 62.0% to a total of $0.7 million in the first quarter of fiscal 2007 from $1.9 million in the prior year period. This decrease is primarily attributable to a decrease in professional fees associated with the 2006 Merger and related transactions and liquidity matters.

Loss from Operations

          As a result of the factors discussed above, loss from operations was $10.0 million in the first quarter of fiscal 2007 compared to a loss of $8.2 million in the first quarter of fiscal 2006. As a percentage of net sales, loss from operations was 16.4% in the first quarter of fiscal 2007 compared to 13.8% in the first quarter of fiscal 2006.

Interest Expense

          Interest expense increased $1.2 million, or 32.6%, to $4.8 million in the first quarter of fiscal year 2007 from $3.6 million in the prior year period. The increase in interest expense resulted from a higher average balance associated with Term Loan and Revolver as well as, higher average U.S. prime rates on the revolver as compared with the year-ago period.

Income Tax Benefit

          The Company did not record an income tax benefit associated with the pre-tax loss for the first quarter of fiscal 2007 or 2006. The Company has discontinued recognizing income tax benefits in the statement of operations until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. Income tax expense for the first quarter of fiscal 2007 related to state income tax reserve adjustments.

Discontinued Operations

          The Company closed 77 stores per its plan announced November 1, 2005 over a period commencing in November 2005 and ending in April 2006. The operating results of these stores as well as the costs associated with the liquidation have been classified as discontinued operations for all periods presented. The was no activity related to discontinued operations in the first quarter of fiscal year 2007 compared to income of $0.7 million for first quarter of fiscal year 2006.

Fiscal Year 2006 compared to Fiscal Year 2005.

Net Sales

          Net sales for the fiscal year ended January 31, 2007 decreased $18.4 million, or 6.5%, to $266.2 million from $284.7 million in the prior year period. Comparable store sales (excluding sales during liquidation activities relating to the store closure plan) decreased $22 million, or 7.7%, in fiscal 2006 from the prior year period. In addition, net sales decreased by $0.8 million due primarily to changes in the provision for sales returns and allowances. These decreases were partially offset by $4.3 million of sales related to new store openings. The comparable store sales decrease was primarily due to lower merchandise unit sales in fiscal year 2006 in comparison to the prior year period. The total number of merchandise units sold (excluding closing stores) decreased by 9.3% in fiscal year 2006 compared to the prior year period while the average price per item sold increased by approximately 1.6% to $372 in fiscal year 2006 from $366 in the prior year. The decline in the number of merchandise units sold was due in part to a decrease in the number of lower price-point items sold during fiscal year 2006 compared to fiscal year 2005. The Company opened 14 new stores and closed 57stores during fiscal year 2006, decreasing the number of stores operated to 322 as of January 31, 2007 from 365 as of January 31, 2006.

Gross Profit

          Gross profit for the fiscal year 2006 decreased $7.4 million, or 8.1%, to $83.1 million from $90.5 million in fiscal year 2005. Gross profit as a percentage of net sales decreased to 31.2% in fiscal year 2006 compared to 31.8% in fiscal year 2005. Merchandise margins declined by approximately 80 basis points due to higher occupancy costs and an additional 90 basis points from the deleveraging impact of the lower sales base as a result of the comparable store sales declines. These declines were partially offset by improved merchandise margins as a result of a lower level of clearance sales and a slightly higher level of discounts earned from an increase in merchandise purchases.

          The Company continues to review its merchandise inventory presentation and offers discounts in order to accelerate sales on merchandise that will not be a part of its future merchandise assortment through its ongoing clearance program. Based on currently anticipated selling prices, the Company expects to achieve positive merchandise margins on such merchandise. In future periods, the Company may consider alternative methods of disposition for this inventory. Such alternatives may result in additional valuation allowances.

Expenses

          Selling, general and administrative expenses, excluding professional fees and other charges, in fiscal year 2006 increased $0.4 million, or 0.4%, to $102.7 million from $102.3 million in fiscal year 2005. As a percentage of net sales, selling, general and administrative expenses increased to 38.5% of sales in fiscal year 2006 from 35.9% in fiscal year 2005. The increase in selling, general and administrative expenses were due to the following:

•	higher personnel expense of $0.6 million due to the increase in store staffing levels partially offset by lower average salaries and reduced headquarters staffing,

•	higher advertising expense of $0.9 million due to increased fourth quarter promotional activities including newspaper inserts, and

•	higher depreciation expense of $0.4 million.

These expenses were partially offset by:

•

lower credit expense of $0.4 million due to a favorably negotiated contract in fiscal 2005, which resulted in the realization of a profit sharing payment partially offset by an increase in the overall credit card discount rate resulting from increases in the U.S. prime rate in comparison to the prior period, and

•

lower other expenses of $1.3 million resulting from lower D&O insurance costs as a result of going private and favorable adjustments to our sales and use tax reserves, partially offset by increased moving costs related to our corporate relocation.

          Professional fees and other charges decreased $2.4 million or 23.0% to $8.1 million in fiscal year 2006 from $10.6 million in fiscal year 2005. The decrease in professional fees was primarily attributable to lower professional fees associated with financing matters including the Prentice/Holtzman transactions as well as a hostile proxy contest, partially offset by higher severance related charges primarily related to the exercise of change of control provisions in the employment agreements of certain former executives.

Loss on Disposal of Property and Equipment

          The Company recorded a charge of $1.7 million in fiscal 2006 related primarily to the termination of a project implementing certain merchandising software. This compares to a loss of $26,000 in fiscal 2005.

Impairment of Goodwill

          The Company recorded a non-cash impairment charge of $5.7 million in fiscal 2005 representing the remaining goodwill from a prior acquisition as described in Note 10 to the financial statements.

Loss from Operations

          As a result of the factors discussed above, loss from continuing operations was $45.7 million in fiscal year 2006 compared to $43.1 million in fiscal year 2005. As a percentage of net sales, loss from operations was 17.2% in fiscal year 2006 as compared to 15.1% in fiscal year 2005.

Interest Expense

          Interest expense increased $3.6 million, or 28.7%, to $16.1 million in fiscal year 2006 from $12.5 million in fiscal year 2005. The increase in interest expense resulted from higher interest costs associated with the bridge term loan (the “Bridge Term Loan”) made under the Bridge Loan Agreement. Fiscal year 2006 had a $50.0 million outstanding balance for the full year at 12% while fiscal year 2005 had a $30.0 million outstanding balance for four months at 18%. In addition, the vendor notes payable were outstanding for 12 months in fiscal 2006 compared to less than one month in fiscal 2005. Higher deferred loan costs associated with the Amended and Restated Term Loan Agreement and the Senior Credit Agreement and increases in the interest rates as compared with the year-ago period also contributed to the increase.

Income Tax Expense/Benefit

          Income tax expense was $0.2 million in fiscal year 2006 compared to an income tax expense of $2.5 million in fiscal year 2005. In the second quarter of fiscal year 2005, the Company recorded a valuation allowance of $13.7 million against all of its deferred tax assets. In recording the valuation allowance, management considered whether it was more likely than not that some or all of the deferred tax assets would be realized. This analysis included consideration of expected reversals of existing temporary differences and projected future taxable income. The 2006 income tax expense is the result of adjustments to state tax reserves.

          The Company’s effective income tax rate for fiscal 2006 was 0.38%. The Company’s income tax expense associated with fiscal year 2005 loss, offset by the valuation allowance recorded against its deferred tax assets, resulted in an effective income tax rate of 6.1%.

Discontinued Operations

          The Company closed 77 stores per its plan announced November 1, 2005 over a period commencing in November 2005 and ending in April 2006. The operating results of these stores as well as the costs associated with the liquidation have been classified as discontinued operations for all periods presented. For fiscal year 2006, results from discontinued operations was net income of $0.8 million compared to a net loss of $41.3 million for fiscal year 2005.

Fiscal Year 2005 Compared to Fiscal Year 2004

Net Sales

          Net sales decreased $7.3 million, or 2.5%, to $284.7 million in fiscal year 2005 from $292.0 million in fiscal year 2004. Comparable store sales decreased $10.4 million, or 3.6%, in fiscal year 2005. Additionally, sales were lower by $1.5 million due to store closings and stores closed for remodeling for limited periods. These decreases were partially offset by sales from new store openings of $4.0 million and $0.6 million related to changes in the provision for sales returns and allowances. The comparable store sales decrease was primarily due to lower unit sales in fiscal year 2005 in comparison to the prior year. The total number of merchandise units sold decreased 14.4% in fiscal year 2005 compared to fiscal year 2004 while the average price per item sold increased by 15.1% to $350 in fiscal year 2005 from $304 in fiscal year 2004. The decline in the number of merchandise units sold was due in part to a decrease in the number of lower price-point items sold during fiscal year 2005 compared to fiscal year 2004. The decrease in unit sales in fiscal year 2005 was also attributable, in part, to a major initiative launched in July 2004 to accelerate the sale of certain discontinued merchandise that was determined to be inconsistent with the Company’s branding strategy on which price reductions were taken. During the second half of July of fiscal 2004, sales of such merchandise contributed to double-digit comparable store sales increases of these discontinued items. Credit sales as a percentage of net sales decreased to 41.2% in fiscal year 2005 from 42.1% in fiscal 2004. The Company opened eight new stores and closed 25 stores during fiscal year 2005, decreasing the number of stores operated to 365 as of January 31, 2006 from 382 as of January 31, 2005.

Gross Profit

          Gross profit decreased $12.3 million, or 12.0%, to $90.5 million in fiscal year 2005, from $102.8 million in fiscal year 2004. As a percentage of net sales, gross profit decreased to 31.8% in fiscal year 2005 from 35.2% in fiscal year 2004. The gross profit rate decreased by 111 basis points due to the $3.1 million non-cash charge recorded in continuing operations during fiscal year 2005 related to the impairment of long-lived store fixed assets. Additionally, the gross profit rate decreased 100 basis points due to increases in store occupancy, depreciation and buying costs, and the de-leveraging of such costs due to the decrease in fiscal year 2005 sales. The remaining decrease in the merchandise gross profit rate of approximately 130 basis points is primarily a result of increases in diamond and gold costs, changes in merchandise sales mix, promotional offers and an increase in the provision for substandard inventory in fiscal year 2005 compared to the prior year period.

          The Company has historically offered clearance merchandise for sale, representing merchandise identified from time to time that will not be part of its future merchandise presentation. During the second and third quarters of fiscal year 2004, the Company reviewed its merchandise inventory presentation and determined that $70.4 million of its merchandise inventory at cost would not be part of its future merchandise presentation. The vast majority of these goods were liquidated through the store closure plan discussed above during the period beginning November 2005 and ending in April 2006.

          The Company continues to review its merchandise inventory presentation and offers discounts in order to accelerate sales on merchandise that will not be a part of its future merchandise assortment through its ongoing clearance program. Based on currently anticipated selling prices, the Company expects to achieve positive merchandise margins on such merchandise. In future periods, the Company may consider alternative methods of disposition for this inventory. Such alternatives may result in additional valuation allowances.

Expenses

          Selling, general and administrative expenses, excluding professional fees and other charges, increased $4.0 million or 4.1% to $102.3 million in fiscal year 2005 from $98.3 million for fiscal year 2004. As a percentage of net sales, selling, general and administrative expenses increased to 35.9% in fiscal year 2005 from 33.7% in fiscal year 2004. The increase in selling, general and administrative expenses were due to the following:

•	higher personnel expense of $4.3 million due to the addition of support office positions, higher salary and wage rates, and an increase in medical benefit costs, and

•	higher other expense of $1.2 million as a result of increases in directors and officers insurance premiums, partially offset by,

•	lower advertising expense of $0.5 million, and

•

lower credit expense of $1.0 million due to a favorably negotiated contract in fiscal 2005, a shift in the mix of private label credit card promotions that resulted in a lower discount and a decrease in credit card sales. These decreases were partially offset by an increase in the overall credit card discount rate resulting from increases in the U.S. prime rate in comparison to the prior period.

          Professional fees and other charges increased by $2.9 million, or 37.6%, to $10.6 million in fiscal year 2005 from $7.7 million in fiscal year 2004. The increase in professional fees were primarily attributed to higher professional fees associated with financing matters including the Prentice/Holtzman transactions as well as the hostile proxy contest, partially offset by lower severance related charges.

Loss on Disposal of Property and Equipment

          Loss on disposal of property and equipment was $26,000 in fiscal 2005 compared to $0.4 million for fiscal 2004.

Impairment of Goodwill

          The Company recorded a non-cash impairment charge of $5.7 million in 2005 representing the remaining goodwill from a prior acquisition as described in Note 10 to the financial statements.

Loss from Operations

          As a result of the factors discussed above, loss from continuing operations was $43.1 million in fiscal year 2005 compared to $5.5 million in fiscal year 2004. As a percentage of net sales, loss from continuing operations was 15.1% in fiscal year 2005 as compared to 1.9% in fiscal year 2004.

Interest Expense

          Interest expense increased $8.1 million, or 187.2%, to $12.5 million in fiscal year 2005 from $4.4 million in fiscal year 2004. The increase in interest expense resulted from higher average interest rates associated with the Bridge Loan Agreement, the two amendments to the Senior Credit Agreement, higher amortization due to additional deferred loan costs associated with the Bridge Loan Agreement and the Senior Credit Agreement and increases in the interest rate compared with the year-ago period. Also, interest expense increased due to higher average borrowings during fiscal 2005 compared to the prior year period. In addition, the interest expense increased due to the accretion of the discount on the Bridge Loan, partially offset by the change in value of the warrants as of October 31, 2005.

Income Tax Benefit/Expense

          In the second quarter of fiscal 2005, the Company recorded a valuation allowance of $13.7 million against all of its deferred tax assets. In the recording of the valuation allowance, management considered whether it was more likely than not that some or all of the deferred tax assets would be realized. This analysis included consideration of expected reversals of existing temporary differences and projected future taxable income.

          Income tax expense was $2.5 million in fiscal year 2005 compared to a tax benefit of $2.4 million in fiscal 2004. The Company’s income tax benefit associated with the fiscal 2005 loss, offset by the valuation allowance recorded against its deferred tax assets, resulted in an effective tax rate of 6.1%. The Company’s annual effective income tax rate was a benefit of 30.6% for fiscal 2004.

Discontinued Operations

          The Company closed 77 stores per its plan announced on November 1, 2005 over a period commencing in November 2005 and ending in April 2006.The operating results of these stores as well as the costs associated with the liquidation and have been classified as discontinued operations for all periods presented. For fiscal 2005, the loss from discontinued operations was $41.3 million compared to a net loss of $4.4 million for fiscal year 2004.

Liquidity and Capital Resources

          The Company’s cash requirements consist principally of funding inventory for existing stores, capital expenditures and working capital (primarily inventory) associated with the Company’s new stores and seasonal working capital needs. The Company’s primary sources of liquidity have historically been cash flow from operations and bank borrowings under the Senior Credit Agreement, as amended and restated effective February 20, 2007 and proceeds from the Second Amended and Restated Term Loan Credit Agreement effective February 20, 2007 and as amended from time to time. As of May 5, 2007, the calculated revolver borrowing base availability pursuant to the Senior Credit Agreement was $96.8 million. The Company had $88.1 million of outstanding borrowings under the revolving loan facility as of May 5, 2007 and $5.9 million in outstanding letters of credit.

          A substantial portion of the merchandise sold by the Company is carried on a consignment basis prior to sale or is otherwise financed by vendors, thereby reducing the Company’s direct capital investment in inventory. Consigned inventories from merchandise vendors increased to $48.5 million at May 5, 2007 from $45.4 million at January 31, 2007, which declined from $56.2 million at January 31, 2006. Vendors’ willingness to enter into ongoing consignment arrangements is based on a number of factors, including the merchandise involved, the financial resources of vendors, interest rates, availability of financing, fluctuations in diamond, colored stone and gold prices, inflation, the financial condition of the Company, the vendors’ understanding that the Company bears risk of loss but does not possess title, and a number of economic or competitive conditions in the jewelry business or the general economy. Any change in these relationships could have a material adverse effect on the Company’s results of operations or financial condition.

          The Company’s inventory levels and working capital requirements have historically been highest in advance of the Christmas season. The Company has funded these seasonal working capital needs through borrowings under the Company’s revolver and increases in trade payables and accrued expenses. As of May 5, 2007, the maximum availability under the credit facility was $2.8 million as determined by the borrowing base formula.

          The Company has experienced recurring losses from operations in each of the last three fiscal years, as well as significant negative cash flow from operations during fiscal 2006 and fiscal 2005. As a result of these operational issues, the Company is in the process of implementing initiatives intended to increase sales, improve gross margin, and reduce certain operating expenses. Several of the planned initiatives are in progress, including, but not limited to: (1) aggressively recruiting qualified sales associates to replace high producing associates that left the Company’s employment during the last three years; (2) implementing new sales and margin focused field incentive plans; (3) implementing a new inventory management system designed to improve in-stock positions and working capital; (4) increasing control over in store price discounting; and (5) reducing professional fees which in fiscal 2006 were driven primarily by the Company’s various financing transactions and a proxy contest. The Company expects to return to long-term profitability and positive operating cash flow as a result of these and other initiatives to improve operating performance. During fiscal year 2007, the Company expects to have adequate borrowing availability under the Senior Credit Agreement to fund its current operations.

Three Months Ended May 5, 2007

          The Company’s cash used in operating activities was $25.5 million in the first quarter of fiscal year 2007 compared to cash generated by operating activities of $7.7 million in the first quarter of fiscal year 2006.The primary uses of cash in the first quarter of fiscal year 2007 were as follows:

•	a net loss of $14.8 million,

•	a decrease in accounts payable of $20.1 million, due to payments on merchandise purchased for the holiday season, and

•	an increase in other current assets of $2.7 million due to prepaid rent due to timing related to the change in reporting periods.

These were partially offset by the following:

•	a decrease in merchandise inventories, net of $10.9 million primarily due to seasonality and lower inventory levels going into the summer months, and

•	depreciation and amortization of $2.8 million, and

•	payment in kind interest of $2.0 million

          Cash used in investing activities included the funding of capital expenditures of $0.7 million, related primarily to the store remodels and software and hardware purchases.

          The Company generated cash of $26.0 million from financing activities in the first quarter of fiscal 2007 through proceeds of $25.0 million under Second Amended and Restated Term Loan Credit Agreement from PWJ Lending, an increase in revolver borrowings of $4.2 million partially offset by a decrease in outstanding checks of $2.8 million. The Company paid financing costs of $0.4 million associated with the amendment to the Senior Credit Agreement and the Term Loan Agreement. Stockholders’ equity decreased to a deficit of $19.2 million at May 5, 2007, from a deficit of $4.4 million at January 31, 2007.

Three Months Ended April 30, 2006

          The Company’s cash generated from operating activities was $7.7 million in the first quarter of fiscal year 2006.The primary generators of cash in the first quarter of fiscal year 2006 were as follows:

          A net loss of $11.2 million and an increase in accounts receivable of $2.1 million and a decrease in other long-term liabilities was more than offset by:

•	an increase in accounts payable of $18.2 million due to new extended payment terms with vendors,

•	depreciation and amortization of $2.8 million,

•	payment in kind interest of $1.5 million, and

•	a decrease in merchandise inventories of $1.5 million

          Cash used in investing activities included the funding of capital expenditures of $1.4 million, related primarily to new stores and remodels as well as software purchases.

          The Company used cash of $6.0 million from financing activities in the first quarter of fiscal 2006.Proceeds of $20.0 million under the Term Loan Agreement, as later amended and restated by the Second Amended and Restated Term Loan Agreement from affiliates of Prentice and Holtzman which was used to pay down the revolver which decreased by a net of $23.1 million. Outstanding checks decreased $1.5 million in the quarter and the Company paid financing costs of $1.4 million associated with the amendment to the Senior Credit Agreement and the Term Loan Agreement.

Fiscal Year 2006

          The Company’s cash used in operating activities was $36.3 million in fiscal year 2006 compared to cash used in operating activities of $13.6 million in fiscal year 2005.The primary uses of cash in fiscal year 2006 were as follows:

•	a net loss of $44.9 million,

•	an increase in merchandise inventories, net of $32.0 million primarily due to the Company’s strategy to bring inventories to historical levels, and

•	a decrease in accrued and other liabilities of $9.0 million, primarily due to the payment of items accrued during fiscal 2005, related to the store closing process.

These were partially offset by the following:

•	depreciation and amortization of $12.6 million,

•	an increase in accounts payable of $27.2 million, due to higher purchases to bring inventories to historical levels and more favorable payment terms,

•	payment in kind interest of $6.1 million, and

•	non-cash charges of $1.7 million related to the loss on disposal of property and equipment.

          Cash used in investing activities included the funding of capital expenditures of $7.6 million, related primarily to the opening of five new stores and four remodels and the move to a new headquarters facility during fiscal year 2006.

          The Company generated cash of $43.2 million from financing activities in fiscal 2006 through proceeds of $20.0 million from the Amended and Restated Term Loan Agreement, an increase in revolver borrowings of $19.0 million and an increase in outstanding checks of $6.1 million. The Company paid financing costs of $1.8 million associated with the amendment to the Senior Credit Agreement and the Term Loan Agreement. Stockholders’ equity decreased to a deficit of $4.4 million at January 31, 2007, from $16.7 million at January 31, 2006.

Fiscal Year 2005

          The Company’s cash used in operating activities was $13.6 million in fiscal year 2005 compared to cash provided by operations of $12.6 million in fiscal year 2004.The reasons for the use of cash were as follows:

•	a net loss of $84.4 million,

•	a decrease in accounts payable and trade notes payable of $19.3 million, primarily due to lower purchases during the period as well as shorter payment terms associated with full purchases, and

•	a decrease in other long-term liabilities of $1.2 million

These were partially offset by the following:

•	depreciation and amortization of $14.8 million,

•	an inventory valuation allowance of $19.9 million,

•	impairment of store related assets of $11.6 million,

•	impairment of goodwill of $5.7 million,

•	proceeds from a contract sign-on bonus of $2.0 million,

•

decreases in merchandise inventory of $21.6 million primarily due to the liquidation of inventory through store closing sales, the sale of inventory, including slow moving inventory, at the Company’s remaining stores and lower inventory purchases compared to the prior year,

•	a decrease in current income tax benefit of $3.9 million,

•	increases in net deferred taxes of $3.2 million,

•

increases in accrued payroll of $2.1 million from higher accrued incentives earned under a special fourth quarter field incentive program, accruals for severance arrangements and additional accrued salaries due to the timing of year end, and

•

increases in other accrued expenses and credits of $6.0 million resulting from $3.7 million of accruals for lease terminations costs primarily associated with planned store closures and higher professional fees associated with financing matters as well as a hostile proxy contest.

          Cash used in investing activities included the funding of capital expenditures of $4.3 million, related primarily to the opening of eight new stores and remodels during fiscal year 2005, compared to $4.7 million used for capital expenditures primarily related to the opening of six new stores and remodels during fiscal year 2004.

          The Company generated cash from financing activities in fiscal 2005 through proceeds from the Bridge Term Loan of $30.0 million, and $2.1 million from the sale of warrants to affiliates of Prentice and Holtzman. The Company used cash from financing activities by decreasing revolver borrowing by $8.9 million and outstanding checks by $0.8 million. The Company paid financing costs of $4.7 million associated with the amendment to the Senior Credit Agreement and the Bridge Term Loan Agreement. Stockholders’ equity decreased to $16.7 million at January 31, 2006 from $96.6 million at January 31, 2005.

Other Liquidity and Capital Resources Elements

Revolver

          Effective July 29, 2003, Whitehall entered into the Senior Credit Agreement to provide for a total facility of up to $125.0 million through July 28, 2007.Whitehall amended the Senior Credit Agreement effective April 6, 2005 in order to, among other things, (i) provide for additional availability under the revolving credit facility through the funding of a $15.0 million additional facility from LaSalle and Back Bay Capital Funding LLC (“Back Bay”) which was funded at closing and was due July 31, 2006, (ii) add a discretionary over-advance sub-facility from LaSalle in the amount of $2.0 million, (iii) terminate the precious metal consignment facility, (iv) change the maturity date for all outstanding amounts under the Senior Credit Agreement from July 28, 2007 to July 31, 2006, (v) increase the interest rate payable on LIBOR loans from 2.50% to 3.00% above LIBOR, (vi) amend the Fixed Charge Coverage Ratio (as defined in the Senior Credit Agreement) covenant not to be less than 0.75:1.00 as measured at the last day of each of the months during the period of April 2005 to October 2005, 0.80:1.00 at November 30, 2005 and 1.00:1.00 as measured at the last day of each of the months from December 2005 and each month thereafter, (vii) add additional financial covenants related to Minimum Accounts Payable, Capital Expenditures and Minimum Borrowing Availability of $2.0 million (each as defined in the Senior Credit Agreement), (viii) amend the calculation of the borrowing base to lower the advance rate on inventory for certain periods and to modify the types of inventory and accounts receivable included, (ix) add a reserve in the amount of $7.0 million to the borrowing base pending satisfactory completion of a field examination report by LaSalle and Back Bay and (x) add a reserve in the amount of $5.0 million to the borrowing base effective February 1, 2006.The field examination report referred to in clause (ix) above was subsequently completed during April 2005, and the $7.0 million reserve was removed in May 2005.

          On October 3, 2005, Whitehall entered into a Waiver, Consent and Fourth Amendment (the “Fourth Amendment”) to the Senior Credit Agreement by and among Whitehall, LaSalle, as administrative agent and collateral agent for the Banks, the Banks, Bank of America, N.A., as managing agent, and Back Bay, as accommodation facility agent. In connection with the Fourth Amendment, the Company incurred $1.5 million in financing costs, which have been deferred on the Company’s balance sheet and amortized over the term of the Senior Credit Agreement and included in interest expense.

          Under the Senior Credit Agreement (as amended by the Fourth Amendment), the Banks provide a revolving line of credit of up to $140.0 million (the “Revolving Facility”) including an accommodation facility of $15.0 million (the “Accommodation Facility”), each having a maturity date of October 3, 2008. The revolving line of credit is limited by a borrowing base computed based primarily on the value of the Company’s inventory and accounts receivable. Availability under the revolver is based on amounts outstanding thereunder. The Fourth Amendment removed the financial performance covenants, modified the borrowing base calculation and increased the minimum required availability covenant to $7.0 million. The Senior Credit Agreement remains secured by substantially all of the assets of the Company. The Senior Credit Agreement continues to contain affirmative and negative covenants and representations and warranties customary for such financings. The Senior Credit Agreement contains certain restrictions, including restrictions on investments, payment of dividends, assumption of additional debt, acquisitions and divestitures.

          Borrowings under the Revolving Facility bear interest at the option of the Company (i) at the LIBOR rate (5.4% as of January 31, 2007) plus 250 basis points, or (ii) at the higher of (a) LaSalle’s prime rate (8.25% as of January 31, 2007) and (b) the federal funds effective rate (5.25% as of January 31, 2007) plus 50 basis points (such higher rate, the “Base Rate”). Borrowings under the Accommodation Facility bear interest at the Base Rate plus 800 basis points. The Company may prepay without penalty and re-borrow under the Revolving Facility. Interest is payable monthly for LIBOR and prime borrowings.

          The Company will be required to pay an early termination fee under certain circumstances if the Revolving Facility is terminated early or if the Accommodation Facility is prepaid. The Banks may accelerate the obligations of the Company under the Senior Credit Agreement to be immediately due and payable upon an Event of Default (as defined under the Senior Credit Agreement).

          On February 1, 2006, Whitehall was in default under its Senior Credit Agreement because, among other things, Whitehall did not receive an expected $20.0 million cash infusion on or before January 31, 2006. However, the Senior Credit Agreement lenders waived the default pursuant to an acknowledgement, consent and waiver dated as of February 1, 2006 (effective upon the extension of the Bridge Loan maturity date and the making of the additional $20.0 million loan, as described above, and application of the net proceeds in reduction of the amounts outstanding under the Senior Credit Agreement) and consented to the extension of the Bridge Loan maturity date and the making of the additional $20.0 million loan. The lenders also consented to and waived any events of default caused solely by the acquisition of Whitehall pursuant to the 2006 Merger Agreement, so long as the Offer contemplated by the 2006 Merger Agreement was consummated on or before May 31, 2006. The Offer was in fact completed prior to that date.

          Effective February 20, 2007, Whitehall entered into the Senior Credit Agreement to provide for a total facility of up to $125.0 million through February 20, 2011.

          Under the Senior Credit Agreement, the Banks provide a revolving line of credit of up to $125.0 million, including a Tranche A commitment of $115.0 million and a Tranche A-1 commitment of $10.0 million, each having a maturity date of February 20, 2011. The revolving line of credit is limited by a borrowing base computed based primarily on the value of the Company’s inventory and accounts receivable. Availability under the revolver is based on amounts outstanding thereunder. The Senior Credit Agreement provides for a minimum required availability covenant of not less than $5.0 million. The Senior Credit Agreement remains secured by substantially all of the assets of the Company. The Senior Credit Agreement contains affirmative and negative covenants and representations and warranties customary for such financings. The Senior Credit Agreement contains certain restrictions, including restrictions on investments, payment of dividends, assumption of additional debt, acquisitions and divestitures.

          Borrowings under the Tranche A commitment bear interest at the option of the Company (i) at the LIBOR rate (5.3% as of February 20, 2007) plus 150 to 200 basis points, dependent on the level of additional debt or equity raised by the Company, or (ii) at the higher of (a) LaSalle prime rate (8.25% as of February 20, 2007) and (b) the federal funds effective rate (5.25% as of February 20, 2007) plus 50 basis points (such higher rate, the “Base Rate”), plus 0 to 50 basis points, dependent on the level of additional debt or equity raised by the Company. Borrowings under the Tranche A-1 facility bear interest at the option of the Company (i) at the LIBOR rate (5.3% as of February 20, 2007) plus 325 to 375 basis points, dependent on the level of additional debt or equity raised by the Company, or (ii) the Base Rate plus 125 to 175 basis points, dependent on the level of additional debt or equity raised by the Company. The Company may prepay without penalty and re-borrow under the Revolving Facility. Interest is payable monthly for Base Rate Loans and at the end of each Interest Period (1, 2, 3 or 6 months) for LIBOR Loans.

          As of May 5, 2007, the calculated revolver availability, pursuant to the Senior Credit Agreement was $96.8 million. The Company had $88.1 million of outstanding borrowings under the revolving loan facility as of January 31, 2007 and $5.9 million in outstanding letters of credit.

          The interest expense under the revolver facility for the three months ended May 5, 2007 and April 30, 2006 and the fiscal years ended January 31, 2007, 2006 and 2005 was $2.0 million, $1.3 million, $6.7 million, $6.9 million and $4.0 million, respectively, reflecting a weighted average interest rate of 8.6%, 12.1%, 11.1%, 8.1% and 4.4%, respectively.

          The carrying amount of the Company’s borrowings under the Senior Credit Agreement approximates fair value based on current market rates.

          The Company periodically determines the value of the unused facility based upon a formula the result of which varies with fluctuations in inventory and receivable levels and aggregate borrowings. The peak outstanding borrowing under the Company’s Senior Credit Agreement during fiscal 2006 and 2005 was $100.0 million and $112.4 million, respectively. The unused facility and availability was $2.8 million, $14.5 million and $0.0 million as of May 5, 2007, January 31, 2007 and January 31, 2006, respectively. Cash receipts are applied against the outstanding borrowings on a daily basis in accordance with the credit facility provisions.

          The Company expects to have adequate availability under the Senior Credit Agreement throughout fiscal year 2007. However, should actual financial results differ unfavorably from the Company’s current expectations, the availability under the Senior Credit Agreement may be adversely impacted and inadequate to fund current operations.

Term Loan

          On October 3, 2005, Whitehall entered into the Bridge Loan Agreement with PWJ Lending, an entity managed by Prentice, in its capacity as a bridge loan lender and as administrative agent and collateral agent for the bridge loan lenders, and Holtzman. Under the Bridge Loan Agreement, the bridge loan lenders provided the Bridge Loan to the Company in the aggregate principal amount of $30.0 million, which bore interest at a fixed rate of 18.0% per annum, payable monthly. The proceeds of the Bridge Loan were used, among other purposes, to repay a portion of the revolving credit loans then outstanding under the Senior Credit Agreement, to fund a segregated account that was disbursed into a third party escrow account established for the benefit of certain of the Company’s trade vendors and to pay fees and expenses associated with the bridge loan transaction. The Company’s obligations under the Bridge Loan Agreement (as amended by the Amended and Restated Term Loan Agreement) were secured by a lien on substantially all of the Company’s assets that ranked junior in priority to the liens securing the Company’s obligations under the Senior Credit Agreement. The Bridge Loan Agreement (as amended by the Amended and Restated Term Loan Agreement and subsequently amended by the Second Amended and Restated Term Loan Credit Agreement) contains a number of affirmative and restrictive covenants and representations and warranties that generally are consistent with those contained in the Company’s Senior Credit Agreement (as amended by the Fourth Amendment). In connection with the Bridge Loan Agreement, the Company incurred $0.8 million in financing costs, which have been deferred on the Company’s balance sheet and amortized over the term of the original three-month life of the Bridge Loan and included interest expense.

          In connection with the Bridge Loan Agreement, Whitehall issued 7-year Warrants, which were immediately exercisable, with an exercise price of $0.75 per share to the Bridge Loan Lenders to purchase 2,792,462 shares of Whitehall’s common stock (approximately 19.99% of the capital stock outstanding at the time of issuance).

          The Warrants were accounted for in accordance with FASB Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Based on a valuation using the Black-Scholes model, the fair value ascribed to these Warrants, at the date of issuance, was determined to be $0.80 per share of common stock for a total value of approximately $2.2 million. The value assigned to the Warrants constituted a discount to the Bridge Term Loan and was accreted over the original three-month life of the Bridge Term Loan as non-cash interest expense.

          On December 5 and 6, 2005, Holtzman and Prentice exercised the Warrants to purchase 2,792,462 shares of the Whitehall’s common stock at $0.75 per share.

          Whitehall received proceeds from the respective exercises in the aggregate of approximately $2.1 million and issued the shares of common stock to Holtzman and Prentice. The shares issued upon exercise of the warrants were cancelled as part of the acquisition of Whitehall by WJ Holding.

          On February 1, 2006 Whitehall was in default under its Bridge Loan Agreement. However, the Bridge Loan Agreement was amended and restated in its entirety pursuant to the Amended and Restated Term Loan Agreement to provide for the extension of the Bridge Loan maturity date and the making of the additional $20.0 million loan. On February 1, 2006, the January 31, 2006 maturity of the Bridge Loan was extended for three years, subject to customary conditions, in connection with the 2006 Merger Agreement (as discussed in Note 4 to the financial statements), and the Bridge Loan lenders made an additional $20.0 million loan to Whitehall effective February 2, 2006. In addition, as of February 2, 2006, the Bridge Loan bears interest at a fixed rate of 12.0% per annum, payable at maturity. As a result of the three-year term extension, Whitehall reclassified the $30.0 million Bridge Loan from a current liability to a non-current liability on its balance sheet at January 31, 2006.

          On February 20, 2007, Whitehall entered into a Second Amended and Restated Term Loan Credit Agreement (the “Term Loan Agreement”) with PWJ Lending, as administrative agent and collateral agent for the agents and lenders. Under the Term Loan Agreement, the lenders agreed to make term loans to Whitehall in the aggregate principal amount of up to $25.0 million for, among other things, general corporate and working capital purposes. This amendment to the Term Loan facility was entered into to provide funding until such time that the Senior Term Loan Agreement could be executed (see below). As of February 20, 2007, the loans (and all payment in kind interest thereon) under the Term Loan Agreement, bear interest at a fixed rate of 12% per annum, payable at maturity. The maturity date of the Term Loan Agreement is February 1, 2009. As of April 6, 2007, Whitehall borrowed the additional $25.0 million under the Term Loan Agreement. Under the Senior Credit Agreement, the Company was required to receive an additional $10.0 million in equity proceeds or additional term loan borrowings prior to May 31, 2007 or Whitehall would be be in default under the Senior Credit Agreement. On May 21, 2007, $25.0 million was repaid from proceeds of the Senior Term Loan (see below). On May 31, 2007 the requirement for an additional $10.0 million in equity proceeds or term loan borrowings were satisfied from proceeds of the Senior Term Loan (see below).

          On June 25, 2007 Whitehall entered into the Second Amendment to the Term Loan Agreement (the “Second Amended Term Loan”) to the Term Loan. Under the Second Amended Term Loan with PWJ Lending, PWJ Lending agreed to make additional term loans to Whitehall in the aggregate amount of $7,500,000, for among other things, general corporate and working capital purposes. As of July 27, 2007, the Company borrowed an additional $7.5 million under the Term Loan. The additional $7.5 million under the Term Loan will be converted to a portion of the equity under the 2007 Equity Transactions, together with accrued interest.

          Pursuant to the Contribution Agreement, dated July 27, 2007, by and among PWJ Lending, Holtzman and Whitehall the amount of principal, interest and other amounts outstanding as of the date of the Contribution Agreement under the Second Amended and Restated Term Loan Agreement, in the aggregate of $66,574,166 (of which (i) $7.5 million in principal amount plus accrued interest of $60,833 was loaned solely by PWJ Lending from the period of June 28, 2007 until July 27, 2007 and (ii) $59,013,333 was loaned by both PWJ Lending and Holtzman. In return for the contribution, 2,210,770 shares of our Common Stock and warrants to purchase 1,105,385 Shares were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of Whitehall common stock were issued to PWJ Lending and 16,686 shares of Whitehall common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Agreement.

          The interest expense under the Term Loan Agreement for the three months ended May 5, 2007 and April 30, 2006 and the years ended January 31, 2007 and 2006 was $2.0 million, $1.5 million, $6.1 million and $1.8 million, respectively, reflecting weighted average interest rates of 12.0%, 12.0%, 12.0% and 18.0%, respectively. As of January 31, 2007, the carrying amount of Whitehall’s borrowings under the Bridge Loan approximated fair value based on current market rates.

Senior Term Loan

          On May 21, 2007, Whitehall entered into a Senior Term Loan Agreement (the “Senior Term Loan”) by and among Whitehall, LaSalle, as administrative agent and collateral agent for the Banks, the Banks, and Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents, to provide for a total facility of up to $35.0 million. The use of proceeds is limited to making permitted restricted subordinated debt payments and general corporate purposes.

          Under the Senior Term Loan, the Banks provided a term loan of up to $35.0 million having a maturity date of November 19, 2007. The Senior Term Loan is secured by substantially all of the assets of the Company. Additional credit support was provided by PWJ Lending in the form of a cash collateralized letter of credit. In connection therewith, on May 21, 2007 PWJ Lending entered into a Reimbursement Agreement with Whitehall to which Whitehall has agreed to reimburse PWJ Lending for any amounts drawn on the Term Loan Letter of Credit and any costs incurred related thereto.

          Borrowings under the Senior Term Loan bear interest at the option of the Company (i) at the LIBOR rate plus 125 basis points, or at the Base Rate less 12.5 basis points, with the Base Rate being defined as the higher of (a) LaSalle Bank’s prime rate and (b) the federal funds effective rate plus 50 basis points.

Trade Notes Payables

          During the third quarter of fiscal year 2005, Whitehall, Prentice and the Banks party to the Senior Credit Agreement executed a term sheet (the “Term Sheet”) with certain trade vendors. Vendors holding over 99% of Whitehall’s aggregate trade debt to Suppliers executed the Term Sheet. The Term Sheet provided a mechanism for (i) the Company’s satisfaction of its trade debt outstanding as of September 23, 2005 in the amount of approximately $44.6 million (the “Trade Debt”) to participating Suppliers, and (ii) the participating Suppliers’ prompt delivery of merchandise to the Company for the 2005 holiday season. Under the provisions of the Term Sheet, Whitehall made payments totaling 50% of the Trade Debt at various times through January 16, 2006. A final payment in the amount of approximately $22.3 million, representing 50% of the Trade Debt, plus accrued interest at 6% from and after January 17, 2006, is required to be made on or about September 30, 2007. The Term Sheet was subject to and conditioned upon the execution of definitive documentation among the parties. More definitive documentation was initially completed in the form of the Trade Vendor Extension Agreement (TVEA). However, as a result of timing constraints and other various issues, the TVEA was never put into effect. In lieu of implementing the TVEA, Whitehall completed an Amended Trade Vendor Extension Agreement (ATVEA) that was presented to all Suppliers who were parties to the Term Sheet. In accordance with the Term Sheet, the ATVEA also required payment of the remaining 50% balance of the Trade Debt to be paid on or before September 30, 2007. Under the terms of the ATVEA, once Suppliers constituting 90% of the total remaining Trade Debt had executed the ATVEA, Whitehall was required to issue individual unsecured promissory notes (“Trade Notes”) on a rolling basis to each of the Suppliers whose Trade Debt was undisputed in the amount of their respective remaining Trade Debt balance (50% of each Supplier’s total Trade Debt). On or about April 20, 2007, Suppliers representing 90% of the total remaining Trade Debt had executed the ATVEA. As a result, Whitehall issued multiple Trade Notes on or about April 20, 2007.

          On or about, May 4, 2007, Whitehall met with certain Suppliers to discuss a further extension of the due date under the Trade Notes; thereby, extending the payment date for the remaining Trade Debt balance. As a result of this meeting and subsequent conversations between Whitehall and the Suppliers, on or about May 25, 2007, Whitehall sent a proposed NEA to each Supplier who had previously been issued a Trade Note. Under the terms of the NEA, each Supplier who executes the NEA is agreeing to extend the maturity date under its Trade Note until March 31, 2009. In consideration for a Supplier agreeing to extend the maturity date until March 31, 2009, the Company will agree, among other things: (i) to make early payments to Suppliers for certain Holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the Trade Notes issued to the Suppliers that executed the NEA, including, but not limited to limiting payments to all Suppliers under the Trade Notes in advance of the March 31, 2009 date in excess of an aggregate amount of $2.5 million. More specifically, a default occurs if the Company fails either: (x) to pay, in the aggregate on or before September 30, 2007, $2.5 million to the Non-Participating Suppliers; or (y) to the extent that less than $2.5 million is owed to the Non-Participating Suppliers, to pay the difference between $2.5 million and the amount owed to the Non-Participating Suppliers, to those Suppliers under the ATVEA that have executed the NEA.

          As of July 27, 2007, Whitehall had received commitments from Suppliers constituting approximately 75% of the outstanding Trade Notes to extend the maturity date of their respective Trade Notes to March 31, 2009, pursuant to the terms of an NEA. In consideration for a Supplier agreeing to extend the maturity date until March 31, 2009, the Company agreed, among other things: (i) to make early payments to those Suppliers for certain Holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the Trade Notes issued to the Suppliers that executed the NEA, including, but not limited to limiting payments to the Non-Participating Suppliers in advance of the March 31, 2009 maturity date in excess of an aggregate amount of $2.5 million. More specifically, a default occurs if the Company fails either: (x) to pay, in the aggregate on or before September 30, 2007, $2.5 million to the Non-Participating Suppliers; or (y) to the extent that less than $2.5 million is owed to the Non-Participating Suppliers, to pay the difference between $2.5 million and the amount owed to the Non-Participating Suppliers, to those Suppliers that have executed the NEA. Through commitments obtained from suppliers (as set forth above) plus assurances from PWJ Lending, the Company believes it will be able to satisfy its obligation to pay no more than $2.5 million to the Non-Participating Suppliers under the Trade Notes. The Company may be required to pay the remaining balance of its trade debt on the aggregate amount of approximately $22.3 million in the event that the Company defaults an obligation under the NEA.

Standby Letters of Credit

          As of May 5, 2007, Whitehall maintained standby letters of credit in the aggregate of $5.9 million issued to various third parties as beneficiaries pursuant to contracts entered into in the normal course of business. Such standby letters of credit are secured by the Company’s Senior Credit Agreement and reduce the calculated revolver availability pursuant to the Senior Credit Agreement.

Other Contingencies

          Subject to the contingencies identified elsewhere in this report, including in Note 19 to the financial statements, “Item 1A. Risk Factors” and “Cautionary Statement Concerning Forward-Looking Information”, management expects that cash flow from operating activities and funds available under the Company’s revolving loan facilities should be sufficient to support the Company’s operations through the second quarter of fiscal 2008.

Contractual Obligations

          The following summarizes the Company’s contractual obligations at January 31, 2007:

	Payments Due by Period

(in thousands)	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years

Revolver	$83,860	$—	$83,860	$—	$—

Standby letters of credit	6,516	6,516	—	—	—

Term loan	56,080	—	56,080	—	—

Accounts payable, non-current	22,366	22,366	—	—	—

Operating leases	131,519	27,397	44,652	28,854	30,616

Total contractual obligations	$300,341	$56,279	$184,592	$28,854	$30,616

          In the normal course of business, the Company issues purchase orders to vendors for purchase of merchandise inventories. The outstanding amount of these purchase orders is not included in the above table, as the purchase orders may be cancelled at the option of the Company. In addition, Whitehall is party to employment and severance agreements, filed with this Form 8-K, with certain executive officers.

          In December 2005, the Company entered into an agreement with a vendor conditioned on certain future events to return $3.3 million of diamonds for credit at the Company’s full cost in exchange for a commitment to purchase approximately $6.0 million of existing consignment inventory and $1.0 million of new products. The total purchase commitment as of January 31, 2006 was $6.3 million. The

Company amended the agreement and consummated the transaction in February 2006. There were no similar transactions in fiscal year 2006 or the first quarter of fiscal 2007.

Critical Accounting Policies and Estimates

          The Company’s significant accounting policies and estimates, including the assumptions and judgments underlying them, are disclosed in the notes to the financial statements. These policies have been consistently applied in all material respects and address such matters as revenue recognition, inventory valuation, depreciation methods and asset impairment recognition. While the estimates and judgments associated with the application of these policies may be affected by different assumptions or conditions, the Company believes the estimates and judgments associated with the reported amounts are appropriate in the circumstances. Management has discussed the development and selection of these significant accounting estimates with the Audit Committee of the Board of Directors. The Company believes that of its significant accounting policies, the following may involve a higher degree of judgment and complexity. (See Note 4 to the Fiscal 2006 Financial Statements).

Accounts Receivable

          Accounts receivable are recorded at the amount management expects to collect and consists primarily of customer credit card charges and other non-recourse third party credit arrangements for merchandise delivered to the customer for which the Company has not yet received payment under the terms of the arrangements. Allowance for doubtful accounts represents reserves established to address exposures to charge-backs on credit receivables that have already been collected. The Company accrues an estimate of expected charge-backs based on the Company’s historical chargeback experience. Amounts are charged off when the credit card company deducts the charge-backs from our payments.

Merchandise Inventories

          Merchandise inventories are stated principally at the lower of weighted average cost or market. Purchase cost is reduced to reflect certain allowances and discounts received from merchandise vendors. Periodic credits or payments from merchandise vendors in the form of consignment conversions, volume or other purchase discounts and other vendor consideration are reflected in the carrying value of the inventory and recognized as a component of cost of sales as the merchandise is sold. Additionally, to the extent it is not addressed by established vendor return privileges, and if the amount of cash consideration received from the vendor exceeds the estimated fair value of the goods returned, that excess amount is reflected as a reduction in the purchase cost of the inventory acquired. Allowances for inventory shrink, scrap and other provisions are recorded based upon analysis and estimates by the Company.

          Certain of the Company’s agreements with merchandise vendors provide credits for co-op advertising as calculated as a percentage of net merchandise purchases. In accordance with EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, the Company classifies certain merchandise vendor allowances as a reduction to inventory cost unless evidence exists supporting an alternative classification. The Company earned vendor allowances for advertising of $3.0 million for fiscal 2006 and $2.6 million for fiscal year 2005. The Company records such allowances as a reduction of inventory cost, and as the inventory is sold, the Company recognizes a lower cost of sales.

          The Company also obtains merchandise from vendors under various consignment agreements. The consigned inventory and related contingent obligations associated with holding and safekeeping such consigned inventory are not reflected in the Company’s financial statements. At the time of sale of consigned merchandise to customers, the Company records the purchase liability and the related consignor cost of such merchandise in cost of sales.

Legal Contingencies

          The Company is involved in certain legal matters and other claims including those discussed in Note 19 to the financial statements. As required by Financial Accounting Standards Board (“FASB”) through Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies”, the Company determines whether an estimated loss from a loss contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. The Company analyzes its legal matters and other claims based on available information to assess potential liability. The Company consults with outside counsel involved in legal matters when analyzing potential outcomes. Based on the nature of such estimates, it is possible that future results of operation or net cash flows could be materially affected if actual outcomes are significantly different than management’s estimates related to these matters.

Revenue Recognition

          The Company recognizes revenue in accordance with the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” Revenue from merchandise sales is recognized when delivery has occurred and title and risk of loss has transferred to the customer. The Company accrues an estimate of expected returns, which have not yet been presented, based on its historical returns experience, which is governed by the Company’s merchandise returns policy. Repair revenues are recognized when the service is complete and the merchandise is delivered to the customer. The Company recognizes revenue, net of cost reimbursed to a third party service provider, from the sale of an extended service plan at the time the contract is executed with the customer. The Company records revenue from layaway program sales at the time the customer fulfills the terms of the program, including receipt of full payment and delivery of the merchandise to the customer. The Company charges a monthly fee to cover the costs of administration of inactive layaways.

Lease Expense

          The Company leases the premises for its office facilities and all of its retail stores. Certain leases require increasing annual minimum lease payments over the term of the lease. The Company’s retail store lease term is deemed to commence on the date the Company has access to and control of the retail space, which is generally two months earlier than the date the Company becomes legally obligated for rent payments. Minimum lease expense under these agreements is recognized on a straight-line basis over the terms of the respective leases.

          Virtually all leases covering retail stores provide for additional contingent rentals based on a percentage of sales. These costs are expensed in the period incurred.

Accounting for Stock Based Compensation

          In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”). This statement revised SFAS No. 123 and requires companies to expense the value of employee stock options and similar awards. The Company adopted Statement 123R on February 1, 2006, using the modified prospective method, whereby the Company applied Statement 123R to new and modified awards beginning February 1, 2006. Additionally, the Company was required to recognize compensation cost as expense for the portion of outstanding unvested options, based on the grant-date fair value of those awards calculated using the fair value measurement of the unvested options issued. There were no options granted or modified in fiscal year 2006.

          The Company previously accounted for stock-based compensation according to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which results in no charge to earnings or losses when options are issued at fair market value.

Long-Lived Assets

          On an annual basis or earlier, whenever facts and circumstances indicate potential impairment, the Company evaluates the recoverability of long-lived asset carrying values, using projections of undiscounted future cash flows over remaining asset lives. When impairment is indicated, it is measured by the excess of carrying values over fair values. In evaluating long-lived retail store assets for impairment, the Company considers a number of factors such as a history of consistent store operating losses, sales trends, store management turn-over, local competition and changes in mall demographic profiles.

          Based on the nature of such estimates, it is possible that future results of operations or net cash flows could be materially affected if actual outcomes are significantly different from the Company’s estimates related to these matters.

Accounting for Goodwill and Other Intangibles

          Goodwill represents the excess of cost over the fair value of assets acquired in purchase business combinations. Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed annually in the fourth quarter (or more frequently if impairment indicators arise) for impairment. Intangible assets are carried at cost, less accumulated amortization. Trade name costs are amortized on a straight-line basis over 30 years. Customer mailing list costs are amortized on a straight-line basis over seven years. Favorable leases are amortized on a straight-line basis over the remaining lease term.

Accounting for Guarantees

          The Company has adopted the guidance of FASB Interpretation No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners” requiring companies to disclose minimum revenue guarantees in accordance with the guidelines provided in FIN 45 for interim and annual financial statements. The Company has reflected the required disclosures in its financial statements. Under its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences while the officer or director is serving, or was serving, at its request in such capacity. Under the 2006 Merger Agreement, all rights to exculpation and indemnification for acts or omissions occurring prior to the effective time in favor of the current or former directors or officers or employees or agents of the Company or any of its subsidiaries or other entities, at the request of the Company or any of its subsidiaries, as provided in its charter or bylaws or in any agreement, will survive the 2006 Merger and will continue in full force and effect in accordance with their terms. The maximum potential amount of future payments the Company could be required to make pursuant to these indemnification obligations is unlimited; however, the Company has a directors and officers liability insurance policy that, under certain circumstances, enables it to recover a portion of certain future amounts paid. The Company has no liabilities recorded for these obligations as of January 31, 2007; however, reference is made to Note 19 to the financial statements with respect to legal contingencies.

New Accounting Pronouncements

          In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”). “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No 109”. FIN 48 clarifies the accounting for uncertainty income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measure of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 in the first quarter of fiscal 2007. See Note 3 to the quarterly financial statements.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosure about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact adoption may have on its results of operation or financial position.

          In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires an entity to quantify misstatements using a balance sheet and income statement approach, and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The adoption of SAB No. 108 is effective for fiscal years ending on or after November 15, 2006. The Company became publicly held on July 27, 2007 and accordingly adopted SAB No. 108 during the first quarter of fiscal year 2007. The adoption of SAB No. 108 did not have a material effect on the Company’s results of operations or financial position.

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 provides companies with an option to report many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The FASB believes that SFAS No. 159 helps to mitigate accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities, and would require entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, “Fair Value Measurements.” This statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are in the process of evaluating the impact, if any, that the adoption of SFAS No. 159 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

          The Company’s exposure to changes in interest rates relates primarily to its borrowing activities to fund business operations. The Company principally uses floating rate borrowings under its revolving credit facility. The Company currently does not use derivative financial instruments to protect itself from fluctuations in interest rates.

          The information below summarizes the Company’s interest rate risk associated with debt obligations outstanding as of January 31, 2007. The table presents principal cash flows and related interest rates by fiscal year of maturity or re-pricing date.

(in thousands)	2007	2008	Total

Variable rate (a)	$83,860	—	$83,860

Average interest Rate	11.1%	—	11.1%

          (a) Interest rates charged on the facility float based, at the option of the Company, on (i) the LIBOR rate plus 250 basis points or (ii) the higher of (a) LaSalle’s prime rate and (b) the federal funds effective rate plus 50 basis points. See “Item 2.01 – Section 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other Liquidity and Capital Resources Elements—Revolver”.

Gold Price Risk

          The Company does not hedge gold price changes. Current increases in gold prices have had and may have a future negative impact on gross margin to the extent sales prices for such items do not increase commensurately.

Diamond Price Risk

          Recent increases in diamond prices may have a future negative impact on gross margin to the extent that sales prices for such items do not increase commensurately.

Inflation

          The Company believes that inflation generally has not had a material effect on the results of its operations. There is no assurance, however, that inflation will not materially affect the Company in the future.

Off Balance Sheet Arrangements

          The Company has no off balance sheet arrangements.

3. PROPERTIES

          As of June 2, 2007, the Company operated 314 stores in 37 states. All of these stores are leased and are predominantly located in regional or super-regional malls. The Company’s typical new store lease has a term of 10 years plus the first partial lease year. Terms generally include a minimum base rent, a percentage rent payment based on store sales and certain other occupancy charges. At January 31, 2007, the average remaining life of the leases for the Company’s stores was approximately five years. While there can be no assurance, the Company expects generally to be able to renew desirable leases as they expire.

          The Company moved to its new corporate offices in fiscal year 2006. The Company leases approximately 52,000 square feet of office and administrative space in Chicago, Illinois, in an office building housing the Company’s corporate headquarters, distribution functions and quality assurance operations.

4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Unless otherwise indicated in this current report, all references in this current report to the Company’s Board of Directors shall refer to the directors elect of the Company, which shall become the Board of Directors of the Company 10 days after the Company’s filing of an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14F-1 thereunder.

          The following table sets forth certain information as of July 27, 2007 after consummation of the Merger, and the 2007 Equity Transactions regarding the beneficial ownership of shares of our Common Stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 39,953,122 shares of our Common Stock issued and outstanding on July 27, 2007 following the Merger and the 2007 Equity Transactions. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of the closing of the Merger and the 2007 Equity Transactions, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Securities Beneficially Owned
Name and address of beneficial owner[1]	Shares of common stock beneficially owned	Percentage of common stock outstanding

Principal security holders:
Prentice Capital Management, LP2	25,941,812	64.9
Holtzman Opportunity Fund, LP3	6,046,813	15.14
Millennium Partners, L.P.[4]	4,385,965	11
Directors and executive officers:
Edward Dayoob	466,119	*
Michael Don	131,096	*
Jonathan Duskin[5]	—	—
Mark Funasaki	74,878	*
David Harris	—	*
Efrem Gerszberg[6]	—	—
Dawn Kennedy[7]	—	—
William Lazor	—	—
Robert B. Nachwalter	44,392	*
Charles G. Phillips[8]	—	—
Former Executive officers
Robert L. Baumgardner	—	—
John R. Desjardins	—	—
Matthew M. Patinkin	—	—
Debbie-Nicodemus-Volker	—	—
All directors and executive officers as a group (12 persons)	32,705,110	81.86

* Denotes less than 1%.

1. Except as otherwise noted below, each of the following individual’s address of record is c/o Whitehall Jewelers, Inc., 125 South Wacker Dr., Ste. 2600, Chicago, IL 60606.

2. Prentice Capital Management, LP is the manager of the PWJ Entities and, as such, may be deemed to have voting control and investment discretion over securities owned by the PWJ Entities. The PWJ Entities own 25,941,812 shares of Common Stock. These shares beneficially owned do not include the Warrants issued in the 2007 Equity Transactions, which will become exercisable upon the filing of an amendment to our Certificate of Incorporation increasing the number of our authorized shares of Common Stock to 100 million shares and, in the aggregate, entitle the PWJ Entities to purchase up to 3,567,471 shares of our Common Stock. Mr. Zimmerman is the Managing Member of (a) Prentice Management GP, LLC, the general partner of Prentice Capital Management and (b) Prentice Capital GP, LLC, the general partner of certain investment funds that own interests in the PWJ Entities and (c) Prentice Capital GP II, LLC, the general partner of certain other investment funds that own interests in the PWJ Entities. As such, Mr. Zimmerman may be deemed to control Prentice Capital Management and certain of the investment funds that own interests in the PWJ Entities and therefore may be deemed to be the beneficial owner of the securities reported in this Form 8-K. Each of Mr. Zimmerman and Prentice Capital Management disclaims beneficial ownership of all of the securities reported in this Form 8-K. The address for Prentice Capital Management, LP is 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

3. The address for Holtzman Opportunity Fund, L.P. is c/o Jewelcor Companies, 100 N. Wilkes-Barre Blvd., 4th Floor, Wilkes Barre, Pennsylvania 18702.

4. Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, LLC. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P. The address of Millennium Partners, L.P. is c/o Millennium Management, L.L.C., 666 Fifth Avenue, 8th Floor, New York, NY 10103.

5. The mailing address of Jonathan Duskin is c/o Prentice Capital Management, LP, 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

6. Mr. Gerszberg is a limited partner of the Holtzman Opportunity Fund, LP. However, Mr. Gerszberg does not control Holtzman Opportunity Fund, LP nor the investment manager. Mr. Gerszberg disclaims all beneficial ownership in this Form 8-K except to the extent of his limited partnership interest in the Holtzman Oppurtunity Fund. The address for Mr. Gerszberg is c/o Jewelcor Companies, 100 N. Wilkes-Barre Blvd, Wilkes-Barre, PA 18702.

7. Dawn Kennedy resigned on May 13, 2007.

8. The mailing address of Charles G. Phillips is c/o Prentice Capital Management, LP, 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

5. DIRECTORS AND EXECUTIVE OFFICERS

          Pursuant to the Merger Agreement and ten days after the filing of a Schedule 14f-1, Timothy P. Halter will resign from the Board and the following directors elect of BTHC VII, Inc. will become the directors of the Company. The executive officers of Whitehall became the executive officers of the Company as of the effective time of the Merger.

Board of Directors and Executive Officers

Name	Age	Position

Jonathan Duskin	39	Director

Efrem Gerszberg	33	Director

Charles G. Phillips	54	Director

William R. Lazor	57	Director

Edward A. Dayoob	68	Chief Executive Officer and President and Chairman of the Board

Michael Don	50	Executive Vice President and Chief Financial Officer

Mark Funasaki	44	Executive Vice President, Chief Administrative Officer and Business Development

David Harris	58	Senior Vice President – Store Operations

Robert B. Nachwalter	37	Senior Vice President and General Counsel

          Edward Dayoob was appointed to the Board of Directors of Whitehall on March 15, 2006 pursuant to the 2006 Merger Agreement. He served as President and Chief Executive Officer of Fred Meyer Jewelers, Inc., the nation’s fourth largest fine jewelry company and a wholly-owned subsidiary of Fred Meyer, Inc., from 2000 to 2005 and Senior Vice President of Fred Meyer, Inc. from 1989 to 2000. Mr. Dayoob started in the jewelry business in 1959 with White Front Stores in California, where he served as Vice President of Operations. Mr. Dayoob joined Weisfield Jewelers in Seattle, Washington in 1972. In 1973, Mr. Dayoob founded Fred Meyer Jewelers.

          Jonathan Duskin was appointed to the Board of Directors of Whitehall on March 15, 2006 pursuant to the 2006 Merger Agreement. He is an employee of Prentice, a New York-based investment firm, which he joined at its inception in May 2005. Prior to joining Prentice, Mr. Duskin was employed by an affiliate of S.A.C. Capital Management, LLC (“S.A.C.”) since 2002. Prior to joining S.A.C., Mr. Duskin was a managing director at Lehman Brothers Inc., a financial services company, from 1998 to 2002, where he served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. He currently serves on the boards of directors of The Wet Seal, Inc. and certain portfolio companies of Prentice.

          Efrem Gerszberg will be appointed to the Company’s and Whitehall’s Board of Directors ten days after the filing of a Schedule 14f-1 by the Company. Mr. Gerszberg has been the President and Chief Operating Officer of George Foreman Enterprises, Inc. (OTC: GFME), formerly MM Companies, Inc. (OTC: MMCO), since May 2004. He has been a member of Web.com’s (WWWW) Board of Directors since August 2005.

Since 2003, Gerszberg has been the Chief Operating Officer of Jewelcor Management Inc., an entity primarily engaged in investment and management services. Since its inception in 1993, Mr. Gerszberg has served on the Board of Directors and Strategic Advisory Panel of Ecko Unlimited, a privately held young men’s apparel company. Mr. Gerszberg earned his J.D. from Rutgers School of Law.

          Charles G. Phillips was appointed to the Board of Directors of Whitehall on March 15, 2006 pursuant to the 2006 Merger Agreement. Mr. Phillips joined Prentice as its Chief Operating Officer at its inception in May 2005. Mr. Phillips was the President of Gleacher & Co., an investment banking and management firm, where he worked from 1991 until his retirement in 2003. Prior to joining Gleacher & Co., Mr. Phillips was a Managing Director at Morgan Stanley, a member of its Investment Banking Operating Committee and the founder of its High Yield Bond Department during the 1980s. Mr. Phillips currently serves on the boards of directors of California Pizza Kitchen, Inc., Champps Entertainment, Inc. and PQ Licensing S.A. (i.e. Le Pain Quotidien).

          William R. Lazor was appointed to the Board of Directors on January 29, 2007. Mr. Lazor is a CPA, officer and shareholder with Kronick Kalada Berdy & Co., a certified public accounting firm based in Kingston, Pennsylvania where he has practiced at the partner level for more than 25 years. Mr. Lazor has served on the boards of the McCole Foundation and the Richard and Marion Pearsall Family Foundation, as an officer and member since December, 1999. Mr. Lazor has been an officer/shareholder of Keystone Financial Advisors, Inc. since September, 1995. Mr. Lazor is a Certified Fraud Examiner and is also registered with the National Association of Securities Dealers and the New York Stock Exchange in general securities. Mr. Lazor is also registered in the Commonwealth of Pennsylvania as a Registered Investment Advisor. Mr. Lazor received his B.S. degree in Commerce and Finance from Wilkes College (University) and holds CPA licenses in both Pennsylvania and New York.

          Michael Don joined Whitehall on November 27, 2006, as its Executive Vice President and Chief Financial Officer. Prior to joining Whitehall, Mr. Don served as the Executive Director of the law firm Stoel Rives, LLP in 2005 and 2006. From 2002 through 2004, Mr. Don was the Senior Vice President and Chief Financial Officer of Columbia Distributing Company, a multi-state beverage distribution company. From 1987 through 2000, Mr. Don held various positions within Fred Meyer, Inc. with his last position as Chief Executive Officer of Fred Meyer Jewelers, Inc. from 1996 to 2000. Mr. Don also held the positions of Vice President and Treasurer, Vice President of Real Estate and Construction and Senior Vice President, Strategic Planning for Fred Meyer, Inc. Mr. Don received his CPA accreditation in Oregon in 1980.

          Mark Funasaki joined Whitehall on November 27, 2006, as its Executive Vice President and Chief Administrative Officer. Before joining Whitehall, Mr. Funasaki spent nine years with Fred Meyer Jewelers, Inc. most recently as its Vice President of Strategic Planning and Business Development from 2003 through 2006. Mr. Funasaki also held the positions of Vice President of Information Systems, Vice President of E-Commerce and Controller for Fred Meyer Jewelers, Inc.

          David Harris joined Whitehall on March 27, 2006, as its Senior Vice President – Store Operations. Prior to joining Whitehall, Mr. Harris spent over 30 years with the Zale Corporation in various capacities including positions as Vice President Operations in both the Zales and Bailey Banks and Biddle Divisions. Mr. Harris also served as the Vice President Operations for the Gordon Jewelry Corp., a wholly owned subsidiary of the Zale Corporation. Mr. Harris was the Executive Vice President of Operations for Cardow Jewelers from 1992 to 1994 and served as the Executive Vice President of Adelsteins Jewelers from 1982 to 1987.

          Robert B. Nachwalter joined Whitehall on April 24, 2006, as its Senior Vice President and General Counsel. Prior to joining Whitehall, Mr. Nachwalter was Senior Counsel with Ryder System,

Inc. from 2003 to 2006. Before moving to Ryder System Inc. in 2003, Mr. Nachwalter worked for Mayor’s Jewelers, Inc. as Senior Counsel and Director of Legal Affairs (now Birks and Mayor’s, Inc.) from 1999 to 2003. From 1997 to 1999, Mr. Nachwalter was an associate in the law firm of Carlson & Bales, P.A.

Family Relationships

          There are no family relationships among the individuals comprising our board of directors, management and other key personnel.

6. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

          Although the Company has a Compensation Committee of the Board of Directors, due to the small size of the Board of Directors and the 2006 Merger, for fiscal 2007, the entire Board of Directors reviewed executive compensation decisions.

          Our Board of Directors has responsibility for establishing, monitoring and implementing our compensation program. The Board of Directors designs its policies to attract, retain and motivate highly qualified executives. We compensate our executive officers named in the Summary Compensation Table (“Executives”) through a combination of base salary and incentive bonus payments, designed to be competitive with comparable employers and to align each Executive’s compensation with the long-term interests of our stockholders. The employment agreements with Edward Dayoob, Michael Don, Mark Funasaki and Robert Nachwalter provide that the executives shall be eligible during their employment period to be granted stock options, restricted stock and/or other equity-based compensation awards. No options were granted in fiscal 2006. In fiscal 2007, Whitehall adopted the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan, and on July 27, 2007, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter were granted options to purchase 4,823, 2,813, 1,608 and 402 shares of common stock of Whitehall, respectively, in each case for an exercise price of $850 per share, the fair market value of such shares on the date of grant. Following the closing of the Merger, pursuant to the terms of the equity incentive plan, these options were converted to options to purchase 1,198,594, 699,180, 399,351 and 99,883 shares of our common stock, which we assumed at the closing of the Merger. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. In fiscal 2007, the Company also entered into Bonus Award Agreements with Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter. Under these agreements, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will be eligible to receive maximum bonuses equal to $300,000, $175,000, $100,000 and $25,000, respectively. Subject to the terms of each agreement, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will receive 83%, 52%, 52% and 88% respectively, of his total bonus amount on the next regular payroll date following December 31, 2008. Thereafter, Mr. Dayoob and Mr. Nachwalter will receive an amount equal to 1/36th and Mr. Don and Mr. Funasaki will receive an amount equal to 1/48th of his total bonus amount on a monthly basis, until such time as he has received a gross amount equal to his total bonus amount. The Board of Directors seeks to motivate Executives through our compensation program to achieve our long-term sustainable growth.

Objectives of Compensation Program

          The primary objective of our compensation program is to compensate Executives in a way that reinforces decisions and actions which will drive long-term sustainable growth, which in turn leads to increased stockholder value. To achieve these goals we must attract and retain highly qualified Executives and motivate them to work to their fullest potential.

What Our Compensation Program is Designed to Reward

          The Board of Directors focuses on long-term goals of the business and designs rewards programs that recognize business achievements it believes are likely to promote sustainable growth. The Board of Directors believes compensation programs should reward Executives who take actions that are best for the long-term performance of the Company while delivering positive annual operating results.

          Our compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual. The Board of Directors combines this approach with an integrated performance management process that includes strategies, business planning, metrics, management routines, individual performance and rewards in order to closely link rewards to the interests of stockholders.

          We do not currently engage any consultant related to executive and/or director compensation matters.

Elements of Our Compensation Plan and How It Relates to Our Objectives

          Currently, the Board of Directors uses short-term compensation (salary and incentive bonus payment) and long-term compensation (equity incentive plan awards effective as of fiscal 2007) to achieve its goal of driving sustainable growth. The Board of Directors uses its judgment and experience in determining the mix of compensation. The Board of Directors also informs itself of market practices and uses market data for context and a frame of reference for decision making. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Although no stock options or equity incentive plan awards were made to the Executives in fiscal 2006, in fiscal 2007, the Company implemented an equity incentive plan award program designed to reward long term performance. The Board of Directors reviews total short-term and long-term compensation annually. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.

Short-Term Compensation

Base Salary. This element is important in attracting Executives and provides a secure base of cash compensation. Increases are not preset and take into account the individual’s performance, responsibilities of the position, experience and the methods used to achieve results, as well as external market practices.

          Salary planning begins with a percentage guideline for increases, based on the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year, which is adjusted up or down for individual performance based on recommendations from our Chief Executive Officer (“CEO”). The guidelines are set after considering competitive market data, affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Executive’s performance in light of individual objectives. Base salary compensates each Executive for the primary responsibilities of his/her position and is set at levels that we believe enable us to attract and retain talent. The Board of Directors relies to a large extent on its evaluations of each Executive’s performance. In fiscal 2006, the base salary increases for the Executives were approximately 0.0% to 1.56%.

Annual Incentive Bonus Payments. We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. Actual awards are based on financial and individual performance. Financial performance is determined at the end of the year based on business results versus preset business objectives, annual financial performance goals and our strategic performance initiatives. Depending on the Executive’s responsibilities, performance is set and measured at the corporate level or a combination of corporate or operating level, as appropriate. Individual performance is determined based on performance of the individual in light of his or her preset objectives. The Board of Directors may also take into account additional considerations that it deems fundamental.

          Using these guidelines, the Board of Directors reviewed our fiscal 2006 results and evaluated the performance of each of our Executives. Based on such evaluations, the Board of Directors determined the annual incentive bonus payment for our named executive officers and approved the recommendations of our CEO regarding bonus awards for our other Executives, in each case based on individual performance consistent with our general compensation philosophy.

Long-Term Compensation

          Although the employment agreements with the Company’s executive officers provide that the executives shall be eligible during their employment period to be granted stock options, restricted stock and/or other equity-based compensation awards, none were granted in fiscal year 2006. In fiscal 2007, the Company adopted the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan and issued grants thereunder. The form of long-term incentive compensation that the Board of Directors generally employs is stock options. The long-term incentive compensation is intended to motivate Executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our stockholders. (See “–Equity Incentive Plan”).

          In fiscal 2007, the Company also entered into Bonus Award Agreements with each of Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter. Under these agreements, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will be eligible to receive maximum bonuses equal to $300,000, $175,000, $100,000 and $25,000, respectively. Subject to the terms of each agreement, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will receive 83%, 52%, 52% and 88% respectively, of his total bonus amount on the next regular payroll date following December 31, 2008. Thereafter, Mr. Dayoob and Mr. Nachwalter will receive an amount equal to 1/36th and Mr. Don and Mr. Funasaki will receive an amount equal to 1/48th of his total bonus amount on a monthly basis until such time as he has received a gross amount equal to his total bonus amount. (See “–Bonus Award Agreements Entered Into With Named Executive Officers”).

Equity Incentive Plan

          Prior to our Merger, Whitehall adopted the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan, which we refer to as the equity incentive plan. We assumed the equity incentive plan and the awards granted thereunder at the closing of the Merger. The equity incentive plan provides for the grant of stock options and stock appreciation rights and for awards of shares, restricted shares, restricted stock units and other equity-based awards. Any employee, officer, director or consultant of us or any of our affiliates are eligible to participate in the equity incentive plan.

          The equity incentive plan is administered by the compensation committee of our Board of Directors (or, in the absence of a compensation committee, by our Board of Directors). The compensation committee of the Board of Directors has the authority to (1) select equity incentive plan participants, (2) interpret the equity incentive plan, (3) establish, amend and rescind any rules and regulations relating to the equity incentive plan and to make any other determinations deemed necessary or desirable for the administration of the equity incentive plan, (4) correct any defect or supply any omission or reconcile any inconsistency in the equity incentive plan in the manner and to the extent deemed necessary or desirable and (5) establish the terms and conditions of any award consistent with the provisions of the equity incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Any decision in respect of the interpretation and administration of the equity incentive plan lies within the sole and reasonable discretion of the Compensation Committee of the Board of Directors.

Defined Contribution Plans

          The Company provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. The named executive officers participate in the plan on substantially the same terms as our other participating employees. We believe that these benefits are comparable to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans.

How We Chose Amounts and/or Formulas for Each Element

          The Board of Directors also takes into consideration external market practices. The Board of Directors believes that total compensation opportunity should be comparable to the marketplace. In evaluating our compensation program, the Board of Directors considers the level of compensation paid to executive officers in comparable executive positions.

Base Salary. Salary planning begins with a percentage guideline for increases, which is adjusted up or down for individual performance. The guidelines are set after considering competitive market data, affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Executive’s performance in light of individual objectives. The Board of Directors relies to a large extent on the CEO’s evaluations of each Executive’s performance.

Annual Incentive Bonus Payments. Generally, the Board of Directors makes awards within a range for expected performance levels determined by the Board of Directors at the beginning of the year. The Board of Directors carefully considers any exceptions. When deciding what measures to use at the start of a plan year and the target level of achievement of those measures, the Board of Directors carefully considers the state of our business and what measures are most likely, in present circumstances, to lead to sustainable growth.

Compensation for the Named Executive Officers

          During fiscal 2006, our CEO, Edward A. Dayoob, our CFO and Executive Vice President, Michael Don, our Executive Vice President, Business Development and Chief Administrative Officer, Mark Funasaki, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Robert B. Nachwalter, and our Senior Vice President of Store Operations, David Harris were parties to an employment agreement with us governing the terms of their compensation. Pursuant to these agreements, the Board of Directors was responsible for establishing profitability targets on which annual incentive bonus payments would be based. Such targets are based on net income, operating income or any other basis the Board of Directors considered most appropriate. While the Board of Directors determined the actual amount of Mr. Dayoob’s, Mr. Don’s, Mr. Funasaki’s and Mr. Nachwalter’s annual bonus, under their employment agreement Mr. Dayoob and Mr. Don will have a target bonus opportunity of not less than 50% of their annual base salary and Mr. Funasaki and Mr. Nachwalter will have a target bonus opportunity of not less than 35% and 30%, respectively, of their annual base salary. Moreover, pursuant to their employment agreements, for the fiscal year ended January 31, 2007, Mr. Don was entitled to receive a minimum bonus of $42,000 and Mr. Funasaki was entitled to receive a minimum bonus of $40,000. Pursuant to his employment agreement, the actual amount of Mr. Harris’s annual bonus is determined by the Board of Directors.

          In December 2006, the Board of Directors reviewed these executives performance against certain goals using then current fiscal 2006 results and the other criteria established by the Board of Directors, including operating income, and decided on the incentive bonus payment for these executives after considering input by the CEO.

          In January 2007, the Board of Directors reviewed the executives’ performance against individual objectives such as business results versus preset business objectives, annual financial performance goals and our strategic performance initiatives. The Board of Directors relies to a large extent on the CEO’s evaluations of each Executive’s performance.

          A portion of these executives incentive bonus payment was determined by our meeting pre-established targets pursuant to his employment agreement.

          Under their employment agreements, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter are entitled to receive stock options to purchase of 3%, 1.75%, 1% and 0.25%, respectively, of the outstanding shares of common stock of Whitehall, at a purchase price equal to the fair market value of a share of the Company’s common stock on the date of grant. While this stock option will generally vest based on these executives’ continued employment with the Company, beginning with fiscal year 2007, a portion of the option was to vest if certain performance goals, based on meeting or exceeding EBIDTA (as defined in the employment agreement) targets, were met. The agreements provide that one fourth (1/4) of the options will vest if EBITDA for the Company equals or exceeds $5,000,000 at the end of any fiscal year; One half (1/2) of the options will vest if EBITDA for the Company equals or exceeds $15,000,000 at the end of any fiscal year; three fourths (3/4) of the options will vest if EBITDA for the Company equals or exceeds $25,000,000 at the end of any fiscal year; and any unvested portion of the options will vest if EBITDA for the Company equals or exceeds $35,000,000 at the end of any fiscal year. (See Item 2.01 - Section 6, Equity Incentive Plan.)

          Our former CEO, Robert Baumgardner and our former Executive Vice President of Merchandising and Marketing, Debbie Nicodemus-Volker were parties to employment agreements with the Company governing the terms of their compensation. Under his employment agreement, Mr. Baumgardner was to receive an annual bonus of up to 50% of his annual base salary and a bonus for the fiscal year ending January 31, 2007 of not less than $125,000. Mr. Baumgardner’s employment terminated pursuant to an agreement and release, dated September 29, 2006. No bonus was paid to Mr. Baumgardner.

          While an employee of the Company, Ms. Nicodemus-Volker was eligible to participate in the Company’s Management Cash Bonus Plan pursuant to her employment agreement. Ms. Nicodemus-Volker’s employment terminated effective October 27, 2006. Pursuant to her employment agreement, Ms. Nicodemus-Volker will receive continued payment of her base salary through October 27, 2007, a period of twelve months following the date of her termination of employment, subject to reduction by the amount of any compensation that Ms. Nicodemus-Volker receives from a subsequent employer or other employment during this twelve-month period.

          Dawn Kennedy, John Desjardins and Mathew Patinkin are parties to severance agreements. These severance agreements do not provide for compensation during the term of employment, only upon termination of employment. Under these severance agreements, Ms. Kennedy, Mr. Desjardins and Mr. Patinkin would be entitled to receive severance payments and benefits if their employment was terminated by the Company without “cause” (as defined in the severance agreements), if they terminated their employment for “good reason” (as defined in the severance agreements) and in certain situations following a “change in control” (as defined in the severance agreements) of the Company, as more fully described under the captions titled, “– Severance and Employment Agreements – Severance Agreements with Named Executive Officer” and “Severance and Employment Agreements – and Former Named Executive Officer.” These agreements terminated following the resignation of these former executives’ employment.

Summary Compensation

          The following summary compensation table sets forth certain information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Company’s Chief Executive Officer and Chief Financial Officer and others who served as Chief Executive Officer and Chief Financial Officer during the year ended January 31, 2007 and the Company’s three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) (the “Named Executive Officers”) who were serving as executive officers at the end of the Company’s fiscal year ended January 31, 2007.

Name and Principal Position	Year Ended Jan. 31	Annual Compensation			Stock Awards	Option Awards	All Other Compensation		Total

		Salary	Bonus

Current Executive Officers

Edward Dayoob CEO and Chairman of the Board	2007	$254,693	$150,500	[1]	—	—	$28,348	[2]	$433,541

Michael Don Executive Vice President and CFO	2007	$53,846	$42,000	[3]	—	—	$6,351	[4]	$102,197

Dawn Kennedy[5] Senior Vice President	2007	$167,974	$25,000	[6]	—	—	$10,501	[7]	$203,475

David Harris Senior Vice President of Store Operations	2007	$198,107	$15,000	[8]	—	—	$82,291	[9]	$295,398

Robert Nachwalter Senior Vice President and General Counsel	2007	$150,000	$30,000	[10]	—	—	$28,881	[11]	$208,881

Former Executive Officers

Robert L. Baumgardner[12] Former Chief Executive Officer and President	2007	$307,692	—		—	—	$145,822	[13]	$453,514

John R. Desjardins[14] Former Executive Vice President and Chief Financial Officer	2007	$240,481	$75,000	[15]	—	—	$50,764	[16]	$366,245

Matthew M. Patinkin[17] Executive Vice President, Operations	2007	$226,154	—		—	—	$27,649	[18]	$253,803

Debbie Nicodemus-Volker[19] Executive Vice President, Administration	2007	$255,000	—		—	—	$91,145	[20]	$346,145

[1]	Mr. Dayoob received a bonus of $150,500 in March 2007 that was earned during the year ended January 31, 2007.

[2]	Mr. Dayoob’s “All Other Compensation” includes $28,348 of expenses related to temporary housing.

[3]	Mr. Don received a bonus of $42,000 in November 2006.

[4]	Mr. Don’s “All Other Compensation” includes $4,025 of temporary housing and $2,426 of relocation expense.

[5]	May 13, 2007 was Ms. Kennedy’s last day of employment with the Company.

[6]	Ms. Kennedy received a bonus of $25,000 in March 2007 that was earned during the year ended January 31, 2007.

[7]	Ms. Kennedy’s’ “All Other Compensation” includes an auto allowance of $9,969 and a payment for restricted stock in the amount $532.

[8]	Mr. Harris received a bonus of $15,000 in March 2007 that was earned during the year ended January 31, 2007.

[9]

Mr. Harris’ “All Other Compensation” includes a payment of $34,968 in connection with the sale of his prior home, $30,482 of relocation expenses, $8,010 for temporary housing, an auto allowance of $7,500 and $1,331 under a healthcare reimbursement plan for certain executives (as more fully described below). Payments under the healthcare reimbursement plan referenced above, are reported on a calendar year basis by the Company’s third party administrator. This executive healthcare reimbursement plan was terminated effective as of December 31, 2006.

[10]	Mr. Nachwalter received a bonus of $30,000 in March 2007 that was earned during the year ended January 31, 2007.

[11]	Mr. Nachwalter’s “All Other Compensation” includes $22,384 relocation expenses and $6,497 for temporary housing.

[12]	Mr. Baumgardner left the Company, effective September 1, 2006.

[13]

Mr. Baumgardner’s “All Other Compensation” includes $34,699 for temporary housing, $8,861 for an auto allowance, $2,262 under a healthcare reimbursement plan for certain executives (as more fully described below), a severance payment in the amount of $10,000 made in October 2006 (in connection Mr. Baumgardner’s separation from the Company) and a payment of $90,000 made in October 2006 under a Professional Services Agreement with the Company entered into after Mr. Baumgardner left the Company. Payments under the healthcare reimbursement plan referenced above, are reported on a calendar year basis by the Company’s third party administrator. This executive healthcare reimbursement plan was terminated effective as of December 31, 2006.

[14]	Mr. Desjardins resigned from the Company, effective October 5, 2006.

[15]	Mr. Desjardins received a bonus of $75,000 in April 2006.

[16]

Mr. Desjardins’ “All Other Compensation” includes $14,757 for an auto allowance, $34,618 under a healthcare reimbursement plan for certain executives (as more fully described below) and $1,389 for expenses related to a club membership. Payments under the healthcare reimbursement plan referenced above, are reported on a calendar year basis by the Company’s third party administrator. This executive healthcare reimbursement plan was terminated effective as of December 31, 2006.

[17]	Mr. Patinkin resigned from the Company, effective October 6, 2006.

[18]

Mr. Patinkin’s “All Other Compensation” includes $13,919 for an auto allowance and $13,730 under a healthcare reimbursement plan for certain executives (as more fully described below). Payments under the healthcare reimbursement plan referenced above are reported on a calendar year basis from the Company’s third party administrator. This executive healthcare reimbursement plan was terminated effective as of December 31, 2006.

[19]	Ms. Nicodemus-Volker left the Company, effective October 27, 2006.

[20]

Ms. Nicodemus-Volker “All Other Compensation” includes a payment for restricted stock in the amount $21,333, severance payments in the amount of $69,231 and $581 under a healthcare reimbursement plan for certain executives (as more fully described below). Payments under the healthcare reimbursement plan referenced above, are reported on a calendar year basis by the Company’s third party administrator. This executive healthcare reimbursement plan was terminated effective as of December 31, 2006.

Severance and Employment Agreements

Employment Agreements with Current Executive Officers.

          Whitehall has entered into employment agreements with each of its named executive officers as described below.

          Employment Agreement with Edward Dayoob. Whitehall entered into an amended and restated employment agreement with Edward Dayoob, dated February 28, 2007, under which Mr. Dayoob serves as Whitehall’s Chief Executive Officer and Chairman of its Board of Directors. Under the terms of the employment agreement, Mr. Dayoob is entitled to receive an initial annual base salary of $500,000 from and after February 1, 2007. In addition, Mr. Dayoob is eligible to participate in Whitehall’s management bonus plan with a target bonus opportunity equal to no less than 50% of his annual base salary. The actual amount of the annual bonus is contingent upon Whitehall meeting certain performance criteria set by its Board of Directors.

          In addition, pursuant to the terms of his employment agreement, Mr. Dayoob received stock options to purchase 4,823 shares of common stock of Whitehall at $850 per share. We assumed this award upon the closing of the Merger, and the award was converted into the option to purchase 1,198,594 shares of our Common Stock at an exercise price of $3.42 per Share. The agreement provides that the option shall vest over a 36 month period with the first 8/36th of the option vesting on the date of grant, and an additional 1/36 of the options vesting on each subsequent monthly anniversary of the grant date provided that Mr. Dayoob remains “engaged” (as described below) by Whitehall during the vesting period. If Mr. Dayoob is engaged by Whitehall immediately prior to the consummation of a change of control (as defined in the employment agreement), the unvested portion of his options shall immediately vest upon consummation of the change of control. Beginning with fiscal year 2007, which began on February 1, 2007, in addition to the vesting schedule described above, a portion of the options shall vest if certain performance goals, based on meeting or exceeding EBIDTA (as defined in the employment agreement) targets, are met. These options were granted pursuant to a stock option agreement on July 20, 2007. The stock option agreement contains terms with respect to vesting of Mr. Dayoob’s options that differ from the terms set forth in Mr. Dayoob’s employment agreement. (See “–Equity Incentive Plan Awards to Named Executive Officers”)

          Mr. Dayoob’s employment agreement is for an initial term of eighteen months, commencing on June 20, 2006, and, subject to earlier termination, will be automatically extended for successive additional one year terms unless either party gives written notice of termination at least 60 days prior to the expiration of the then-current term.

          The employment agreement provides that if Mr. Dayoob’s employment terminates for any reason, Mr. Dayoob, or his estate in the case of his death, will receive accrued benefits owed to him consisting of accrued but unpaid base salary through the date of termination and any employee benefits to which he is entitled upon termination of employment in accordance with the terms of the Company’s plans and programs. In addition, if his employment is terminated by Whitehall without “cause” or by him for “good reason” (as these are terms defined in the employment agreement), provided Mr. Dayoob executes a release in favor of Whitehall and its affiliates, Mr. Dayoob will receive continued payment of his base salary for a period of twelve months following termination, subject to reduction by the amount of any compensation that Mr. Dayoob receives from a subsequent employer or other employment during the twelve-month period.

          In addition, if Mr. Dayoob’s employment is terminated by Whitehall without “cause” or Mr. Dayoob terminates his employment for “good reason,” any vested options held by Mr. Dayoob will remain exercisable until the later of 90 days following termination of employment or the date that Mr. Dayoob ceases to be “engaged” by Whitehall and, except as provided below, any unvested options shall have the opportunity to vest according to the vesting terms described above until they are forfeited as of the last day that Mr. Dayoob is “engaged” by Whitehall. If Mr. Dayoob’s employment is terminated by Whitehall for “cause,” the unexercised portion of the option (whether vested or unvested) will be forfeited. Mr. Dayoob is considered to be “engaged” by Whitehall during any time in which he is employed by Whitehall, engaged as a consultant to Whitehall or serving as a member of its Board of Directors. If Mr. Dayoob is (x) requested to resign from the Board of Directors in connection with Whitehall becoming a pubic company or (y) Mr. Dayoob is not re-elected to serve on the Board of Directors upon the expiration of his employment agreement, then all unvested options shall immediately vest. Whitehall shall have the right to repurchase any shares of stock acquired upon exercise of any portion of the option within 120 days following termination of his employment for the (i) fair market value on the date of repurchase if such termination of employment if for a reason other than for cause or Mr. Dayoob’s voluntary resignation or (ii) 80% of the fair market value on the date of repurchase if such termination of employment is for cause or Mr. Dayoob’s voluntary resignation, in either case, payable in equal quarterly installments over a two-year period.

          Mr. Dayoob is subject to non-competition covenant during the period of his engagement with Whitehall and for any period thereafter during which Mr. Dayoob is receiving severance payments from Whitehall, a non-solicitation covenant during the period of his engagement and for a one-year period thereafter, and a confidentiality covenant.

          Employment Agreement with Michael Don. Whitehall entered into an employment agreement with Michael Don, dated November 15, 2006, under which Mr. Don serves as its Executive Vice President and Chief Financial Officer. Under the terms of the employment agreement, Mr. Don is entitled to receive an initial annual base salary of $350,000. In addition, Mr. Don is eligible to participate in Whitehall’s management bonus plan with a target bonus opportunity equal to no less than 50% of his annual base salary. The actual amount of the annual bonus is contingent upon Whitehall meeting certain performance criteria set by its Board of Directors. However, for the fiscal year ended January 31, 2008, Mr. Don shall receive an annual bonus no less than $50,000, and as Mr. Don’s annual bonus for the fiscal year ended January 31, 2007, Mr. Don received $42,000 following execution of his employment agreement. Under the terms of the employment agreement, Mr. Don received stock options to purchase 2,813 shares of common stock of Whitehall at an exercise price of $850 per share. We assumed this award upon the closing of the Merger, and the award was converted into the option to purchase 699,180 shares of our Common Stock at an exercise price of $3.42 per Share. The agreement provides that the option vests over a 48-month period with the first one-eighth of the option vesting on the six-month anniversary of the grant date and an additional one-forty-eighth of the option vesting on each subsequent monthly anniversary of the grant date provided that Mr. Don remains continuously employed by Whitehall during the vesting period. If Mr. Don is employed by Whitehall immediately prior to the consummation of a change of control (as defined in the employment agreement), the unvested portion of the option shall immediately vest upon consummation of the change of control. Beginning with fiscal year 2007, which began on February 1, 2007, in addition to the vesting schedule described above, a portion of the option shall vest if certain performance goals, based on meeting or exceeding EBIDTA (as defined in the employment agreement) targets, are met. The option expires on the fifth anniversary of the date of grant. These options were granted pursuant to a stock option agreement on July 20, 2007. The stock option agreement contains terms with respect to vesting of Mr. Don’s options that differ from the terms set forth in Mr. Don’s employment agreement. (See “–Equity Incentive Plan Awards to Named Executive Officers”)

          Mr. Don’s employment agreement is for an initial term of one year, commencing on November 27, 2006, and, subject to earlier termination, will be automatically extended for successive additional one year terms unless either party gives written notice of termination at least 60 days prior to the expiration of the then-current term.

          The employment agreement provides that if Mr. Don’s employment terminates for any reason, Mr. Don, or his estate in the case of his death, will receive accrued benefits owed to him consisting of accrued but unpaid base salary through the date of termination and any employee benefits to which he is entitled upon termination of employment in accordance with the terms of Whitehall’s plans and programs. In addition, if his employment is terminated by Whitehall without “cause” or by him for “good reason” (as these terms are defined in the employment agreement), Mr. Don will receive continued payment of his base salary for a period of twelve months following termination, subject to reduction by the amount of any compensation that Mr. Don receives from a subsequent employer or other employment during the twelve-month period; provided that if the termination is for “good reason,” the severance payments are subject to Mr. Don’s execution of a mutual release and non-disparagement agreement.

          In addition, if Mr. Don’s employment is terminated by Whitehall without “cause” or terminates due to Mr. Don’s death, disability, resignation or the expiration of the term, any vested options will remain exercisable for 90 days following termination of employment. If Mr. Don’s employment is terminated for “cause,” any unexercised portion of the option will be forfeited. Following the termination of Mr. Don’s employment, Whitehall shall have the right to repurchase any shares of stock acquired upon exercise of any portion of the option within 120 days following the termination for the fair market value on the date of repurchase, if the termination is for a reason other than for “cause” or voluntary resignation, and for 80% of the fair market value on the date of repurchase, if the termination is for “cause” or due to voluntary resignation, payable over a two-year period.

          Mr. Don is subject to a non-competition covenant during the period of his employment and for any period during which he is receiving severance payments, to a non-solicitation covenant during his employment and for twelve months following the termination of his employment for any reason and a confidentiality covenant.

          Employment Agreement with Mark Funasaki. Whitehall entered into an employment agreement with Mark Funasaki, dated November 17, 2006, under which Mr. Funasaki serves as its Executive Vice President, Business Development and Chief Administrative Officer. Under the terms of the employment agreement, Mr. Funasaki is entitled to receive an initial annual base salary of $225,000. In addition, Mr. Funasaki is eligible to participate in Whitehall’s management bonus plan with a target bonus opportunity equal to no less than 35% of his annual base salary. The actual amount of the annual bonus is contingent upon Whitehall meeting certain performance criteria set by its Board of Directors. However, for the fiscal year ended January 31, 2007, Mr. Funasaki received $40,000. Under the terms of Mr. Funasaki’s employment agreement, Mr. Funasaki received stock options to purchase 1,608 shares of common stock of Whitehall at an exercise price of $850 per share. We assumed this award upon the closing of the Merger, and the award was converted into the option to purchase 399,531 shares of our Common Stock at an exercise price of $3.42 per Share. The agreement provides that the option shall vest over a 48-month period with the first one-eighth of the option vesting on the six-month anniversary of the grant date and an additional one-forty-eighth of the option vesting on each subsequent monthly anniversary of the grant date provided that Mr. Funasaki remains continuously employed by Whitehall during the vesting period. If Mr. Funasaki is employed by Whitehall immediately prior to the consummation of a change of control (as defined in the employment agreement), the unvested portion of the option shall immediately vest upon consummation of the change of control. Beginning with fiscal year 2007, which began February 1, 2007, in addition to the vesting schedule described above, a portion of the option shall vest if certain performance goals, based on meeting or exceeding EBIDTA (as defined in the employment agreement) targets, are met. The option expires on the fifth anniversary of the date of grant. These options were granted pursuant to a stock option agreement on July 20, 2007. The stock option agreement contains terms with respect to vesting of Mr. Funasaki’s options that differ from the terms set forth in Mr. Funasaki’s employment agreement. (See “–Equity Incentive Plan Awards to Named Executive Officers”)

          Mr. Funasaki’s employment agreement is for an initial term of one year, commencing on November 27, 2006, subject to earlier termination, and will be automatically extended for successive additional one year terms unless either party gives written notice of termination at least 60 days prior to the expiration of the then-current term.

          The employment agreement provides that if Mr. Funasaki’s employment terminates for any reason, Mr. Funasaki, or his estate in the case of his death, will receive accrued benefits owed to him consisting of accrued but unpaid base salary through the date of termination and any employee benefits to which he is entitled upon termination of employment in accordance with the terms of Whitehall’s plans and programs. In addition, if his employment is terminated by Whitehall without “cause” or by him for “good reason” (as these are terms defined in the employment agreement), Mr. Funasaki will receive continued payment of his base salary for a period of twelve months following termination, subject to reduction by the amount of any compensation that Mr. Funasaki receives from a subsequent employer or other employment during the twelve-month period; provided that if the termination is for “good reason,” the severance payments are subject to Mr. Funasaki’s execution of a mutual release and non-disparagement agreement.

          In addition, if Mr. Funasaki’s employment is terminated by Whitehall without “cause” or terminates due to Mr. Funasaki’s death, disability, resignation or the expiration of the term, any vested options will remain exercisable for 90 days following termination of employment. If Mr. Funasaki’s employment is terminated for “cause,” any unexercised portion of the option will be forfeited. Following the termination of Mr. Funasaki’s employment or his voluntary resignation, Whitehall shall have the right to repurchase any shares of stock acquired upon exercise of any portion of the option within 120 days following the termination for the fair market value on the date of repurchase, if the termination is for a reason other than for “cause” or voluntary resignation, and for 80% of the fair market value on the date of repurchase, if the termination is for “cause” or due to voluntary resignation, payable over a two-year period.

          Mr. Funasaki is subject to a non-competition covenant during the period of his employment and for any period during which he is receiving severance payments, to a non-solicitation covenant during his employment and for twelve months following the termination of his employment for any reason and a confidentiality covenant.

          Employment Agreement with David Harris. Whitehall entered into an employment agreement with David Harris, dated November 15, 2006, under which Mr. Harris serves as its Senior Vice President of store operations. Under the terms of the employment agreement, Mr. Harris is entitled to receive an initial annual base salary of $230,000. In addition, Mr. Harris shall, in the sole discretion of the compensation committee of Whitehall’s Board of Directors, be eligible to participate in its management bonus plan with a target bonus equivalent to that of other senior vice presidents of Whitehall.

          Mr. Harris’s employment agreement is for an initial term of one year, commencing on March 27, 2006, and, subject to earlier termination, will be automatically extended for successive one year terms unless either party gives written notice of termination at least 60 days prior to the expiration of the then-current term.

          The employment agreement provides that if Mr. Harris’s employment terminates for any reason, Mr. Harris, or his estate in the case of his death, will receive accrued benefits owed to him consisting of accrued but unpaid base salary through the date of termination and any employee benefits to which he is entitled upon termination of employment in accordance with the terms of Whitehall’s plans and programs. In addition, if his employment is terminated without “cause” (as defined in the employment agreement), Mr. Harris will receive continued payment of his base salary for a period of twelve months following termination, subject to reduction by the amount of any compensation that Mr. Harris receives from a subsequent employer or other employment during the twelve-month period.

          Mr. Harris is subject to a non-competition covenant during the period of his employment and for any period during which he is receiving severance payments, to a non-solicitation covenant during his employment and for twelve months following the termination of his employment for any reason and a confidentiality covenant.

          Employment Agreement with Robert Nachwalter. Whitehall entered into an employment agreement with Robert Nachwalter, dated March 17, 2007, under which Mr. Nachwalter serves as its Senior Vice President, General Counsel, Chief Compliance Officer and Secretary. Under the terms of the employment agreement, Mr. Nachwalter is entitled to receive an initial annual base salary of $230,000 from and after March 19, 2007. In addition, Mr. Nachwalter is eligible to participate in Whitehall’s management bonus plan with a target bonus opportunity equal to no less than 30% of his annual base salary. The actual amount of the annual bonus is contingent upon Whitehall meeting certain performance criteria set by its Board of Directors. Under the terms of Mr. Nachwalter’s employment agreement, Mr. Nachwalter received a stock option to purchase 402 shares of common stock of Whitehall at an exercise price of $850 per share. We assumed this award upon the closing of the Merger, and the award was converted into the option to purchase 99,883 shares of our Common Stock at an exercise price of $3.42 per Share. The agreement provides that the options vest over a 36-month period with the first nine thirty-sixths of the option vesting on the grant date and an additional one-thirty-sixth of the option vesting on each subsequent monthly anniversary of the grant date provided that Mr. Nachwalter remains continuously employed by Whitehall during the vesting period. If Mr. Nachwalter is employed by Whitehall immediately prior to the consummation of a change of control (as defined in the employment agreement), the unvested portion of the option shall immediately vest upon consummation of the change of control. Beginning with fiscal year 2007, which began February 1, 2007, in addition to the vesting schedule described above, a portion of the option shall vest if certain performance goals, based on meeting or exceeding EBIDTA (as defined in the employment agreement) targets, are met. The option expires on the fifth anniversary of the date of grant. These options were granted pursuant to a stock option agreement on July 20, 2007. The stock option agreement contains terms with respect to vesting of Mr. Nachwalter’s options that differ from the terms set forth in Mr. Nachwalter’s employment agreement. (See “–Equity Incentive Plan Awards to Named Executive Officers”)

          Mr. Nachwalter’s employment agreement is for an initial term of three years, commencing on April 24, 2006, subject to earlier termination, and will be automatically extended for one additional year unless either party gives written notice of termination at least 120 days prior to the expiration of the term.

          The employment agreement provides that if Mr. Nachwalter’s employment terminates for any reason, Mr. Nachwalter, or his estate in the case of his death, will receive accrued benefits owed to him consisting of accrued but unpaid base salary through the date of termination and any employee benefits to which he is entitled upon termination of employment in accordance with the terms of Whitehall’s plans and programs. In addition, if his employment is terminated by Whitehall without “cause” or by him for “good reason” (as these are terms defined in the employment agreement), provided Mr. Nachwalter and Whitehall execute a mutual release, Mr. Nachwalter will receive continued payment of his base salary for a period of twelve months following termination and pro rated bonus for the year of termination, subject to reduction by the amount of any compensation that Mr. Nachwalter receives from a subsequent employer or other employment during the twelve-month period. Moreover, if Whitehall terminates Mr. Nachwalter’s employment without cause, Mr. Nachwalter shall also be eligible to receive continued health and dental coverage (or reimbursement for COBRA coverage) for up to twelve months.

          In addition, if Mr. Nachwalter’s employment is terminated by Whitehall without “cause” or terminates due to Mr. Nachwalter’s death, disability, resignation or the expiration of the term, any vested options will remain exercisable for 90 days following termination of employment. If Mr. Nachwalter’s employment is terminated for “cause,” any unexercised portion of the option will be forfeited. Following the termination of Mr. Nachwalter’s employment or his voluntary resignation, Whitehall shall have the right to repurchase any shares of stock acquired upon exercise of any portion of the option within 120 days following the termination for the fair market value on the date of repurchase, if the termination is for a reason other than for “cause” or voluntary resignation, and for 80% of the fair market value on the date of repurchase, if the termination is for “cause” or due to voluntary resignation, payable over a two-year period.

          Mr. Nachwalter is subject to a non-solicitation covenant during his employment and for twelve months following the termination of his employment for any reason and a confidentiality covenant.

Severance Agreements with Named Executive Officers.

          Severance Agreement with Dawn Kennedy. Whitehall entered into a Severance Agreement with Ms. Kennedy dated May 7, 1996. Ms. Kennedy resigned her employment with the Company on May 13, 2007 and this severance agreement has terminated in connection with the resignation of Ms. Kennedy’s employment. The agreement provided for certain payments to Ms. Kennedy if (x) her employment was terminated by Whitehall without “cause” (as defined in the severance agreement) or if she terminated her employment with “good reason” (as defined in the severance agreement) within one year following a “change in control” of Whitehall or (y) if her employment terminates for any reason within the 30 day period immediately following a change in control. The severance agreement defined “change in control” to include (i) an acquisition by a third party (excluding certain affiliates of Whitehall) of beneficial ownership of at least 25% of the outstanding shares of common stock, (ii) a change in a majority of the incumbent Board of Directors of Whitehall and (iii) merger, consolidation or sale of substantially all of Whitehall’s assets if Whitehall’s stockholders do not continue to own at least sixty percent (60%) of the equity of the surviving or resulting entity.

          If Ms. Kennedy’s employment terminated as described in (x) or (y) of the preceding paragraph, she would have been entitled to receive (a) accrued and unpaid base salary through the date of termination, (b) a bonus for the year of termination equal to the greater of (x) Ms. Kennedy’s average bonus for the immediately preceding two years and (y) fifty percent (50%) of the maximum bonus Ms. Kennedy could have earned with respect to the year her employment terminates, pro rated for the portion of the year completed, (c) any compensation previously deferred, (d) a severance amount equal to Ms. Kennedy’s annual base salary plus the highest bonus paid to Ms. Kennedy for any of the five fiscal years prior to the change in control, and (e) continued coverage under Whitehall’s benefit plans for one year following the termination of her employment. The payments described above would have been paid to Ms. Kennedy in a lump-sum.

Severance Agreements with Former Named Executive Officers.

          Severance Agreements with John Desjardins and Matthew Patinkin. As described below, Whitehall entered into severance agreements with each of Mr. Desjardins, dated May 7, 1996, and Mr. Matthew Patinkin, dated May 7, 1996. Mr. Desjardins terminated his employment with Whitehall effective October 5, 2006, while Mr. Patinkin terminated his employment with Whitehall effective October 6, 2006. See Item 2.01 - Section 8 - Legal Proceedings - Severance Matters with Former Executives for a discussion of legal proceedings relating to severance benefits with Mr. Desjardins and Mr. Patinkin.

          The agreements provided for certain payments after a “change in control.” A “change in control” is defined under the agreements to include (i) an acquisition by a third party (excluding certain affiliates of the Company) of beneficial ownership of at least 25% of the outstanding shares of common stock, (ii) a change in a majority of the incumbent Board of Directors of Whitehall and (iii) merger, consolidation or sale of substantially all of Whitehall’s assets if Whitehall’s stockholders do not continue to own at least sixty percent (60%) of the equity of the surviving or resulting entity. Pursuant to these agreements, these former employees were to receive certain payments and benefits if they terminated their employment voluntarily six months after a “change in control,” or if, during a three-year period following a change in control (i) they terminated their employment for “good reason,” as defined in the agreements (such as certain changes in duties, titles, compensation, benefits or work locations) or (ii) if their employment was terminated by Whitehall, other than for “cause,” as so defined.

          The severance agreements also provide for certain payments absent a change in control if the applicable employee terminates employment for “good reason” or if they are terminated by Whitehall, other than for “cause.” Their payment will equal 2.5 times (1.5 times if a change in control has not occurred) their highest salary plus bonus over the five years preceding the change in control together with continuation of health and other insurance benefits for 30 months (18 months if a change in control has not occurred). The severance agreements also provide for payment of bonus for any partial year worked at termination of employment equal to the higher of (x) the employee’s average bonus for the immediately preceding two years and (y) fifty percent (50%) of the maximum bonus the employee could have earned in the year employment terminates, pro rated for the portion of the year completed. To the extent any payments to either of these two former senior executives under these agreements would have constituted an “excess parachute payment” under section 280G(b)(1) of the Internal Revenue Code (the “Code”), the payments would be “grossed up” for any excise tax payable under such section, so that the amount retained after paying all federal income taxes due would be the same as such person would have retained if such section had not been applicable.

          The Company and Mr. Desjardins have settled the action previously filed on December 7, 2006, in Illinois by Mr. Desjardins, the former Executive Vice President and Chief Financial Officer for the Company in which he asserted claims against the Company for certain severance payments. The settlement includes a severance payment from the Company of approximately $1.1 million (plus interest) with more than a half of the severance payment to be made concurrent with the dismissal of the action and the remaining balance to be paid over a 24 month period. The Company has agreed to continue certain fringe benefits as well as reimburse Mr. Desjardins for other expenses related to insurance matters and maintain insurance coverage for 30 months following separation. The Company also agreed to pay Mr. Desjardins’ attorney’s fees associated with bringing the above-referenced action. In consideration for these payments, Mr. Desjardins executed a release of all claims against the Company.

Employment Agreements with Former Executive Officers.

          As described below, Whitehall entered into employment agreements with Mr. Baumgardner, dated October 31, 2005, and Ms. Nicodemus-Volker, dated June 1, 2004. Robert Baumgardner’s employment terminated pursuant to an agreement and release, dated September 29, 2006, described below under the caption titled, “– Severance and Employment Agreements – Separation Agreements with Former Executive Officers.” Debbie Nicodemus-Volker, former EVP – Merchandising and Marketing left the Company effective as of October 27, 2006. Pursuant to her employment agreement, Ms. Nicodemus-Volker will receive continued payment of her base salary through October 27, 2007, a period of twelve months following the date of her termination of employment, subject to reduction by the amount of any compensation that Ms. Nicodemus-Volker receives from a subsequent employer or other employment during this twelve-month period.

          Employment Agreement with Robert L. Baumgardner. Under the terms of the employment agreement, dated October 31, 2005, between Whitehall and Mr. Baumgardner, Mr. Baumgardner was entitled to receive an annual base salary of not less than $500,000. He also received a one-time, lump sum payment of $500,000 as a signing bonus. Mr. Baumgardner was also eligible to participate in the Company’s management cash bonus plan. Under the plan, he was eligible to receive an annual bonus of up to fifty percent (50%) of his base salary. Pursuant to the employment agreement and notwithstanding the foregoing, he was to receive an annual bonus for the fiscal year ending January 31, 2007 of no less than $125,000.

          Under the terms of the employment agreement, Mr. Baumgardner was entitled to receive an employment inducement stock option award for the purchase of 325,235 shares of common stock of Whitehall at a purchase price equal to the higher of the fair market value (as defined in the Company’s 1997 Long-Term Incentive Plan) on Mr. Baumgardner’s first day of work or $0.75. This award (i) provides for vesting in three equal annual installments commencing on the first anniversary of the date of grant (but will vest fully, if not already vested, upon a change in control), (ii) expires on the tenth anniversary of the date of grant and (iii) is subject to the same terms and conditions (subject to limited exceptions with respect to vesting upon a change in control) as if granted under Whitehall’s 1997 Long-Term Incentive Plan.

          The employment agreement was for an initial term of three years, subject to earlier termination, and would have been automatically extended for one additional year unless either party gave written notice of termination at least 60 days prior to the expiration of the term.

          The employment agreement provided that if Mr. Baumgardner’s employment was terminated without “cause” (as defined in the employment agreement) during the employment period and prior to a change in control of Whitehall, he would continue to receive his base salary, target annual bonus payments and health and dental coverage for a period of twelve months. If Mr. Baumgardner terminated his employment with “good reason” (as defined in the employment agreement), he would have received his base salary and, if he executed a mutual release and non-disparagement agreement, target annual bonus payments and health and dental insurance for a period of twelve months. The severance payments described above will be reduced by the amount of any compensation that Mr. Baumgardner receives from a subsequent employer or from self-employment.

          The employment agreement also provided Mr. Baumgardner with certain benefits, including participation in Whitehall’s employee benefit plans generally available to executives of Whitehall and relocation assistance. Whitehall also agreed to provide Mr. Baumgardner with an automobile allowance and to pay premiums related to his life insurance policy. The employment agreement contained confidentiality, non-compete and non-solicitation covenants from Mr. Baumgardner.

          The employment agreement obligates Mr. Baumgardner to non-competition and a non-solicitation covenant during the period of his engagement and for a one-year period thereafter, and a confidentiality covenant.

          Mr. Baumgardner’s stock options were cancelled effective as of March 15, 2006.

          Mr. Baumgardner left the Company, effective September 1, 2006.

          Employment Agreement with Debbie Nicodemus-Volker. Under the terms of Ms. Nicodemus-Volker’s employment agreement dated June 1, 2004, Ms. Nicodemus-Volker was entitled to receive an initial annual base salary of $300,000. In addition, beginning for the fiscal year ending January 31, 2005 and in the sole discretion of the Compensation Committee of the Whitehall’s Board of Directors, Ms. Nicodemus-Volker had the opportunity to participate in Whitehall’s Management Cash Bonus Plan, with the same percentage bonus opportunity as the Company’s other Executive Vice Presidents. Furthermore, Ms. Nicodemus-Volker was, in the sole discretion of the Compensation Committee, eligible during her employment with Whitehall to be granted stock options, restricted stock and/or other equity-based compensation awards.

          Ms. Nicodemus-Volker’s employment agreement was for an initial term of one year, subject to earlier termination, and would have been automatically extendable for one additional year unless either party to the employment agreement gave written notice of termination at least 60 days prior to the expiration of the term.

          The employment agreement also provided that if Ms. Nicodemus-Volker’s employment was terminated without “cause” (as defined in the employment agreement), she would receive a severance payment equal to her base salary for a period of twelve months following termination, any accrued but unpaid salary and annual bonus through and including the effective date of the termination of her employment (determined on a pro rata basis for the number of days of the fiscal year for which she was employed by Whitehall), such annual bonus to be paid following the Compensation Committee’s determination of her annual bonus, if any, for the fiscal year in which the termination of employment occurred, and other employee benefits to which she is entitled on the date of the termination of her employment in accordance with the terms of the applicable plans.

          The employment agreement also provided Ms. Nicodemus-Volker with certain benefits, including participation in Whitehall’s employee benefit plans generally available to executives of the company (currently including health insurance, life insurance, and participation in the Company’s 401(k) plan, automobile benefits and reimbursement for business expenses) and relocation assistance. The employment agreement also contained confidentiality, non-compete and non-solicitation covenants from Ms. Nicodemus-Volker.

          Employment Agreement with John R. Desjardins. Mr. Desjardins’s employment agreement, dated May 7, 1996, is described above, under the caption titled, “– Severance and Employment Agreements – Severance Agreements with Named Executive Officer and Former Named Executive Officer.” Mr. Desjardins’s tendered his resignation effective as of October 5, 2006. The Company and Mr. Desjardins have settled the action previously brought by Mr. Desjardins relating to severance payments. See “Item 2.01 – Section 8. Legal Proceedings.”

          Employment Agreement with Matthew Patinkin. Mr. Patinkin’s employment agreement, dated May 7, 1996, is described above, under the caption titled, “– Severance and Employment Agreements – Severance Agreements with Named Executive Officer and Former Named Executive Officer.” Mr. Patinkin tendered his resignation effective as of October 6, 2006. The Company is currently negotiating severance terms with Mr. Patinkin. See “Item 2.01 – Section 8. Legal Proceedings.”

Separation Agreements with Former Executive Officers.

          Agreement and Release with Robert Baumgardner. Under the terms of an agreement and release, dated September 29, 2006, Whitehall and Mr. Baumgardner terminated Mr. Baumgardner’s employment agreement, dated October 31, 2005, described above under the caption titled, “- Severance and Employment Agreements - Employment Agreements with Former Executive Officers.” Pursuant to the agreement and release, Mr. Baumgardner provided Whitehall with a general release of claims and agreed to a confidentiality covenant and a non-solicitation covenant surviving for one year following the date Mr. Baumgardner’s employment terminated. In consideration for the release and such covenants, Mr. Baumgardner received a severance payment equal to $10,000.

          Pursuant to a professional services agreement also dated September 29, 2006, Mr. Baumgardner performed consulting services to Whitehall following the termination of his employment through December 31, 2006. In consideration for such consulting services, Whitehall paid Mr. Baumgardner an amount equal to $90,000.

Director Compensation

          The following table sets forth certain information with respect to the compensation we paid to our directors during the fiscal year ended January 31, 2007.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)

Current Directors
Edward Dayoob	$12,054	—	—	—	—	—	$12,054
Jonathan Duskin	$9,555	—	—	—	—	—	$9,555
Efrem Gerszberg	$0	—	—	—	—	—	$0
Charles G. Phillips	$9,555	—	—	—	—	—	$9,555
William R. Lazor	$0	—	—	—	—	—	$0
Former Directors
Richard K. Berkowitz	$48,735	—	—	—	—	—	$48,735
Seymour Holtzman	$9,555	—	—	—	—	—	$9,555
Daniel H. Levy	$26,150	—	—	—	—	—	$26,150
Norman Patinkin	$14,583	—	—	—	—	—	$14,583
Sanford Shkolnik	$35,426	—	—	—	—	—	$35,426

Compensation Committee Interlocks and Insider Participation

          The Company’s Compensation Committee is comprised of Mr. Duskin. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Equity Incentive Plan

          Prior to the consummation of the Merger, Whitehall adopted the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan, referred to herein as the equity incentive plan. At the closing of the Merger, we assumed the equity incentive plan and awards granted thereunder. The purpose of the equity incentive plan is to motivate our key employees, officers, directors and consultants to use their best efforts on our and our affiliates’ behalf and to recruit and retain these employees, officers, directors and consultants.

          Awards. The equity incentive plan provides for the grant of stock options and stock appreciation rights and for awards of shares, restricted shares, restricted stock units and other equity-based awards.

          Shares Subject to the Equity Incentive Plan. Subject to adjustment as provided below, the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the equity incentive plan shares is 3,728,070. If an award granted under the equity incentive plan terminates, lapses or is forfeited without the delivery or vesting of shares, as applicable, then the shares covered by the terminated, lapsed award or forfeited will again be available to be granted.

          In the event of any change affecting the outstanding shares of our Common Stock by reason of, among other things, a share dividend or split, reorganization, recapitalization, merger, consolidation or any transaction similar to the foregoing (other than a cash dividend), the compensation committee, in its discretion, will be able to make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the equity incentive plan or pursuant to outstanding awards, (2) the option price or exercise price of any stock appreciation right and/or (3) any other affected terms of such awards. Following the assumption of the equity incentive plan, the number of shares of common stock and the number of options will be automatically adjusted pursuant to the Merger Agreement.

          Any shares of our Common Stock issued under the equity incentive plan may consist, in whole or in part, of authorized and unissued shares of our common stock or of treasury shares of our common stock.

          Plan Administration. The equity incentive plan is administered by the compensation committee of our board of directors. Our Board of Directors also has the authority to take any action delegated to the compensation committee under the equity incentive plan as it may deem necessary. The number of shares underlying such substitute awards will be counted against the aggregate number of shares available for awards under the equity incentive plan. The compensation committee has the authority to (1) select equity incentive plan participants, (2) interpret the equity incentive plan, (3) establish, amend and rescind any rules and regulations relating to the equity incentive plan and to make any other determinations deemed necessary or desirable for the administration of the equity incentive plan, (4) correct any defect or supply any omission or reconcile any inconsistency in the equity incentive plan in the manner and to the extent deemed necessary or desirable and (5) establish the terms and conditions of any award consistent with the provisions of the equity incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Any decision in respect of the interpretation and administration of the equity incentive plan will lie within the sole and reasonable discretion of the compensation committee.

          Eligibility. Any employee, officer, director or consultant of us or any of our affiliates will be eligible to participate in the equity incentive plan. In each case, the compensation committee selects the actual grantees.

          Limitations. No award may be granted under the equity incentive plan after the 10th anniversary of its commencement. Awards granted prior to the termination may extend beyond the termination date of the equity incentive plan.

          Options. Under the equity incentive plan, the compensation committee may grant both incentive stock options intended to conform to the provisions of Section 422 of the Code and non-qualified stock options. The exercise price for options will be determined by the compensation committee; provided, however, that the exercise price cannot be less than 100% of the fair market value (as defined in the equity incentive plan) of our common stock on the grant date. In the case of incentive stock options granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our subsidiaries, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date and the incentive stock option will terminate on a date not later than one day preceding the fifth anniversary of the date on which such incentive stock option was granted. All options granted under the equity incentive plan will be non-qualified stock options unless the applicable award agreement expressly states that the option is intended to be an incentive stock option.

          The compensation committee determines when, and upon what terms and conditions, options granted under the plan will be exercisable, except that no option will be exercisable more than 10 years after the date on which it was granted. The exercise price may be paid (1) with cash (or its equivalent), (2) to the extent permitted by the compensation committee, with shares of our common stock that have a fair market value equal to the aggregate option exercise price and that have been held by the optionee for not less than six months (or such other period as established by the compensation committee or generally accepted accounting principles); (3) to the extent permitted by the compensation committee through a “cashless exercise” via a broker; or (4) to the extent permitted by the compensation committee, partly in cash and partly in shares.

          Stock Appreciation Rights. The compensation committee is authorized to grant stock appreciation rights under the equity incentive plan either independently or in connection with an option, or portion thereof. Stock appreciation rights granted in connection with an option, or portion thereof, (1) will be granted either at the same time as the option or at any time prior to the exercise or cancellation of the related option, (2) will cover the same shares covered by the option (or such lesser number of shares as the compensation committee may determine) and (3) will be subject to the same terms and conditions as such option as well as any additional limitations contemplated by the equity incentive plan or that the compensation committee may impose, in its discretion, including conditions upon the exercisability or transferability of stock appreciation rights.

          The exercise price of each share covered by a stock appreciation right shall be determined by the compensation committee; provided, however, that the exercise price cannot be less than the greater of the fair market value of our Common Stock on the date the stock appreciation right was granted or, in the case of a stock appreciation right granted in connection with an option, or a portion thereof, the option price of the related option. Each stock appreciation right granted independent of an option will entitle an equity incentive plan participant upon exercise of such right to an amount equal to (1) the excess of (a) the fair market value on the exercise date of one share of common stock over (b) the exercise price per share, times (2) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in connection with an option, or a portion thereof, will entitle an equity incentive plan participant to surrender to us the unexercised option, or any portion thereof, and to receive from us in exchange an amount equal to (1) the excess of (a) the fair market value on the exercise date of one share over (b) the option price per share, times (2) the number of shares covered by the option, or portion thereof, which is surrendered. Payment for any stock appreciation rights may be made in shares or in cash, or partly in shares and partly in cash, all as determined by the compensation committee.

          Other Stock-Based Awards. The compensation committee is authorized to grant awards of shares, restricted shares, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our common stock. We refer to such awards as other stock-based awards. Other stock-based awards may be granted alone or in addition to any other awards granted under the equity incentive plan. Subject to the provisions of the equity incentive plan, the compensation committee determines (1) the number of shares to be awarded under (or otherwise related to) such other stock-based awards, (2) whether such other stock-based awards will be settled in cash, shares or a combination of cash and shares and (3) all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof). In addition, the other stock-based awards will be in the form, and dependent on the conditions, as the compensation committee determines, including, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

          Transferability. Unless otherwise determined by the compensation committee, awards granted under the equity incentive plan are not transferable other than by will or by laws of descent and distribution.

          Change of Control. The equity incentive plan provides that, in the event of a change of control, as defined below, the compensation committee may, in its sole discretion, provide for:

•

termination of an award upon the consummation of the change of control but only if the award has vested and been paid out or the equity incentive plan participant has been permitted to exercise the award in full for a period of not less than 10 days prior to the change of control;

•	acceleration of all or any portion or an award;

•

payment of any amount (in cash or, in the discretion of the compensation committee, in the form of consideration paid to our stockholders in connection with the change of control) in exchange for the cancellation of such award, however, if holders of our common stock are to receive consideration other than cash in exchange for their shares of common stock in connection with a change in control, the Company may only make such payments if the equity incentive plan participants have been permitted to exercise their awards; and/or

•	issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards.

          A change of control is defined to mean the occurrence of any of the following events:

•

any person (other than affiliates of Prentice) becoming a beneficial owner of securities representing a majority of the combined voting power of our then outstanding securities generally entitled to vote for the election of members of our Board of Directors;

•	the sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of our assets;

•	the consummation of a merger, consolidation or reorganization wherein the beneficial owners of our voting securities prior to the transaction do not own a majority as a result of the transaction; and

•	the consummation of a plan relating to the liquidation of the company.

          Amendment and Termination. The compensation committee may amend, alter or terminate the equity incentive plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

Equity Incentive Plan Awards to Named Executive Officers

          Prior to the consummation of the Merger, Whitehall granted awards of options to Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter under the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan. We assumed these awards upon the closing of the Merger. Pursuant to stock option agreements dated July 20, 2007, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter were granted options to purchase 4,823, 2,813, 1,608 and 402 shares of common stock of Whitehall, respectively, in each case for an exercise price of $850 per share, the fair market value of such shares on the date of grant. Following the closing of the Merger, pursuant to the terms of the equity incentive plan, these options were converted to options to purchase 1,198,594, 699,180, 399,531 and 99,883 shares of our common stock, respectively, at a price of $3.42 per Share.

          Mr. Dayoob’s award was 12/36ths vested on the date of grant, and vest with respect to 1/36ths of the award on each monthly anniversary of August 17, 2007. For Mr. Dayoob, 2/36ths of Mr.Dayoob’s award (for a total of 14/36ths of the total award) will vest within sixty days. Mr. Nachwalter’s award was 14/36ths vested on the date of grant, and will also vest with respect to 1/36 th of the award on each monthly anniversary of August 17, 2007. Like Mr.Dayoob’s award, an additional 2/36ths of Mr. Nachwalter’s award (for a total of 16/36ths of the total award) will vest within the next sixty days. Mr. Don’s and Mr.

Funasaki’s awards were 7/48ths vested on the grant date, and each award vests with respect to 1/48th of the award on each monthly anniversary of August 17, 2007. For Messrs. Don and Funasaki, 2/48ths of their awards (for a total of 9/48 ths of each executive’s total award) will vest over the next sixty days.

          Beginning with fiscal year 2007, which ends February 2, 2008, in addition to the vesting schedule described above, a portion of each executive’s option shall vest if certain performance goals, based on meeting or exceeding EBIDTA (as defined in the award agreement) targets, are met. Each option expires on the fifth anniversary of the date of grant.

          In addition, if (a) Mr. Dayoob is “engaged” (as defined in Mr. Dayoob’s award agreement) by us immediately prior to the consummation of a “change in control” (as defined in Mr. Dayoob’s employment agreement), (b) Mr. Dayoob is requested, in writing, to resign from our Board of Directors in connection with becoming a public company or (c) Mr. Dayoob is not re-elected to serve on our Board of Directors upon the termination date of his employment agreement, then all of Mr. Dayoob’s options, to the extent not previously vested or forfeited, shall immediately vest and become exercisable.

          We have the right to repurchase any shares of stock acquired upon exercise of any portion of each executive’s option within 30 days following the termination of each executive’s employment for the (i) fair market value of the shares on the date of repurchase if such termination of employment if for a reason other than for “cause” (as defined in the award agreement”) or the executive’s voluntary resignation or (ii) 80% of the fair market value of the shares on the date of repurchase if such termination of employment is for cause or the executive’s voluntary resignation, in either case, payable in equal quarterly installments over a two-year period.

Bonus Award Agreements Entered Into With Named Executive Officers

          On July 20, 2007, prior to the consummation of the Merger, Whitehall Jewelers, Inc. entered into Bonus Award Agreements with each of Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter. Under these agreements, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will be eligible to receive maximum bonuses equal to $300,000, $175,000, $100,000 and $25,000, respectively. Subject to each executive’s continued employment through December 31, 2008, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will receive 83%, 52%, 52% and 88% respectively, of his total bonus amount on the next regular payroll date following December 31, 2008. Mr. Dayoob shall continue to receive payments under his Bonus Award Agreement if he is “engaged” by the Company as of such date. Under Mr. Dayoob’s Bonus Award Agreement, Mr. Dayoob will be “engaged” by the Company for so long as he (x) is employed by the Company; (y) provides services to the Company as a consultant or (z) serves as a member of the Company’s Board of Directors.

          Subject to each executive’s continued employment through each payment date (or in the case of Mr. Dayoob, his continued engagement through such dates), on the next regular payroll date following the final day of each month after December 31, 2008 and on a monthly basis thereafter, Mr. Dayoob and Mr. Nachwalter will receive an amount equal to 1/36th and Mr. Don and Mr. Funasaki will receive an amount equal to 1/48th of his total bonus amount on a monthly basis, until such time as he has received a gross amount equal to his total bonus amount.

          Upon a “change in control” (as defined in each award agreement) each executive will receive an amount equal to his total bonus amount less any payments previously received under his bonus award agreement.

          If an executive’s employment is terminated for “cause” (as defined in each executive’s employment agreement) he will forfeit the right to receive any payments under his bonus award agreement. Upon an executive’s death, “disability” (as defined in each executive’s employment agreement) or voluntary resignation, the executive will receive (x) if such death, “disability” or voluntary resignation occurs prior to December 31, 2008, a pro-rated share of the percentage payment the executive would have received had he remained employed through December 31, 2008, calculated as of the date his employment terminated or (y) if such death, “disability” or voluntary resignation occurs after December 31, 2008, any accrued, but unpaid monthly bonus payment.

          If an executive’s employment is terminated without “cause,” he will be entitled to receive (x) if such without cause termination occurs prior to December 31, 2008, the percentage payment the executive would have received had he remained employed through December 31, 2008 pro rated through the date his employment terminated plus six months or (y) if such without cause termination occurs after December 31, 2008, an amount equal to the lesser of six monthly bonus payments or the remainder the executive’s total bonus amount.

7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

          During fiscal 2006, the Company accrued $500,000 in management fees due to Prentice related to their management support throughout the year. The Company also paid or has accrued certain transaction costs related to the 2006 Merger totaling $3.0 million.

          PWJ Lending, an affiliate of Prentice, has indicated its intent to cover the difference, if any, between $2.5 million and any additional amounts due to Non-Participating Suppliers; however, there are no assurances that PWJ Lending will cover any such difference or the terms upon which it would be willing to cover such difference. See “Item 2.01 – Section 2 – Financial Information – Other Liquidity and Capital Resources Elements – Trade Notes Payables”.

          On July 27, 2007, WJ Holding merged with and into Whitehall, with Whitehall surviving.

          PWJ Lending and Holtzman also entered into a Contribution Agreement, whereby 2,210,770 shares of our Common Stock and warrants to purchase 1,105,385 shares of our Common Stock were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of Whitehall common stock were issued to PWJ Lending and 16,686 shares of Whitehall common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Agreement. See “Item 2.01 – Section 2 - Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Term Loan”.

          Roth Capital Partners, LLC acted as exclusive placement agent for the 2007 Equity Transactions and purchased, as part of the 2007 Equity Transactions, 145,000 shares of our Common Stock and warrants to purchase 72,500 shares of our Common Stock for $495,900.

          Pursuant to the Advisory Agreement, the Company is obligated to pay a fee of $300,000 to Halter Financial Group, Inc. after the consummation of the Merger and the 2007 Equity Transactions. Timothy Halter, the Company’s sole director and officer prior to the Merger is the president and sole stockholder of Halter Financial Group, Inc.

Review, Approval or Ratification of Transactions with Related Persons

          Our management determines which transactions or relationships should be referred to the Board of Directors for consideration. The Board of Directors then determines whether to approve, ratify, revise or terminate a related person transaction on a case by case basis. We have not adopted a written policy for the review of transactions with related persons.

Director Independence

                    Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of NASDAQ. Currently, one of our directors, William Lazor, is “independent” under the independence standards of NASDAQ.

8. LEGAL PROCEEDINGS

Resolution of Class Action Lawsuits Federal Derivative Complaints and State Derivative Complaint

Class Action Lawsuit, State Derivative Complaints and Federal Derivative Complaints

          The Company was party to Class Action Complaints, State Derivative Complaints and Federal Derivative Complaints filed against the Company and certain of its former officers and directors beginning in fiscal year 2004. The consolidated Class Action Lawsuit (Greater Pennsylvania Carpenters Pension Fund v. Whitehall Jewellers, Inc. Case No. 04 1107) alleged that the Company and its officers made false and misleading statements and falsely accounted for revenue and inventory during the putative class period. The consolidated class action complaint alleged violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The State Derivative Complaints filled in Illinois (Richard W. Cusack, et al. v. Sheila C. Patinkin, independent executor of the estate of Hugh M. Patinkin, deceased, et al. Case No. 04-CH-09705 consolidated with 05-CH-06926 and 05-CH-09913) asserted claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, breach of fiduciary duties for insider selling and misappropriation of information, and contribution and indemnification. The factual allegations of the consolidated State Derivative Complaint were similar to those made in the Class Action Lawsuit. The Federal Derivative Complaints (Myra Cuerton v. Richard K. Berkowitz Case No. 05 C1050 and Tai Vu v. Richard Berkowitz Case No. 05 C 2197) against the Company and certain of the Company’s officers and directors also asserted a claim for breach of fiduciary duty and the factual allegations of the complaints were similar to those made in the Class Action Lawsuit and the consolidated State Derivative Complaint.

          With respect to the Class Action Lawsuit, consolidated State Derivative Complaint and Federal Derivative Complaints described above, the Company reports that on July 24, 2006 a Final Judgment and Order of Dismissal was entered in the consolidated Class Action Lawsuit. Additionally, on June 26, 2006 both of the Federal Derivative Complaints previously pending in the Northern District of Illinois were dismissed with prejudice pursuant to a Joint Stipulation of Dismissal. Finally, by an Order of Dismissal dated December 5, 2006, the consolidated State Derivative Complaint previously pending in the Circuit Court of Cook County was dismissed with prejudice.

Severance Matters with Former Executives

          John R. Desjardins vs. Whitehall Jewellers, Inc. The Company and Mr. Desjardins have settled the action previously filed on December 7, 2006, in Illinois by Mr. Desjardins, the former Executive Vice President and Chief Financial Officer for the Company in which he asserted claims against the Company for certain severance payments. The settlement includes a severance payment from the Company of approximately $1.1 million (plus interest) with more than a half of the severance payment to be made concurrent with the dismissal of the action and the remaining balance to be paid over a 24 month period. The Company has agreed to continue certain fringe benefits as well as reimburse Mr. Desjardins for other expenses related to insurance matters and maintain insurance coverage for 30 months following separation. The Company also agreed to pay Mr. Desjardins’ attorney’s fees associated with bringing the above-referenced action. In consideration for these payments, Mr. Desjardins executed a release of all claims against the Company.

          Matthew Patinkin. Mr. Patinkin, the former Executive Vice President of Real Estate and Development, has threatened legal action against the Company alleging breach of contract related to claimed severance benefits. The parties are currently engaged in settlement negotiations. The parties are close to an agreement in principal on key financial terms, but are still negotiating the terms of the proposed settlement. The Company has recorded approximately $1,000,000 for estimated settlement costs. In the event that the matter cannot be resolved without legal action, the Company intends to vigorously contest the claims and exercise all of its available rights and remedies. If the Company is unable to resolve the claims and the outcome of these potential action is adverse to the Company, the potential judgment in such action as well as the costs and expenses associated with defending the claims might exceed the reserves currently maintained on the balance sheet.

Other Matters

          The Company is also involved from time to time in certain other legal actions and regulatory investigations arising in the ordinary course of business. Although there can be no certainty, it is the opinion of management that none of these other actions or investigations will have a material adverse effect on the Company’s results of operations or financial condition.

9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

          Our common stock is quoted on the OTC Bulletin Board of the NASD under the symbol “BTVI” and we anticipate, ultimately, to apply to list our common stock on NASDAQ or the American Stock Exchange.

Holders

          As of July 27, 2007, there were approximately 470 holders of record of our common stock. Please consult the section entitled “Risk Factors” for a discussion of risks associated with our common stock if it is considered to be a “penny stock” or if it is listed on the OTC Bulletin Board.

Dividends

          The Company did not declare any dividends in fiscal 2006 and 2005 and intends to retain its earnings to finance future growth. Therefore, the Company has no current intention to pay dividends in the foreseeable future. However, it reserves the right to consider such action from time to time depending on the facts, circumstances and financial condition of the Company at such time. The declaration and payment of dividends, if any, is subject to the discretion of the Board of Directors of the Company and to certain limitations under the Delaware General Corporation Law (the “DGCL”).In addition, the Company’s Senior Credit Agreement contains restrictions on the Company’s ability to pay dividends. The timing, amount and form of dividends, if any, will depend, among other things, on the Company’s results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors. The Term Loan Agreement with PWJ Lending also prohibits the payment of cash dividends.

10. RECENT SALES OF UNREGISTERED SECURITIES.

Recent Sales of Unregistered Securities

          Pursuant to our Reorganization Plan, we issued an aggregate of 500,000 shares of our common stock to various creditors (specifically, holders of pre-petition unsecured claims, holders of administrative priority claims, and holders of tax claims). Our issuance of those shares conformed to Bankruptcy Code section 1145(a)(1)(A) and, therefore, was exempt from the registration requirements of Section 5 of the Securities Act.

          The following summarizes all sales of unregistered securities by Whitehall within the past three years:

          On July 27, 2007, the Company entered into the 2007 Equity Transactions. (See “Item 2.01 – Section 1 – Business – The 2007 Equity Transactions”).

          In connection with the Bridge Loan Agreement, Whitehall issued warrants, which were immediately exercisable at an exercise price of $0.75 per share, to Prentice and Holtzman to purchase 2,792,462 shares of common stock of Whitehall (the “Bridge Loan Warrants”). The shares of common stock underlying the Bridge Loan Warrants represented approximately 19.99% of the capital stock outstanding at the time of issuance of the Bridge Loan Warrants. On December 5 and 6, 2005, Prentice and Holtzman exercised the Bridge Loan Warrants to purchase 2,792,462 shares of Whitehall’s common stock at $0.75 per share. Whitehall received proceeds from the respective exercises in the aggregate of approximately $2,094,000 and issued the shares of common stock to Prentice and Holtzman.

          Pursuant to the Contribution Agreement, dated July 27, 2007, by and among PWJ Lending, Holtzman and Whitehall the amount of principal, interest and other amounts outstanding as of the date of the Contribution Agreement under the Second Amended and Restated Term Loan Agreement, in the aggregate of $66,574,166 (of which (i) $7.5 million in principal amount plus accrued interest of $60,833 was loaned solely by PWJ Lending from the period of June 28, 2007 until July 5, 2007 and (ii) $59,013,333 was loaned by both PWJ Lending and Holtzman. In return for the contribution, 2,210,770 shares of our Common Stock and warrants to purchase 1,105,385 Shares were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of Whitehall common stock were issued to PWJ Lending and 16,686 shares of Whitehall common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Agreement.

11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Description of Capital Stock

Common Stock

          We are authorized to issue 40,000,000 shares of Common Stock, $0.001 par value per share, of which 39,953,122 were issued and outstanding as of July 27, 2007 following the Merger and the 2007 Equity Transactions. The holders of our Common Stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders.

          No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of Common Stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Pursuant to our Certificate of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of Common Stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Provisions Having A Possible Anti-Takeover Effect

          Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of Common Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in our control.

          Our stockholders have no pre-emptive rights to acquire additional shares of our Common Stock or other securities. Our Common Stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the Common Stock now outstanding are fully paid and non-assessable.

Preferred Stock

          The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, without designation, of which none were issued and outstanding as of July 27, 2007 following the Merger and the 2007 Equity Transactions.

Warrants

          The Warrants issued in the 2007 Equity Transactions will become exercisable upon the filing of an amendment to our Certificate of Incorporation increasing the number of our authorized shares of Common Stock to 100 million shares and, in the aggregate, entitle the holders thereof to purchase up to 7,309,939 shares of our Common Stock. The Warrants have an exercise price of $4.10 per share, subject to anti-dilution adjustments for stock splits and stock dividends, and have a five year term. Warrants require payments to be made by us for failure to timely deliver the Warrant Shares. Warrants also contain a limitation on exercise, such that the investors may not own in excess of 4.99% or 9.99% (depending on the investor) of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days notice by an investor to us, of up to a maximum of 9.99%). At any time after the Registration Statement is effective, we shall have the option to call the Warrants at a redemption price per Warrant equal to the exercise price per share if the closing sale price of our Common Stock is at least $6.15 for twenty consecutive trading days.

Options

          See Item 2.01 – Section 6 – Executive Compensation – Equity Incentive Plan.

12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          We have the authority under the Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Delaware law regarding indemnification which we believe discloses the material aspects of such law on this subject. The Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

•	conducted himself in good faith;

•

reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests;

•	and in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

          A corporation may indemnify a person under the Delaware law against judgments, penalties, including excise and similar taxes, fines, settlement, unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

          Our Certificate of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for an act or omission in such directors’ capacity as a director; provided, however, that the liability of such director is not limited to the extent that such director is found liable for (a) a breach of the directors’ duty of loyalty to us or our stockholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (d) an act or omission for which the liability of the director is expressly provided under Delaware law. Limitations on liability provided for in our Certificate of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

          We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

          Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the DGCL and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other that the payment by BTHC VII, Inc., of expenses incurred or paid by a director, officer or controlling person of BTHC VII, Inc., in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          In addition, the Company maintains insurance policies, which provide coverage for its officers and directors in certain situations where the Company cannot directly indemnify such officers or directors.

13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

          See Item 9.01 below, which is incorporated by reference herein.

14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

          As previously disclosed in a Current Report on Form 8-K filed by Whitehall with the SEC on March 31, 2006, and subsequently amended on April 21, 2006, PricewaterhouseCoopers LLP (“PWC”), the independent registered public accounting firm for Whitehall, informed Whitehall and the Audit Committee of Whitehall’s Board of Directors on March 27, 2006 that it was resigning upon the completion of PWC’s audit procedures regarding the financial statements of Whitehall as of and for the fiscal year ended January 31, 2006 and the Annual Report on Form 10-K (“Whitehall Form 10-K”) in which such financial statements were included. The Whitehall Form 10-K was filed with the SEC on April 17, 2006 and on that date PWC’s tenure as the independent registered public accounting firm for Whitehall ended.

          PWC’s reports on Whitehall’s financial statements as of and for the fiscal years ended January 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle, except that the report on Whitehall’s financial statements as of and for the fiscal year ended January 31, 2005, as issued on November 10, 2005 in connection with the Whitehall’s proxy statement relating to a special meeting of stockholders, and the report on Whitehall’s financial statements as of and for the fiscal year ended January 31, 2006 included in the Whitehall Form 10-K contained an explanatory paragraph that expressed substantial doubt about Whitehall’s ability to continue as a going concern (the “Whitehall Going Concern Paragraph”).

          During Whitehall’s fiscal years ended January 31, 2006 and 2005, and through April 17, 2006, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference thereto in its report on Whitehall’s financial statements for such years.

          None of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s fiscal years ended January 31, 2006 or 2005 and through April 17, 2006.

          Whitehall provided PWC with a copy of the disclosures contained herein. PWC’s responses are attached as Exhibit 16 to the Form 8-K dated March 31, 2006 and the subsequent amendment on April 21, 2006.

          The Company disclosed the Whitehall Going Concern Paragraph to our successor accountant, Grant Thornton LLP, and authorized PWC to respond fully to Grant Thornton LLP regarding this and other matters.

          The Company had historically retained S. W. Hatfield, CPA as its principal accountant. There were no disagreements between the Company and S. W. Hatfield, CPA whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved, would have caused S. W. Hatfield, CPA to make reference to the subject matter of the disagreement in connection with its reports.

          In connection with the closing of the Merger, on July 27, 2007, BTVI dismissed S. W. Hatfield, CPA as its principal accountant and retained Grant Thornton LLP as its new principal accountant. The Company’s board of directors approved the decision to change its principal accountant.

          S. W. Hatfield, CPA’s reports on the financial statements contained in the Company’s Form 10-KSB did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, other than a to note that S. W. Hatfield, CPA, has expressed doubt that the Company can continue as a going concern (the “BTVI Going Concern Paragraph”). The Company had not consulted with Grant Thornton LLP on any matter prior to engaging it as our principal accountant.

          The Company disclosed the BTVI Going Concern Paragraph to our successor accountant, Grant Thornton LLP, and authorized S. W. Hatfield, CPA to respond fully to Grant Thornton LLP regarding this and other matters.

          The Company has requested S.W. Hatfield, CPA furnish a letter addressed to the Securities Exchange Commission stating whether or not S.W. Hatfield, CPA agrees with the statements in this 8-K. A copy of such letter dated July 27, 2007 is filed as exhibit 16.1 to this 8-K.

15. FINANCIAL STATEMENTS AND EXHIBITS

          See Item 9.01 below, which is incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

See Item 2.01, Section 10 of this current report on Form 8-K, which is incorporated herein by reference.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

See Item2.01, section 14 of this current report on Form 8-K, which is incorporated herein by reference.

Item 5.01.	Change in Control of Registrant.

See Item 2.01 of this current report on Form 8-K, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers;

          Pursuant to the Agreement and Plan of Merger and 10 days after the filing of a Schedule 14f-1, the Company’s board of directors will be reconstituted by the appointment of Edward Dayoob, Jonathan Duskin, William R. Lazor and Charles G. Phillips (all of whom were directors of Whitehall immediately prior to and after the Merger), and Efrem Gerszberg, a director elect of BTHC VII, Inc. and the resignation of Timothy P. Halter from his role as director of the Company.

          At the effective time of the Merger, the Company’s executive management team was reconstituted and Timothy P. Halter resigned from his positions as the Company’s President, Chief Executive Officer and Chief Financial Officer. Upon the effective time of the Merger, the following individuals (all of whom were officers of Whitehall prior to the Merger) took the positions set after their names: Edward A. Dayoob (Chief Executive Officer and President); Michael Don (Executive Vice President and Chief Financial Officer); Michael Funasaki (Executive Vice President – Chief Administrative Officer and Business Development), David Harris (Senior Vice President - Store Operations) and Robert B. Nachwalter (Senior Vice President and General Counsel ). Biographical and other information regarding these individuals is provided under the caption “Management” in Item 2.01 above, which is incorporated by reference into this Item 5.02.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

          On July 27, 2007, a Certificate of Merger was filed with the Secretary of State of the State of Delaware pursuant to which Acquisition Corp, the Company’s wholly-owned subsidiary, merged with and into Whitehall with Whitehall remaining as the surviving corporation in the merger. The Company intends to change its name to “Whitehall Jewelers Holdings, Inc.” following the Merger. The Agreement and Plan of Merger is filed as Exhibit 2.1.

          Effective July 27, 2007 the directors of the Company changed the fiscal year of the Registrant to end on the Saturday closest to the thirty-first day of January.

Item 5.06.	Change in Shell Company Status.

          See of Item 2.01 of this current report on Form 8-K, which is incorporated herein by reference. As a result of the Merger described under Item 2.01 of this current report on Form 8-K, the Company is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01.	Consolidated Financial Statements and Exhibits

(a)	Financial statements of business acquired:

Page

Audited financial statements:

Report of independent registered public accounting firm	F-1 – F-2

Prior years report of independent registered public accounting firm	F-3

Consolidated Statements of Operations for the periods from June 9, 2006 to January 31, 2007 and February 1, 2006 to June 8, 2006 and for the fiscal years ended January 31, 2006 and 2005	F-4

Consolidated Balance Sheets as of January 31, 2007 and 2006	F-5

Consolidated Statement of Stockholders’ Equity for the fiscal years ended January 31, 2007 and 2006	F-6

Consolidated Statements of Cash Flows for the periods from June 9, 2006 to January 31, 2007 and February 1, 2006 to June 8, 2006 and for the fiscal years ended January 31, 2006 and 2005	F-7

Notes to Consolidated Financial Statements	F-8 – F-41

Financial Statement Schedule

Schedule II – Valuation and Qualifying Accounts	F-42

Unaudited Financial Statements:

Consolidated Statements of Operations for the three months ended May 5, 2007 and April 30, 2006	F-43

Consolidated Balance Sheets as of May 5, 2007 and January 31, 2007	F-44

Consolidated Statements of Cash Flows for the three months ended May 5, 2007 and April 30, 2006	F-45

Notes to Consolidated Financial Statements	F-46 – F-55

(b) Unaudited Pro forma Condensed Consolidating Financial Statements	F-56 – F-59

Exhibits

Exhibit #	Description

2.1	Agreement of Merger and Plan of Reorganization dated as of July 27, 2007, among BTHC VII, Inc., WBT Acquisition Corp. and Whitehall Jewelers, Inc.

2.2

Agreement and Plan of Merger, dated as of February 1, 2006, by and among the Company, Prentice Capital Management, LP, Holtzman Opportunity Fund, L.P., WJ Holding Corp. and WJ Acquisition Corp. Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on February 3, 2006, File No. 1-15615.

3.1	Certificate of Incorporation of BTHC VII, Inc., Incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form 10-SB filed on July 10, 2006.

3.2	Bylaws of BTHC VII, Inc., Incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form 10-SB filed on July 10, 2006.

3.3	Fourth Amended and Restated Certificate of Incorporation of Whitehall Jewellers, Inc.

3.4	By-laws of Whitehall Jewelers, Inc.

3.5	Certificate of Merger relating to the merger of WBT Acquisition Corp. with and into Whitehall Jewelers, Inc.

4.1	Registration Rights Agreement, dated as of July 27, 2007, by and among BTHC VII, Inc. and the several purchasers signatory thereto.

10.1	Form of Warrant to Purchase Common Stock, dated as of July 27, 2007, between BTHC VII, Inc. and the Holder of such warrant.

10.2	Securities Purchase Agreement, dated as of July 27, 2007, by and among BTHC VII, Inc., Whitehall Jewelers, Inc., Lowenstein Sandler PC and each purchaser identified on the signature pages thereto.

10.3	2007 Whitehall Jewelers, Inc. Stock Incentive Plan

10.4	Bonus Award Agreement, dated July 20, 2007, between Whitehall Jewelers, Inc. and Edward Dayoob.

10.5	Bonus Award Agreement, dated July 20, 2007, between Whitehall Jewelers, Inc. and Mark Funasaki.

10.6	Bonus Award Agreement, dated July 20, 2007, between Whitehall Jewelers, Inc. and Michael Don.

10.7	Bonus Award Agreement, dated July 20, 2007, between Whitehall Jewelers, Inc. and Robert Nachwalter.

10.8	Stock Option Agreement, effective as of July 20, 2007, between Whitehall Jewelers, Inc. and Edward Dayoob.

10.9	Stock Option Agreement, effective as of July 20, 2007, between Whitehall Jewelers, Inc. and Mark Funasaki.

10.10	Stock Option Agreement, effective as of July 20, 2007, between Whitehall Jewelers, Inc. and Michael Don.

10.11	Stock Option Agreement, effective as of July 20, 2007, between Whitehall Jewelers, Inc. and Robert Nachwalter.

10.12

Consent Agreement, dated as of June 25, 2007, made with respect to the Third Amended and Restated Intercreditor and Lien Subordination Agreement, dated as of May 21, 2007 by and between LaSalle Bank National Association, as revolving loan agent and senior term loan agent respectively for the Revolving Loan Creditors and the Senior Term Loan Creditors, pursuant to the senior documents, PWJ Lending LLC, as subordinating reimbursement creditor and subordinating term loan agent, for the subordinating term loan creditors party to the subordinated documents, and acknowledged and assented to by Whitehall Jewelers, Inc.

10.13

Second Amended and Restated Term Loan Credit Agreement, dated as of February 20, 2007, by and among Whitehall Jewellers, Inc., as borrower, the lending institutions from time to time party thereto, as lenders, and PWJ Lending LLC, as administrative agent and collateral agent for the agents and lenders.

10.14

First Amendment to the Second Amended and Restated Term Loan Credit Agreement, dated as of May 21, 2007, by and among Whitehall Jewellers, Inc., as borrower, the lending institutions from time to time party thereto, as lenders, and PWJ Lending LLC, as administrative agent and collateral agent for the agents and lenders

10.15

Third Amended and Restated Credit Agreement, dated as of February 20, 2007, by and among Whitehall Jewellers, Inc., as Borrower, the lending institutions from time to time party thereto, as lenders, LaSalle Bank National Association, as administrative agent and collateral agent for the agents and lenders, Bank of America, N.A., Wells Fargo Retail Finance, LLC, as managing agents for the agents and lenders and ABN Amro Bank, N.V., as syndication agent for the agents and lenders.

10.16

First Amendment to the Third Amended and Restated Credit Agreement, dated as of May 21, 2007, by and among Whitehall Jewellers, Inc., as Borrower, the lending institutions from time to time party thereto, LaSalle Bank National Association, as administrative agent and collateral agent for the agents and lenders, Bank of America, N.A., Wells Fargo Retail Finance, LLC, as managing agents for the agents and lenders and ABN Amro Bank, N.V., as syndication agent for the agents and lenders.

10.17

Term Loan and Security Agreement dated as of May 21, 2007, by and among Whitehall Jewellers, Inc., as borrower, the lending institutions from time to time party thereto, as lenders, LaSalle Bank National Association, as administrative agent and collateral agent, for the agents and the lenders, and Bank of America, N.A., Wells Fargo Retail Finance, LLC, as managing agents for the agents and the lenders.

10.18	Form of Amended Trade Vendor Extension Agreement

10.19	Form of Unsecured Term Promissory Note

10.20	Form of Unsecured Term Promissory Note - Extension Agreement (issued under the Amended Trade Vendor Agreement)

10.21	Lease between TS 125 South Wacker, L.P., as landlord, and Whitehall Jewellers, Inc., as tenant, dated June 16, 2006

10.22	Third Amendment to the Whitehall Jewellers, Inc. Employee Stock Ownership Plan, dates as of January 29, 2007

10.23	Amended and Restated Employment Agreement, dated February 28, 2007, between Whitehall Jewellers, Inc. and Edward Dayoob.

10.24	Employment Agreement, dated March 16, 2007, between Whitehall Jewellers, Inc. and

Robert B. Nachwalter.

10.25	Employment Agreement, dated November 15, 2006, between Whitehall Jewellers, Inc. and Mike Don.

10.26	Employment Agreement, dated November 17, 2006, between Whitehall Jewellers, Inc. and Mark Funasaki.

10.27	Employment Agreement, dated November 15, 2006, between Whitehall Jewellers, Inc. and David Harris.

10.28	Agreement and Plan of Merger, dated as of January 29, 2007, by and between Whitehall Jewellers, Inc., a Delaware corporation, and WH Inc. of Illinois, an Illinois corporation

10.29

Certificate of Ownership and Merger, Merging WH Inc. of Illinois with and into Whitehall Jewellers, Inc. Under Section 253 of the General Corporation Law of the State of Delaware, dated January 29, 2007

10.30

ESOP Restructuring Agreement, dated as of March 29, 1996, between Marks Bros. Jewelers, Inc. and the Marks Bros. Jewelers, Inc. Employee Stock Ownership Trust. Incorporated by reference to Exhibit 10.12 of Whitehall’s Registration Statement on Form S-1 originally filed on May 17, 1996 (Registration No. 333-04043).

10.31

Amended and Restated Employee Stock Ownership Plan. Incorporated herein by reference to Exhibit 10.15 of Whitehall’s Annual Report on Form 10-K for the fiscal year ended January 31, 1997, File No. 0-028176.

10.32

Form of Executive Severance Agreements, as amended, each dated May 7, 1996, between Whitehall and each of Hugh M. Patinkin, John R. Desjardins and Matthew M. Patinkin. Incorporated by reference to Exhibit 10.3 of Whitehall’s Registration Statement on Form S-3 as originally filed on January 27, 2000 (Registration No. 333-95465).

10.33

Employment Agreement, dated June 1, 2004, between Whitehall and Debbie Nicodemus-Volker. Incorporated by reference to Exhibit 10.1 of Whitehall’s Quarterly Report on Form 10-Q for the period ended April 30, 2004, File No. 1-15615.

10.34

Employment Agreement, dated October 31, 2005, between Whitehall and Robert L. Baumgardner. Incorporated by reference to Exhibit 10.1 of Whitehall’s Current Report on Form 8-K filed on November 2, 2005, File No. 1-15615.

10.35	401(k) Plan. Incorporated by reference to Exhibit 10.17 of Whitehall’s Annual Report on Form 10-K for the fiscal year ended January 31, 1998, File No. 0-028176.

10.36

Second Amendment to 401(k) Plan. Incorporated by reference to Exhibit 10.19 of Whitehall’s Annual Report on Form 10-K for the fiscal year ended January 31, 1999, File No. 0-028176. (Note: There is no First Amendment to 401(k) Plan.)

10.37	Third Amendment to 401(k) Plan. Incorporated by reference to Exhibit 10.20 of the Whitehall’s Annual Report on Form 10-K for the fiscal year ended January 31, 1999, File No. 0-028176.

10.38	Fourth Amendment to 401(k) Plan. Incorporated by reference to Exhibit 10.21 of Whitehall’s Annual Report on Form 10-K for the fiscal year ended January 31, 1999, File No. 0-028176.

10.39

Non-Prosecution Agreement, dated as of September 28, 2004, between Whitehall and the United States Attorney’s Office for the Eastern District of New York. Incorporated by reference to Exhibit 10.1 of Whitehall’s Current Report on Form 8-K filed on September 28, 2004, File No. 1-15615.

10.40

Letter to the United States Attorney for the Eastern District of New York, dated September 28, 2004. Incorporated by reference to Exhibit 10.2 of Whitehall’s Current Report on Form 8-K filed on September 28, 2004, File No. 1-15615.

10.41	Supplement to the Letter Agreement between the United States Attorney’s Office for the Eastern District of New York and Whitehall, dated September 6, 2006 (Supplement to Non-Prosecution Agreement)

10.42

Second Amendment to Second Amended and Restated Term Loan Credit Agreement, dated as of June 28, 2007, by and among Whitehall Jewelers, Inc., the lending institutions from time to time party thereto, and PWJ Lending LLC, as administrative agent and collateral agent for the agents and lenders.

10.43

Note, under the Second Amendment to Second Amended and Restated Term Loan Credit Agreement, dated June 28, 2007, for $7,500,000, whereby Whitehall Jewelers, Inc. promises to pay to the order of PWJ Lending LLC.

10.44

Lock-Up Agreement, dated as of July 27, 2007, by among PWJ Funding, LLC, PWJ Lending, LLC and Holtzman Opportunity Fund, LP for the benefit of those certain “Investors” (other than PWJ Funding, LLC and PWJ Lending, LLC) who are signatories to that certain Securities Purchase Agreement, dated as of even date herewith.

16.1	Letter from S.W. Hatfield, CPA dated July 27, 2007.

99.1	Press Release of Whitehall Jewelers, Inc., dated July 27, 2007.

99.2	2007 Equity Transactions Materials

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTHC VII, Inc.

Date: August 1, 2007	/s/ Edward A. Dayoob

Edward A. Dayoob
Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Whitehall Jewellers, Inc.

We have audited the accompanying consolidated balance sheet of Whitehall Jewellers, Inc. and subsidiaries (the “Company”) as of January 31, 2007 and the related consolidated statements of operations, stockholder’s equity and cash flows for the periods from February 1, 2006 through June 8, 2006 (predecessor) and June 9, 2006 through January 31, 2007 (successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whitehall Jewellers, Inc. as of January 31, 2007 and the consolidated results of their operations and their cash flows for the periods February 1, 2006 through June 8, 2006 (predecessor) and June 9, 2006 through January 31, 2007 (successor) in conformity with accounting principles generally accepted in the United States of America.

The financial statements of Whitehall Jewellers, Inc. as of January 31, 2006, and for the year then ended were audited by other auditors. As described in Note 8 - Discontinued Operations, the Company changed the composition of its discontinued operations as of January 31, 2006 and January 31, 2005 to reflect the additional stores closed from February 1, 2006 through June 8, 2006. We audited the adjustments that were applied to restate the disclosures for discontinued operations reflected in the January 31, 2006 and 2005 financial statements. Our procedures included (a) agreeing the adjusted amounts of discontinued operations, sales, income (loss) from discontinued operations and income (loss) from discontinued operations, net of income taxes to the Company’s underlying records obtained from management and (b) tested the mathematical accuracy of the reconciliations of discontinued operations to the consolidated financial statements.

In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures on the January 31, 2006 or January 31, 2005 financial statements of the Company other than with respect to such adjustments, and accordingly, we do not express an opinion or any other form of assurance on the January 31, 2006 and January 31, 2005 financial statements taken as a whole.

Our audit was conducted for purposes of forming an opinion on the basic financial statements taken as a whole. The Schedule II is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Chicago, Illinois
July 30, 2007

          A. Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Whitehall Jewellers, Inc.:

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 8 - Discontinued Operations, the balance sheets of Whitehall Jewellers, Inc. as of January 31, 2006 and January 31, 2005 and the related statements of operations, shareholders’ equity, and cash flows for each of two years in the period ended January 31, 2006 (the 2006 and 2005 financial statements before the effects of the adjustments discussed in Note 8 - Discontinued Operations are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 2 (not presented herein), the Company’s recent operating performance and liquidity deficiencies, as well as other uncertainties, raise substantial doubt about its ability to continue as a going concern. The Company’s plans in regard to these matters are described in Note 4 (not presented herein). The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 8 - Discontinued Operations, present fairly, in all material respects, the financial position of Whitehall Jewellers, Inc. at January 31, 2006 and January 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 8 - Discontinued Operations and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

PricewaterhouseCoopers LLP
Chicago, Illinois
April 17, 2006

Whitehall Jewellers, Inc.
Consolidated Statements of Operations

	Successor	Predecessor

	June 9, 2006 – January 31, 2007	February 1, 2006- June 8, 2006	Year Ended January 31

(in thousands, except share and per share data)			2006	2005

Net sales	$181,142	$85,095	$284,672	$292,020
Cost of sales (including buying and occupancy expenses)	124,747	58,364	191,016	189,223
Impairment of store related assets	—	—	3,171	—

Gross profit	56,395	26,731	90,485	102,797
Selling, general and administrative expenses	66,787	35,928	102,324	98,318
Professional fees and other operating charges	5,642	2,489	10,564	7,679
Loss on disposal of property and equipment	1,650	—	26	383
Impairment of goodwill	—	—	5,662	—

Loss from operations	(17,684)	(11,686)	(28,091)	(3,583)
Interest expense	10,957	5,183	12,536	4,365

Loss from continuing operations before income taxes	(28,641)	(16,869)	(40,627)	(7,948)
Income tax expense (benefit)	168	—	2,475	(2,430)

Net loss from continuing operations	(28,809)	(16,869)	(43,102)	(5,518)
Income (loss) from discontinued operations, net of income taxes (benefit) of $0, $0, $0, and $(1,177)	134	648	(41,255)	(4,365)

Net loss	$(28,675)	$(16,221)	$(84,357)	$(9,883)

Net income (loss) per share, basic:
Continuing operations	$(2,880,900)	$(1.01)	$(3.03)	$(0.40)
Discontinued operations	13,400	0.04	(2.90)	(0.31)

Net loss per share, basic:	$(2,867,500)	$(0.97)	$(5.93)	$(0.71)

Weighted average common shares	10	16,763,215	14,214,000	13,943,000

The accompanying notes are an integral part of the consolidated financial statements.

Whitehall Jewellers, Inc.
Consolidated Balance Sheets

	Successor	Predecessor

(in thousands, except share data)	January 31, 2007	January 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$1,311	$1,965
Accounts receivable, net	1,495	1,825
Merchandise inventories, net	174,090	142,124
Other current assets	1,263	1,103

Total current assets	178,159	147,017
Property and equipment, net	30,687	35,375
Intangible assets, net	12,834	—
Goodwill	9,215	—
Deferred financing costs, net	3,745	3,940

Total assets	$234,640	$186,332

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Revolver loans	$83,860	$64,875
Customer deposits	1,959	2,723
Accounts payable	50,913	17,683
Trade notes payable	22,366	—
Accrued payroll	6,617	5,966
Other accrued expenses	12,715	16,532
Accrued liabilities of discontinued operations	38	3,686

Total current liabilities	178,468	111,465
Trade notes payable	—	22,336
Bridge term loan - related party	56,080	30,000
Other long-term liabilities	4,460	5,820

Total liabilities	239,008	169,621

Stockholders’ (deficit) equity:
Common Stock ($0.01 par value; 10 shares authorized; 10 shares issued and outstanding at January 31, 2007. $0.001 par value, 60,000,000 shares authorized; 18,058,902 shares issued at January 31, 2006.)	—	21

Class B Common Stock (No shares issued or outstanding at January 31, 2007. $1.00 par value, 26,026 shares authorized; 142 shares issued and outstanding at January 31, 2006)	—	—
Additional paid-in capital	24,307	83,902
Accumulated deficit	(28,675)	(54,929)
Treasury stock (1,295,687 shares at January 31, 2006)	—	(12,283)

Total stockholders’ (deficit) equity	(4,368)	16,711

Total liabilities and stockholders’ (deficit) equity	$234,640	$186,332

The accompanying notes are an integral part of the consolidated financial statements.

Whitehall Jewellers, Inc.
Consolidated Statements of Stockholders’ (Deficit) Equity

(in thousands)	Common Stock	Class B Common Stock	Additional Paid-in Capital	Accumulated Deficit/ Retained Earnings	Treasury Stock	Total

Predecessor

Balance at February 1, 2004	$18	$—	$106,091	$39,311	$(39,652)	$105,768

Net loss	—	—	—	(9,883)	—	(9,883)
Exercise of options	—	—	12	—	—	12
Issuance of shares	—	—	(652)	—	652	—
Deferred compensation	—	—	672	—	—	672
Stock issued under Employee Stock Purchase Plan	—	—	—	—	54	54

Balance at January 31, 2005	18	—	106,123	29,428	(38,946)	96,623
Net loss	—	—	—	(84,357)	—	(84,357)
Exercise of warrants	3	—	(22,286)	—	26,472	4,189
Issuance of shares	—	—	(221)	—	171	(50)
Deferred compensation	—	—	286	—	—	286
Stock issued under Employee Stock Purchase Plan	—	—	—	—	20	20

Balance at January 31, 2006	21	—	83,902	(54,929)	(12,283)	16,711
Net loss from February 1, 2006 to June 8, 2006	—	—	—	(16,221)	—	(16,221)

Equity cancellation of Predecessor at June 8, 2006	(21)	—	(83,902)	71,150	12,283	(490)

Balance at June 8, 2006	—	—	—	—	—	—
Successor
Net investment related to merger	—	—	24,307	—	—	24,307

Balance at June 9, 2006	—	—	24,307	—	—	24,307
Net loss June 9, 2006 to January 31, 2007	—	—	—	(28,675)	—	(28,675)

Balance at January 31, 2007	$—	$—	$24,307	$(28,675)	$—	$(4,368)

The accompanying notes are an integral part of the financial statements.

Whitehall Jewellers, Inc.
Consolidated Statements of Cash Flows

	Successor	Predecessor

	June 9, 2006 – January 31, 2007	February 1, 2006 – June 8, 2006	Year Ended January 31,

(in thousands)			2006	2005

Cash flows from operating activities:
Net loss	$(28,675)	$(16,221)	$(84,357)	$(9,883)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred taxes	—	—	3,157	(1,084)
Depreciation and amortization	8,529	4,036	14,815	12,834
Write-down of inventory	—	—	19,931	—
Impairment of store-related assets	—	—	11,562	—
Impairment of goodwill	—	—	5,662	—
Deferred compensation	—	—	237	672
Loss on disposition of assets	1,650	—	268	343
Payment in kind interest	3,911	2,169	—	—
Proceeds from contract sign-on bonus	—	—	2,000	—
Proceeds from landlord incentive	2,705
Changes in assets and liabilities:
Decrease (increase) in accounts receivable, net	324	6	863	(144)
Decrease (increase) in merchandise inventories, net	(32,920)	955	21,621	22,470
Decrease (increase) in other current assets	1,593	(1,841)	(625)	492
Decrease (increase) in current income tax benefit	56	7	3,864	(1,665)
(Decrease) increase in accounts payable and trade notes payable	14,417	12,777	(19,293)	(329)
(Decrease) in customer deposits	(495)	(269)	(319)	(559)
(Decrease) increase in accrued payroll	1,764	(1,113)	2,137	(628)
(Decrease) increase in other accrued expenses	(5,632)	(4,057)	6,031	(10,019)
(Decrease) increase in other long-term liabilities	(369)	368	(1,192)	80

Net cash provided by (used in) operating activities	(33,142)	(3,183)	(13,638)	12,580

Cash flows from investing activities:
Capital expenditures	(5,487)	(2,081)	(4,334)	(4,739)

Net cash used in investing activities	(5,487)	(2,081)	(4,334)	(4,739)

Cash flows from financing activities:
Borrowing on revolver loan	232,390	116,334	402,729	960,168
Repayment of revolver loan	(198,338)	(131,401)	(411,647)	(966,715)
Proceeds from bridge loan – related party	—	20,000	30,000	—
Repayment of subordinated debt	—	—	—	(640)
Proceeds from Investors related to merger	24,307
Net assets acquired related to merger	(24,307)
Financing costs	—	(1,810)	(4,701)	(282)
Proceeds from exercise of stock options	—	—	—	12
Proceeds from stock issued under the Employee Stock Purchase Plan	—	—	20	54
Proceeds from exercise of warrants	—	—	2,094	—
(Decrease) increase in outstanding checks	4,177	1,887	(764)	(133)

Net cash provided by (used in) financing activities	38,229	5,010	17,731	(7,536)

Net change in cash and cash equivalents	(400)	(254)	(241)	305

Cash and cash equivalents at beginning of period	1,711	1,965	2,206	1,901

Cash and cash equivalents at end of period	$1,311	$1,711	$1,965	$2,206

Supplemental disclosures of cash flow information:
Interest paid	$4,417	$2,280	$8,239	$4,062

Income taxes (refunded)/paid	$57	$(12)	$(3,475)	$(1,829)

The accompanying notes are an integral part of the financial statements.

Whitehall Jewellers, Inc.
Notes to Consolidated Financial Statements

          1. Description of Operations

          The consolidated financial statements of Whitehall Jewellers, Inc. (the “Company”) include the results of the Company’s chain of specialty retail fine jewelry stores. The Company operates exclusively in one business segment, specialty retail jewelry. The Company has a national presence with 322 and 365 stores located in 37 and 38 states operating in regional and super regional shopping malls as of January 31, 2007 and January 31, 2006, respectively. The Company’s business is highly seasonal and a significant portion of the Company’s sales and gross profit is generated during the fourth fiscal quarter of each fiscal year.

          2. Acquisition and Merger

          On June 8, 2006, the Stockholders of the Company voted in favor of the proposed merger of WJ Acquisition Corp.(“Purchaser”), a wholly-owned subsidiary of WJ Holding Corp. (“Holdco”), each an affiliate of Prentice Capital Management, LP (“Prentice”), and Holtzman Opportunity Fund, L.P. (“Holtzman” and together with Prentice, the “Investors”) with and into the Company pursuant to the Agreement and Plan of Merger (“2006 Merger”) entered into as of February 1, 2006 by and among the Company, Investors, Purchaser and Holdco (the “2006 Merger Agreement). The Company continued as the surviving corporation and is a wholly-owned subsidiary of Holdco.

          The merger pursuant to the 2006 Merger Agreement was the second and final step in the acquisition of the Company by Holtzman and Prentice. The first step was a tender offer (the “Offer”) by WJ Acquisition for all of the Company’s outstanding common stock at a price of $1.60 per share. Prentice and Holtzman, together with their affiliates, were the largest stockholders of the Company’s prior to the Offer, owning, in the aggregate, 4,283,795 shares of common stock, representing beneficial ownership (or deemed beneficial ownership) of approximately 25.6% of the common stock outstanding and approximately the same percentage of the aggregate voting power in the Company. Following the Offer, the tendered common stock, together with the common stock already owned by Prentice, Holtzman and their respective affiliates, represented approximately 75.8% of the Company’s outstanding common stock and approximately the same percentage of the aggregate voting power in the Company. In accordance with the terms and conditions of the 2006 Merger Agreement, WJ Acquisition was merged with and into the Company with the Company continuing as the surviving corporation. Holtzman and Prentice and their respective affiliates owned a sufficient number of shares of common stock to assure adoption of the 2006 Merger Agreement at the Special Meeting of Stockholders and they were required by the 2006 Merger Agreement to vote all of their shares of common stock in favor of adoption of the 2006 Merger Agreement and did so. As a result, the 2006 Merger Agreement was adopted. As a result of the 2006 Merger, the Company became a wholly owned subsidiary of WJH. The total cash purchase price was $27,325,000 including transaction costs paid by the Company of $3,018,000. Following the merger, the Company ceased to be a public company.

          Under severance agreements between the Company and two of its executive officers, the consummation of the Offer constituted a “change in control”. Pursuant to the severance agreements, upon certain terminations or resignations following such change in control, these executive officers each would be entitled to receive a payment of approximately $1,100,000 and $1,000,000, respectively and to the continuation of other fringe benefits for 30 months. The two executive officers resigned from the Company in early October, 2006. See additional discussion in Note 19 Commitments and Contingencies.

          3. Basis of Presentation

          The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Fiscal Years

          The Company’s fiscal years 2006, 2005 and 2004, as referred to throughout the consolidated financial statements and notes, represent the fiscal years ended January 31, 2007, January 31, 2006 and January 31, 2005, respectively.

2006 Merger

          Predecessor – The consolidated financial statements of the Predecessor represent the consolidated financial position and results of operations of Whitehall Jewellers, Inc. prior to the 2006 Merger transaction.

          Successor – The consolidated financial statements of the Successor represent the consolidated financial position and results of operations of Whitehall Jewellers, Inc. subsequent to the 2006 Merger transaction.

          The consolidated financial statements of the Successor as of January 31, 2007 and for the period from June 9, 2006 through January 31, 2007 reflect the 2006 Merger in accordance with the Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 141, Business Combinations. The Company engaged independent appraisers to assist in determining the fair values of property and equipment, and other intangible assets including trade names, customer lists and favorable leaseholds. The Company received final values from the appraisers, which have been included in the financial statements and notes as of the 2006 Merger date. The Company has allocated the purchase price on the basis of its estimate of fair value of the underlying assets acquired and liabilities assumed in the 2006 Merger.

Liquidity

          The Company has experienced recurring losses from operations in each of the last three fiscal years, as well as significant negative cash flow from operations in fiscal years 2006 and 2005. The Company is in the process of implementing programs intended to increase sales, improve gross margin, reduce certain operating expenses, and raise additional capital. Several of the planned initiatives are in process including, but not limited to, (i) improving management over field operations through changes in the field staffing, (ii) implementing new field incentive compensation plans, (iii) reviewing strategic alternatives related to financing and growing the business, (iv) reducing professional fees which in fiscal 2005 and 2006 were driven by the various financing transactions and the proxy contest, (v) reducing other central and store related costs. In fiscal year 2006, as described in Note 2, the Company entered into an acquisition and merger. In fiscal year 2007, as described in Note 23 - Subsequent Events, the Company 1) renegotiated its credit agreements and borrowed an additional $42.5 million, 2) entered into a reverse merger with a public company and raised $50.0 million from investors, 3) converted certain term loans plus accrued interest to equity, and 4) renegotiated the terms of its vendor notes, including an extension of the maturity dates. The Company expects future years’ results to return to profitability and positive operating cash flow as a result of these and other initiatives to improve operating performance. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

          4. Summary of Significant Accounting Policies

Consolidation

          The consolidated financial statements include the accounts and transactions of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated.

Reclassifications

          Certain amounts in the financial statements related to store closures have been reclassified to discontinued operations for all years presented. Certain other account balances have been reclassified from the prior year to conform to the current year presentation.

Use of Estimates

          The preparation of financial statements in conjunction with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Reserves for inventory, accounts receivable, sales returns, deferred tax assets and projections of undiscounted future cash flows used to evaluate the recoverability of long-lived asset carrying values are significant examples of the use of such estimates. Actual results could differ from those estimates.

Fair Value of Financial Instruments

          The Company’s financial instruments include cash, accounts receivable, accounts payable and trade notes payable, revolver loans, and the bridge term loan. The carrying value of cash approximates fair value based on current quoted market prices. The carrying amounts of accounts receivable, accounts payable and trade notes payable approximates fair value because of the short-term nature of these items. The carrying amounts of the revolver loans and the bridge term loan approximate fair value based on current market rates.

Cash and Cash Equivalents

          Cash and cash equivalents includes cash on hand, deposits in banks and any temporary cash investments purchased with an original maturity of three months or less.

Accounts Receivable

          Accounts receivable are recorded at the amount management expects to collect and consists primarily of customer credit card charges and other non-recourse third party credit arrangements for merchandise delivered to the customer for which the Company has not yet received payment under the terms of the arrangements. Allowance for doubtful accounts represents reserves established to address exposures to chargebacks on credit receivables that have already been collected. The Company accrues an estimate of expected chargebacks based on the Company’s historical chargeback experience. Amounts are charged off when the credit card company deducts the chargebacks from our payments.

Merchandise Inventories

          Merchandise inventories are stated principally at the lower of weighted average cost or market. Purchase cost is reduced to reflect certain allowances and discounts received from merchandise vendors. Periodic credits or payments from merchandise vendors in the form of consignment conversions, volume or other purchase discounts and other vendor consideration are reflected in the carrying value of the inventory and recognized as a component of cost of sales as the merchandise is sold. Additionally, to the extent it is not addressed by established vendor return privileges, and if the amount of cash consideration received from the vendor exceeds the estimated fair value of the goods returned, that excess amount is reflected as a reduction in the purchase cost of the inventory acquired. Allowances for inventory shrink, scrap and other provisions are recorded based upon analysis and estimates by the Company.

          Certain of the Company’s agreements with merchandise vendors provide credits for co-op advertising as calculated as a percentage of net merchandise purchases. In accordance with EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, the Company classifies certain merchandise vendor allowances as a reduction to inventory cost unless evidence exists supporting an alternative classification. The Company earned vendor allowances for advertising of $2,300,000 for the period June 9, 2006 to January 31, 2007, $700,000 for the period February 1, 2006 to June 8, 2006, $2,600,000 for fiscal year 2005 and $2,400,000 for fiscal year 2004. The Company records such allowances as a reduction of inventory cost, and as the inventory is sold, the Company recognizes a lower cost of sales.

          The Company also obtains merchandise from vendors under various consignment agreements. The consigned inventory and related contingent obligations associated with holding and safekeeping such consigned inventory are not reflected in the Company’s financial statements. At the time of sale of consigned merchandise to customers, the Company records the purchase liability and the related consignor cost of such merchandise in cost of sales.

          The top 5 merchandise vendors accounted for 42%, 47%, 41% and 38% of inventory purchases for the periods June 9, 2006 to January 31, 2007, February 1, 2006 to June 8, 2006, fiscal year ended January 31, 2006 and the fiscal year ended January 31, 2005, respectively.

Long-Lived Assets

          Property and equipment are carried at cost, less accumulated depreciation and amortization. Furniture and fixtures are depreciated on a straight-line basis over estimated useful lives ranging from five to ten years. Software costs are amortized on a straight-line basis over five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term or ten years. Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations.

          On an annual basis or earlier, whenever facts and circumstances indicate potential impairment, the Company evaluates the recoverability of long-lived asset carrying values, using projections of undiscounted future cash flows over remaining asset lives. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values. In evaluating long-lived retail store assets for impairment, the Company considers a number of factors such as a history of consistent store operating losses, sales trends, store management turn-over, local competition and changes in mall demographic profiles.

          Based on the nature of such estimates, it is possible that future results of operations or net cash flows could be materially affected if actual outcomes are significantly different from the Company’s estimates related to these matters.

Warrants

          The Predecessor Company accounted for warrants in accordance with FASB Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” At the date of issuance, the fair value of the warrants is determined using the Black-Scholes model. The value of warrants outstanding was marked to market at the end of each fiscal quarter. The change in the value of warrants was recognized as a component of interest expense.

Advertising and Marketing Expense

          The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over the expected period of future benefit. Advertising expense was $2,200,000 for the period June 9, 2006 to January 31, 2007, $4,100,000 for the period February 1, 2006 to June 8, 2006, $6,700,000 for the fiscal year ended January 31, 2006 and $7,400,000 for the fiscal year ended January 31, 2005.

          Direct-response advertising consists primarily of special offers, flyers and catalogs that, from time to time, include value off coupons for merchandise.

Contract Sign-on Bonus

          During the second quarter of fiscal year 2005, the Company received a $2,000,000 contract sign-on bonus related to the renewal of the Company’s private label credit card contract. The Company is amortizing the contract proceeds over the five-year term of the contract as a reduction to credit expense. The unamortized portion of the contract sign-on bonus is included in the Company’s balance sheet.

Goodwill and Other Intangible Assets

          Goodwill represents the excess of cost over the fair value of assets acquired in purchase business combinations. Under FASB Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” goodwill is reviewed annually in the fourth quarter (or more frequently if impairment indicators arise) for impairment. Intangible assets are carried at cost, less accumulated amortization. Trade name costs are amortized on a straight-line basis over 30 years. Customer mailing list costs are amortized on a straight-line basis over seven years. Favorable leases are amortized on a straight-line basis over the remaining lease term.

Deferred Financing Costs

          In connection with the Company’s financing agreements, the Company incurred various financing costs. These costs are deferred on the Company’s balance sheet and amortized over the terms of the agreements and included in interest expense.

Discontinued Operations

          Store closings are considered as discontinued operations when i) a decision is made to close a significant number of stores under a store closure plan, ii) the operations and cash flows have been (or will be) eliminated from the ongoing operations of the Company as a result of the closure and iii) there will be no significant continuing involvement in the store operations subsequent to their closure. Store closings in the ordinary course of business are not considered discontinued operations. Prior years results are restated to classify the results of the closed stores to discontinued operations and eliminate the results from ongoing operations. During the fourth quarter of fiscal 2005 and the first quarter of fiscal 2006, the

Company closed 78 stores, 77 of which were closed in connection with the store closure plan (as discussed in Note 7). The Company classified the results of operations related to these stores as discontinued operations as: (1) the cash flows from these stores are separately identifiable and have been eliminated from the Company’s ongoing operations; (2) there is no discernable migration of cash flows to other stores expected; and (3) the Company has no continuing involvement in these stores going forward.

Store Pre-opening Expense

          Expenses associated with the opening of new store locations are expensed in the period such costs are incurred.

Lease Expense

          The Company leases the premises for its office facilities and all of its retail stores. Certain leases require increasing annual minimum lease payments over the term of the lease. The Company’s retail store lease term is deemed to commence on the date the Company has access to and control of the retail space, which is generally two months earlier than the date the Company becomes legally obligated for rent payments. Minimum lease expense under these agreements is recognized on a straight-line basis over the terms of the respective leases.

          Virtually all leases covering retail stores provide for additional contingent rentals based on a percentage of sales. These costs are expensed in the period incurred.

Self-insurance

          The Company was self-insured or retained a portion of the exposure for losses related to workers compensation and general liability costs through September 30, 2006. It is the Company’s policy to record self-insurance reserves on an undiscounted basis, as determined actuarially, based upon claims filed and an estimate of claims incurred but not yet reported. Effective October 1, 2006, the Company changed to a guaranteed cost policy with its insurance carriers.

Revenue Recognition

          The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition.” Revenue from merchandise sales is recognized when delivery has occurred and title and risk of loss has transferred to the customer. The Company accrues an estimate of expected returns, based on its historical returns experience, which is governed by the Company’s merchandise returns policy. Repair revenues are recognized when the service is complete and the merchandise is delivered to the customer. The Company recognizes revenue, net of cost reimbursed to an unrelated third party service provider, from the sale of an extended service plan at the time the contract is executed with the customer. The Company records revenue from layaway program sales at the time the customer fulfills the terms of the program, including receipt of full payment and delivery of the merchandise to the customer. The Company charges a monthly fee to cover the costs of administration of inactive layaways.

Loss Per Share

          As described in Note 2, the Company was recapitalized as part of the 2006 Merger and as such the Successor authorized and issued 10 Common Shares, par value $0.01 per share. The Predecessor’s Common Shares and Class B common stock were cancelled effective with the 2006 Merger. Basic loss per share are computed by dividing net loss available to holders of the common shares by the weighted average of common shares outstanding. Predecessor basic loss per share were computed by dividing net loss available to holders of Common Shares and shares of the Company’s, then existing, Class B common stock, par value $1.00 per share (“Class B Shares”), by the weighted average number of Common Shares and Class B Shares outstanding.

Income Taxes

          The Company accounts for deferred income taxes in accordance with SFAS 109, “Accounting for Income Taxes”. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts and tax reporting carryforwards based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock Based Compensation

          In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment” “Statement 123(R)”. This statement revised SFAS No. 123 and requires companies to expense the value of employee stock options and similar awards. The Company adopted Statement 123(R) on February 1, 2006, using the modified prospective method, whereby the Company applied Statement 123(R) to new and modified awards beginning February 1, 2006. Additionally, the Company was required to recognize compensation cost as expense for the portion of outstanding unvested options, based on the grant-date fair value of those awards calculated using the fair value measurement of the unvested options issued. There were no options granted or modified in fiscal year 2006.

          The Company previously accounted for stock-based compensation according to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which results in no charge to earnings or losses when options are issued at fair market value

          The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement 123(R) to stock-based employee compensation:

	Predecessor

	Year Ended January 31,

(in thousands, except per share amounts)	2006	2005

Net loss from continuing operations, as reported	$(43,102)	$(5,518)
Add: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(262)	(611)

Pro forma net loss	$(43,364)	$(6,129)

Net loss per share from continuing operations:
Basic-as reported	$(3.03)	$(0.40)
Basic-pro forma	$(3.05)	$(0.44)

          There were no options granted in fiscal 2006. For purposes of pro forma net loss and loss per share calculations in accordance with Statement123(R), for each option granted during the fiscal years ended January 31, 2005 and 2004, the fair value was estimated using the Black-Scholes option-pricing model. The assumptions used were as follows:

	Predecessor

	Year Ended January 31,

	2006		2005

Risk-free interest rate	4.6%		3.5%
Dividend yield	0		0
Option life	5.5	years	5.5	years
Volatility	70%		58%

          As a result of the tender offer for the Company’s common stock, par value $0.001 per share (“Common Shares”), at $1.60 per Common Share, and related transactions, as described in Note 2, a change of control of the Company occurred for purposes of the Company’s 1996 and 1997 Long-Term Incentive Stock Plans (the “Plans”). The Plans provided that, upon certain changes in the ownership or control of the Company, outstanding stock options were automatically cancelled in exchange for a cash payment for each Common Share still covered by the options equal to the excess, if any, of (A) the greater of (i) the highest price per share of the Common Shares offered to shareholders of the Company in connection with the change in control or (ii) the fair market value per Common Share on the date of the change in control, over (B) the exercise price per Common Share under the options. The amount offered for Common Shares (and the fair market value of such Common Shares) on the date of the change in control was $1.60 per Common Share. This amount was less than the exercise price per Common Share for the outstanding stock options, and all outstanding stock options under the Company’s Plans were cancelled as of March 15, 2006. In addition, all outstanding restricted stock awards under the Plans were vested and canceled as of March 15, 2006 in exchange for a payment from the Company of $1.60 per Common Share.

          The 2006 Merger Agreement (as defined in Note 2) provided that at the effective time of the 2006 Merger (as defined in Note 2), each then-outstanding option to purchase Common Shares under the Company’s 1998 Non-Employee Director Stock Option Plan was cancelled and each holder of such option had no further rights thereto except to receive a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such option and (ii) the amount, if any, by which $1.60 per Common Share exceeds the applicable exercise price per Common Share otherwise issuable upon exercise of such option. The $1.60 amount was less than the exercise price per Common Share for all these options, so all such options were cancelled without payment at the effective time of the 2006 Merger.

Accounting for Guarantees

          The Company has adopted the guidance of FASB Interpretation No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners”, requiring companies to disclose minimum revenue guarantees in accordance with the guidelines provided in FIN 45 for interim and annual financial statements. The Company has reflected the required disclosures in its financial statements. Under its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences while the officer or director is serving, or was serving, at its request in such capacity. Under the 2006 Merger Agreement, all rights to exculpation and indemnification for acts or omissions occurring prior to the effective time in favor of the current or former directors or officers or employees or agents of the Company or any of its subsidiaries or other entities, at the request of the Company or any of its subsidiaries, as provided in its charter or bylaws or in any agreement, will survive the 2006 Merger and will continue in full force and effect in accordance with their terms. The maximum potential amount of future payments the Company could be required to make pursuant to these indemnification obligations is unlimited; however, the Company has a directors and officers liability insurance policy that, under certain circumstances, enables it to recover a portion of certain future amounts paid. The Company has no liabilities recorded for these obligations as of January 31, 2007; however, reference is made to Note 19 to the financial statements with respect to legal contingencies.

New Accounting Pronouncements

          In July 2006, the FASB issued Interpretation No. 48 (FIN 48). “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No 109”. FIN 48 clarifies the accounting for uncertainty income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measure of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 in the first quarter of fiscal 2006. The adoption of FIN 48 did not have a material effect on the Company’s results of operations or financial position.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosure about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact adoption may have on its results of operation or financial position.

          In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires an entity to quantify misstatements using a balance sheet and income statement approach, and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The adoption of SAB No. 108 is effective for fiscal years ending on or after November 15, 2006. The Company became publicly held on July 27, 2007 and accordingly adopted SAB No. 108 during the first quarter of fiscal year 2007. The adoption of SAB No. 108 did not have a material effect on the Company’s results of operations or financial position.

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 provides companies with an option to report many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The FASB believes that SFAS No. 159 helps to mitigate accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities, and would require entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, “Fair Value Measurements.” This statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company is in the process of evaluating the impact, if any, that the adoption of SFAS No. 159 will have on our consolidated financial statements.

          5. Accounts Receivable, Net

          Accounts receivable consisted of:

	Successor	Predecessor

(in thousands)	January 31, 2007	January 31, 2006

Accounts receivable	$1,919	$2,201
Less: allowance for doubtful accounts	(424)	(376)

Accounts receivable, net	$1,495	$1,825

	Successor	Predecessor

			Year Ended January, 31
	June 9, 2006 to	February 1, 2006
(in thousands)	January 31, 2007	to June 8, 2006	2006	2005

Beginning balance	$406	$376	$395	$538
Bad debt expense	206	142	408	316
Write-offs	(227)	(143)	(512)	(566)
Recoveries	39	31	85	107

Ending balance	$424	$406	$376	$395

          6. Merchandise Inventories

          Merchandise inventories consisted of:

	Successor	Predecessor

(in thousands)	January 31, 2007	January 31, 2006

Raw materials	$4,409	$9,150
Finished goods inventory	173,891	139,362
Inventory reserves	(4,210)	(6,388)

Merchandise inventories, net	$174,090	$142,124

          Raw materials primarily consist of diamonds, precious gems, semi-precious gems and gold. Inventory reserves include provisions for inventory writedowns, shrink, scrap and miscellaneous costs. As described in Note 7 to the financial statements, the Company liquidated inventory through store closure sales, and such sales required additional inventory writedowns. During the fiscal year ended January 31, 2006, the Company recorded a valuation allowance of $19,931,000, which was classified as part of discontinued operations. The valuation allowance was based upon management’s best estimate of the net proceeds to be received from the liquidation of inventory through the store closure sales of not less than 55% of the total cost of such inventory. The remaining balance of this writedown at January 31, 2007 and January 31, 2006 was $0 and $13,437,000, respectively.

          As of January 31, 2007 and January 31, 2006, merchandise consignment inventories held by the Company that were not included in the balance sheets total $45,543,000 and $56,218,000, respectively.

          Certain merchandise procurement, distribution and warehousing costs are allocated to inventory. As of January 31, 2007 and January 31, 2006, these amounts included in inventory are $3,693,000, and $3,434,000, respectively. The amounts comprising the overhead pool of capitalizable costs included in cost of sales were $4,297,000 for the period June 9, 2006 to January 31, 2007, $1,543,000 for the period February 1, 2006 to June 8, 2006, $5,855,000 for fiscal year 2005 and $6,082,000 for fiscal year 2004.

          7. Impairment of Long-Lived Assets and Store Closures

          For the fiscal year ended January 31, 2006, the Company recorded, in accordance with Financial Accounting Standards No. 144 (“FAS 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets” asset held for use model, impairment charges of $11,562,000 to cost of sales, of which, $8,391,000 was subsequently reclassified as part of discontinued operations. The impairment charge was primarily the result of a plan, approved by the Company’s Board of Directors and announced on November 1, 2005, to close 77 of the Company’s retail stores and for the reduction in carrying value of 25 additional stores which remained open. The decision to close these stores resulted in an impairment of the respective stores’ long-lived assets, as the carrying amount of the respective stores’ long-lived fixed assets will not be recoverable as such assets will be disposed of before the end of their previously estimated useful lives. The Company recorded impairment charges of $422,000 in the fiscal year ended January 31, 2005, which are classified in discontinued operations.

          To assist with the closing of these stores, the Company entered into a store closing and inventory liquidation agreement during early November 2005 with a third party. This third party liquidated inventory in the closing stores through store closing sales. Pursuant to terms of this agreement, the Company received cash proceeds from the liquidating stores of not less than 55% of the total cost of the merchandise inventory, plus the reimbursement of certain expenses to operate the store, as defined in the agreement, such as advertising, personnel, supervisory, occupancy and travel expenses. In accordance with this agreement, during November 2005, two standby letters of credit were issued with the third party as the beneficiary in the aggregate amount of $1,700,000. The standby letters of credit were issued to secure any earned but unpaid fees or reimbursable costs incurred by the third party under the store closing and inventory liquidation agreement. Such standby letters of credit were secured by the Company’s Senior Credit Agreement and expired on April 15, 2006. In addition, the Company entered into an agreement with another third party for the purpose of selling, terminating or otherwise mitigating lease obligations related to the store closings.

          In accordance with FASB Statement No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities,” the Company recorded a charge of $3,686,000 as of January 31, 2006, for estimated lease termination costs associated with the planned store closures. This charge was management’s estimate of such lease termination costs based on negotiations with the respective landlords and is reflected in discontinued operations.

          The store closure plan included the closure of 77 stores, 24 of which were closed as of January 31, 2006, and the remaining 53 stores were closed in the first quarter of fiscal year 2006. Below is a summary of the charges and reserve balances associated with the store closure plan.

(in thousands)	January 31, 2005 Balance	Year ended January 31, 2006 Discontinued Operations Charges	Year Ended January 31, 2006 Reduction	January 31, 2006 Balance

Inventory valuation allowance	$—	$19,931	$(6,494)	$13,437
Impairment of long-lived assets	861	8,391	(2,913)	6,339
Estimated lease termination costs	—	3,686	—	3,686
Minimum rent	856	(856)	—	—

Total	$1,717	$31,152	$(9,407)	$23,462

(in thousands)	January 31, 2006 Balance	February 1, 2006 to June 8, 2006 Discontinued Operations Charges	February 1, 2006 to June 8, 2006 Reduction	June 9, 2006 Balance

Inventory valuation allowance	$13,437	$(648)	$(12,530)	$259
Impairment of long-lived assets	6,339	—	(6,339)	—
Estimated lease termination costs	3,686	—	(50)	3,636
Minimum rent	—	—	—	—

Total	$23,462	$(648)	$(18,919)	$3,895

(in thousands)	June 9, 2006 Balance	June 9, 2006 to January 31, 2007 Discontinued Operations Charges	June 9, 2006 to January 31, 2007 reduction	January 31, 2007 Balance

Inventory valuation allowance	$259	$(259)	$—	$—
Impairment of long-lived assets	—	—	—	—
Estimated lease termination costs	3,636	125	(3,723)	38
Minimum rent	—	—	—	—

Total	$3,895	$(134)	$(3,723)	$38

          The reduction in the inventory valuation allowance of $6,494,000 in the fiscal year 2005 and $12,530,000 in the period February 1, 2006 to June 8, 2006 relates to the loss on operations of the 77 stores during liquidation in the fourth quarter of fiscal year 2005 and first quarter of fiscal 2006, respectively. The impairment of long-lived asset reduction of $2,913,000 in fiscal 2005 and $6,339,000 in the period February 1, 2006 to June 8, 2006 relates to the write-off of fixed assets against the related impairment reserve for the 24 stores closed as of January 31, 2006 and the 53 stores closed in the first quarter of fiscal 2006. The estimated lease termination costs reduction of $50,000 in the period February 1, 2006 to June 8, 2006 and of $3,723,000 in the period June 9, 2006 to January 31, 2007 reflects the payout of termination payments to landlords for early termination of leases. Minimum rent relates to the difference of cash lease payments and the straight-line expense of the total rental costs for the lease term previously on the balance sheet and released to income for the 77 stores being closed.

          8. Discontinued Operations

          As described in Note 7, on November 1, 2005, the Company announced that its Board of Directors had approved a plan to close 77 of the Company’s retail stores. As of January 31, 2007, the Company had completed those closings. The operating results of the stores included in discontinued stores in the accompanying statements of operations were as follows:

	Successor	Predecessor

			Year Ended January 31,
	June 9, 2006 to	February 1, 2006 to
(in thousands)	January 31, 2007	June 8, 2006	2006	2005

Net sales	$—	$15,602	$47,975	$42,186
Income (loss) from discontinued operations	134	648	(32,864)	(5,866)
Loss on fixed asset write-down			(8,391)	(422)
Income tax (benefit)	—	—	—	(1,923)

Income (loss) from discontinued operations, net of income taxes	$134	$648	$(41,255)	$(4,365)

          There was no tax benefit associated with fiscal year 2006 and 2005 losses due to the Company’s conclusion that it is more likely than not that its losses will not be utilized.

          9. Property and Equipment, Net

          As of January 31, 2007 and January 31, 2006, property and equipment included:

	Successor	Predecessor

(in thousands)	January 31, 2007	January 31, 2006

Furniture and fixtures, and software	$19,691	$87,871
Leasehold improvements	17,442	33,710

Property and equipment	37,133	121,581
Accumulated depreciation and amortization	(6,446)	(86,206)

Property and equipment, net	$30,687	$35,375

          Depreciation expense was $6,446,000 for the period June 9, 2006 to January 31, 2007, $3,338,000 for the period February 1, 2006 to June 8, 2006, $11,096,000 for the year ended January 31, 2006 and $11,733,000 for the year ended January 31, 2005. The loss on disposal of property and equipment of $1,650,000 during the period June 9, 2006 to January 31, 2007 related primarily to the termination of a project implementing certain merchandising software, which resulted in a write-off of $1,592,000. Depreciation expense and loss on disposal of property and equipment included as part of discontinued operations was $0 for the period June 9, 2006 to January 31, 2007, $0 for the period February 1, 2006 to June 8, 2006, $1,494,000 for the fiscal year ended January 31, 2006 and $2,533,000 for the fiscal year ended January 31, 2005.

          10. Goodwill and Intangible Assets, Net

          On June 8, 2006, the Company completed the 2006 Merger as described in Note 2. The 2006 Merger was accounted for using the purchase method of accounting. The purchase price was pushed down and allocated to the assets purchased, including identifiable intangible assets, and liabilities assumed based upon the fair values at the date of 2006 Merger. The excess of the purchase price over the fair value of the net assets and other intangibles was $9,215,000 and was recorded as goodwill. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” “SFAS 142”, goodwill has an indefinite life and is not being amortized.

          The Company discontinued amortizing previously acquired goodwill effective January 1, 2002 in accordance with SFAS 142, resulting in a carrying amount of goodwill as of January 31, 2005 of $5,662,000. As of July 31, 2005, the Company evaluated goodwill for impairment using discounted cash flow and a market multiple approach for impairment and concluded that the entire amount of the Company’s goodwill was impaired. This analysis was based in part upon the Company’s sales performance and financial results for the second quarter of fiscal year 2005 and management’s current expectation of future financial results. The Company recorded a non-cash impairment charge of $5,662,000 to write-off the entire goodwill asset in the second quarter of fiscal year 2005.

          At June 9, 2006, intangible assets were valued and recorded as part of the purchase price allocation related to the 2006 Merger. Intangible assets are carried at cost, less accumulated amortization. Trade name costs are amortized on a straight-line basis over 30 years. Customer mailing list costs are amortized on a straight-line basis over seven years. Favorable leaseholds are amortized on a straight-line basis over the remaining lease term. The following table summarizes intangible assets with finite lives as of January 31, 2007:

(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Trade names (30 year life)	$9,320	$(207)	$9,113
Customer mailing lists (7 year life)	2,385	(221)	2,164
Favorable leaseholds (lease term life)	1,813	(256)	1,557

Total	$13,518	$(684)	$12,834

          Future amortization expense for intangible assets held as of January 31, 2007, is as follows:

Amortization
(in thousands)	Expense

2007	$1,045
2008	1,029
2009	940
2010	876
2011	755
Thereafter	8,189

Total	$12,834

          11. Deferred Financing Costs, Net

          As of January 31, 2007 and January 31, 2006, deferred financing costs included:

	Successor	Predecessor

(in thousands)	January 31, 2007	January 31, 2006

Deferred financing costs, gross	$8,545	$6,736
Accumulated Amortization	(4,800)	(2,796)

Deferred financing costs, net	$3,745	$3,940

          Future amortization expense for deferred loan costs as of January 31, 2007, is $2,043 for fiscal year 2007 and $1,702 for fiscal year 2008.

          12. Accounts Payable, Trade Notes Payable, Other Accrued Expenses and Other Long-term Liabilities

          The current portion of accounts payable includes outstanding checks, which were $9,333,000 and $3,269,000 as of January 31, 2007 and January 31, 2006, respectively.

          During the third quarter of fiscal year 2005, the Company, Prentice and the Banks (as defined in Note 13) executed a term sheet (the “Term Sheet”) with certain trade vendors. Vendors holding over 99% of the Company’s aggregate trade debt to inventory suppliers (“Suppliers”) executed the Term Sheet. The Term Sheet provided a mechanism for (i) the Company’s satisfaction of its current trade debt (“Trade Debt”) to participating Suppliers, and (ii) the participating Suppliers’ prompt delivery of merchandise to the Company for the 2005 holiday season. Under the provisions of the Term Sheet, the Company made payments totaling 50% of the Trade Debt at various times through January 16, 2006. A final payment in the amount of 50% of the Trade Debt, plus accrued interest at 6% from and after January 17, 2006, is required to be made on or about September 30, 2007. The obligations to pay the final 50% of the Trade Debt are secured by a security interest in substantially all of the Company’s assets ranking junior to the interests securing the Senior Credit Agreement (as defined in Note 13) and the Bridge Loan Agreement (as defined in Note 13). The Term Sheet is subject to and conditioned upon the execution of additional definitive documentation among the parties.

          In connection with the Term Sheet, in fiscal year 2005, the Company reclassified approximately $22,336,000, representing 50% of the aggregate trade debt due on September 30, 2007 of the suppliers that executed the Term Sheet, of the trade accounts payable, to non-current accounts payable. As of June 9, 2006, the trade notes payable were also classified as non-current liabilities. As of January 31, 2007, the trade notes payable are classified as current liabilities as they are due within the next year.

          As of January 31, 2007 and January 31, 2006, accrued expenses included:

	Successor	Predecessor

(in thousands)	January 31, 2007	January 31, 2006

Interest	$1,975	$1,003
Legal and professional fees	1,976	2,956
Taxes	3,792	5,839
Estimated losses on self insurance	1,229	1,377
Sales returns & allowances	712	586
Lease costs	287	908
Other	2,744	3,863

Total	$12,715	$16,532

          As of January 31, 2007 and January 31, 2006, other long-term liabilities included:

	Successor	Predecessor

(in thousands)	January 31, 2007	January 31, 2006

Deferred contract proceeds	$1,333	$1,733
Interest	—	56
Lease costs	3,127	4,031

Total	$4,460	$5,820

          Included in other long-term liabilities at January 31, 2007 and January 31, 2006 are $591,000 and $4,031,000, respectively, of deferred lease costs. In accordance with FASB Interpretation No. 21,

“Accounting for Leases in a Business Combination”, the Company, as of the 2006 Merger date, is amortizing the remaining scheduled lease commitments over the remaining lease periods on a straight-line basis, beginning with the date of acquisition.

          13. Financing arrangements

Revolver Loan

          In 2003, the Company entered into a Second Amended and Restated Revolving Credit and Gold Consignment Agreement to provide for a total facility of up to $125,000,000 through July 28, 2007. On October 3, 2005, the Company entered into a Waiver, Consent and Fourth Amendment (the “Fourth Amendment”) to the Second Amended and Restated Revolving Credit and Gold Consignment Agreement (the “Senior Credit Agreement”) by and among the Company, LaSalle Bank National Association (“LaSalle”), as administrative agent and collateral agent for the banks party thereto (“Banks”), the Banks, Bank of America, N.A., as managing agent, and Back Bay Capital Funding LLC, as accommodation facility agent. In connection with the Fourth Amendment to the Senior Credit Agreement, the Company incurred $1,533,000 in financing costs, which have been deferred on the Company’s balance sheet and are being amortized over the term of the Senior Credit Agreement and included in interest expense.

          Under the Senior Credit Agreement (as amended by the Fourth Amendment), the Banks provide a revolving line of credit of up to $140,000,000 (the “Revolving Facility”) including an accommodation facility of $15,000,000 (the “Accommodation Facility”), each having a maturity date of October 3, 2008. The revolving line of credit is limited by a borrowing base computed based primarily on the value of the Company’s inventory and accounts receivables. Availability under the revolver is based on amounts outstanding thereunder. The Fourth Amendment removed the financial performance covenants, modified the borrowing base calculation and increased the minimum required availability covenant to $7,000,000. The Senior Credit Agreement remains secured by substantially all of the assets of the Company. The Senior Credit Agreement continues to contain affirmative and negative covenants and representations and warranties customary for such financings. The Senior Credit Agreement contains certain restrictions, including restrictions on investments, payment of dividends, assumption of additional debt, acquisitions and divestitures.

          As of January 31, 2007, the calculated revolver availability pursuant to the Senior Credit Agreement was $14,500,000. The Company had $83,860,000 and $64,875,000 of outstanding borrowings under the revolving loan facility as of January 31, 2007 and January 31, 2006, respectively. The average revolver balance was $70,159,000, $42,821,000, $87,715,000 and $92,093,000 during the period June 9, 2006 to January 31, 2007, February 1, 2006 to June 8, 2006, fiscal year 2005 and fiscal year 2004.

          Borrowings under the Revolving Facility bear interest at the option of the Company (i) at the LIBOR rate (5.4% and 4.5% as of January 31, 2007 and January 31, 2006, respectively) plus 250 basis points, or (ii) at the higher of (a) LaSalle Bank’s prime rate (8.25% and 7.50% of January 31, 2007 and January 31, 2006, respectively) and (b) the federal funds effective rate (5.25%, and 4.5% as of January 31, 2007 and January 31, 2006) plus 50 basis points (such higher rate, the “Base Rate”). Borrowings under the Accommodation Facility bear interest at the Base Rate plus 800 basis points. The Company may prepay without penalty and re-borrow under the Revolving Facility. Interest is payable monthly for LIBOR and prime borrowings.

          The Company will be required to pay an early termination fee under certain circumstances if the Revolving Facility is terminated early or if the Accommodation Facility is prepaid. The Banks may accelerate the obligations of the Company under the Senior Credit Agreement to be immediately due and payable upon an Event of Default.

          The carrying amount of the Company’s borrowings under the Senior Credit Agreement approximates fair value based on current market rates.

Bridge Term Loan with Related Party

          On October 3, 2005, the Company entered into a Bridge Term Loan Credit Agreement (the “Bridge Loan Agreement”) with PWJ Lending LLC (“PWJ Lending”), an investment fund managed by Prentice, and Holtzman, and PWJ Lending as administrative agent and collateral agent for the Lenders. Under the Bridge Loan Agreement, the Lenders provided a term loan (the “Bridge Loan”) to the Company in the aggregate principal amount of $30,000,000, which bore interest at a fixed rate of 18% per annum, payable monthly. The proceeds of the Bridge Loan were used, among other purposes, to repay a portion of the revolving credit loans then outstanding under the Senior Credit Agreement, to fund a segregated account that was disbursed into a third party escrow account established for the benefit of certain of the Company’s trade vendors and to pay fees and expenses associated with the transaction. The Company’s obligations under the Bridge Loan Agreement are secured by a lien on substantially all of the Company’s assets, which ranks junior in priority to the liens securing the Company’s obligations under the Senior Credit Agreement. The Bridge Loan Agreement contains a number of affirmative and restrictive covenants and representations and warranties that generally are consistent with those contained in the Company’s Senior Credit Agreement (as amended by the Fourth Amendment). In connection with the Bridge Loan Agreement, the Company incurred $795,000 in financing costs, which have been deferred on the Company’s balance sheet and were amortized in full over the term of the original three-month life of the Bridge Loan and included in interest expense.

          Pursuant to an Amended and Restated Term Loan Credit Agreement dated as of February 1, 2006 (the “Amended and Restated Term Loan Agreement”), the January 31, 2006 maturity of the Bridge Loan was extended for three years, subject to customary conditions, in connection with the 2006 Merger Agreement (as described in Note 2), and the Lenders made an additional $20,000,000 loan to the Company effective February 2, 2006. In addition, as of February 2, 2006, the Bridge Loan bears interest at a fixed rate of 12% per annum, payable at maturity. As a result of the three-year term extension, the Company reclassified the $30,000,000 Bridge Loan from a current liability to a non-current liability in its balance sheet at January 31, 2006. In connection with the Term Loan, the Company incurred $3,561,000 in financing fees, which have been deferred on the Company’s balance sheet and are being amortized over the three year life of the Term Loan and included in interest expense.

          As of January 31, 2007, the carrying amount of the Company’s borrowings under the Bridge Term Loan approximated fair value based on current market rates.

          On February 1, 2006, the Company was in default under its Bridge Loan Agreement. However, the Bridge Loan Agreement was amended and restated in its entirety pursuant to the Amended and Restated Term Loan Agreement to provide for the extension of the Bridge Loan maturity date and the making of the additional $20,000,000 loan.

          In connection with the Bridge Loan Agreement, the Company issued 7-year warrants (the “Bridge Loan Warrants”), which were immediately exercisable, with an exercise price of $0.75 per Common Share to the Lenders to purchase 2,792,462 Common Shares (approximately 19.99% of the number of Common Shares outstanding at the time of issue). The Bridge Loan Warrants were accounted for in accordance with FASB Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Based on a valuation using the Black-Scholes model, the fair value ascribed to these Bridge Loan Warrants, at the date of issuance, was determined to be $0.80 per Common Share for a total value of approximately $2,234,000. In October, November and December 2005, the value assigned to the Bridge Loan Warrants constituted a discount to the Bridge Loan and was accreted over the original three-month life of the

Bridge Loan as non-cash interest expense. On December 5 and 6, 2005, Holtzman and Prentice exercised the Bridge Loan Warrants to purchase 2,792,462 Common Shares at $0.75 per share. The Company received proceeds from the respective exercises in the aggregate of approximately $2,094,000 and issued the Common Shares to Holtzman and Prentice.

          Financing costs incurred to obtain long-term financing are deferred and amortized as interest expense over the terms of the respective debt agreements.

          Interest expense was $10,957,000, $5,183,000, $12,536,000 and $4,365,000 for the periods June 9, 2006 to January, 31, 2007, February 1, 2006 to June 8, 2006, and for the fiscal years 2005 and 2004, respectively. The Bridge Term Loan payment in kind interest is payable at maturity and is included in the Bridge Term Loan balance. Vendor notes interest is also payable at maturity and is included in accrued expenses.

          Weighted average interest rates on the revolver loan, term loan and vendor notes were as follows:

	Successor	Predecessor

			Year Ended January 31,

(in thousands)	June 9, 2006 to January 31, 2007	February 1, 2006 to June 8, 2006	2006	2005

Revolver loan	9.4%	12.3%	8.1%	4.4%
Bridge/term loan – related party	12.0%	12.0%	18.0%	—
Vendor notes	6.0%	6.0%	6.0%	—

          Aggregate maturities of debt at January 31, 2007, are as follows:

(in thousands)

2007	$22,366
2008	83,860
2009	56,080
2010	—
2011	—
Thereafter	—

Total	$162,306

          As of January 31, 2007, June 9, 2006 and January 31, 2006, the Company maintained standby letters of credit in the aggregate amounts of $6,516,000, $4,780,000 and $6,480,000, respectively, issued to various third parties as beneficiaries pursuant to contracts entered into in the normal course of business. Such standby letters of credit are secured by the Company’s Senior Credit Agreement and reduce the calculated revolver availability pursuant to the Senior Credit Agreement.

          14. Income Taxes

          The temporary differences between the tax basis of assets and liabilities and their financial reporting amounts and tax reporting carryforwards that give rise to a significant portion of the deferred tax asset and deferred tax liability and their approximate tax effects are as follows:

(in thousands)	Successor		Predecessor

	January 31, 2007		January 31, 2006

	Temporary Difference	Tax Effect	Temporary Difference	Tax Effect

Merchandise inventories	$2,940	$1,120	$17,587	$6,736
Accrued rent	4,619	1,760	3,741	1,433
Accounts receivable	1,015	387	726	278
Goodwill	3,491	1,330	3,231	1,237
Sales returns	712	271	587	225
Vacation pay	1,067	407	1,369	524
Deferred discount	1,333	508	1,733	664
Litigation reserve	—	—	299	114
Workers Compensation reserve	1,229	468	1,377	527
Store closing payables	201	77	3,686	1,412
Deferred Compensation	2,521	960	—	—
State and local government fees	1,168	445	2,068	792
Other	186	70	321	123
Sec. 382 Depreciation Limitation	2,104	802	0	0
Net operating loss carryforward	116,370	44,337	57,396	21,982
AMT credit carryforward	795	303	736	282

Total deferred tax asset	139,751	53,245	94,857	36,329

Property and equipment, net	5,953	2,268	463	177
Other	—	—	50	19

Total deferred tax liability	5,953	2,268	513	196
Net Deferred tax assets	133,798	50,977	94,344	36,133

Valuation allowance	133,798	50,977	94,344	36,133

Net deferred taxes	$—	$—	$—	$—

          The net current and non-current components of deferred income taxes recognized in the balance sheet were $0 at January 31 and January 31, 2006.

          The Company did not record an income tax benefit associated with the pre-tax losses for the fiscal years ending January 31, 2007 and January 31, 2006. The Company has discontinued recognizing income tax benefits in the statement of operations until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets.

          At January 31, 2007, the Company had federal net operating loss carryforwards of $112,277,000. The federal net operating losses will expire in tax years 2024 to 2027. At January 31, 2007, the Company had a state net operating loss carryforwards of $133,963,000. The state net operating losses will expire in tax years 2007 to 2027. Due to an ownership change, the annual utilization of both federal and state net operating loss will be limited as defined in IRC section 382.

          During the second quarter of fiscal 2005, and thereafter, the Company recorded a valuation allowance against all of its deferred tax assets and net operating loss carryforwards. In recording the valuation allowance, management concluded it was more likely than not that all of the deferred tax assets and net operating loss carryforwards would not be realized. This analysis included consideration of expected reversals of existing temporary differences and projected future taxable income. As of January 31, 2007, June 9, 2006 and January 31, 2006, the Company has recorded federal valuation allowances of $44,814,000, $35,587,000 and $32,478,000, respectively. As of January 31, 2007, June 9, 2006 and January 31, 2006, the Company has recorded state valuation allowances of $6,163,000, $4,972,000 and $3,655,000, respectively.

          The income tax expense (benefit) consists of the following:

(in thousands)	Successor	Predecessor

	June 9, 2006 to January 31, 2007	February 1, 2006 to June 8, 2006	Fiscal Year 2005	Fiscal Year 2004

Current benefit	$(7,567)	$(12,027)	$(16,519)	$(5,702)
Deferred tax expense	7,735	12,027	18,994	1,349

Total income tax (benefit) expense	$168	$—	$2,475	$(4,353)

Income tax (benefit) from discontinued operations	—	—	—	$(1,923)

Income tax (benefit) expense from continuing operations	$168	$—	$2,475	$(2,430)

The provision for income taxes on pretax loss from continuing operations differs from the statutory tax expense computed by applying the federal corporate tax rate of 34% for all periods presented below.

(in thousands)	Successor	Predecessor

	June 9, 2006 to January 31, 2007	February 1, 2006 to June 8, 2006	Fiscal Year 2005	Fiscal Year 2004

Taxes expense (benefit) computed at statutory rate	$(9,738)	$(5,735)	$(13,813)	$(2,702)
State tax expense (benefit), net of federal benefit	(849)	(515)	(3,712)	(800)
Valuation allowance	10,417	4,427	17,774	334
Other	338	1,823	2,226	738

Total income tax expense (benefit) from continuing operations	$168	$0	$2,475	$(2,430)

Other includes amounts recorded for federal and certain state tax reserves and permanent tax differences.

          15. Common stock

          Following are the number of shares issued for each of the Company’s classes of common stock:

Predecessor	Common Stock (par value $0.001)	Class B Common Stock (par value $1.00)	Treasury Stock

Balance at January 31, 2004	18,055,008	142	(4,134,141)

Exercise of Options/Restricted Shares	3,894	—	18,030
Issuance of Stock	—	—	7,408

Balance at January 31, 2005	18,058,902	142	(4,108,703)

Exercise of Warrants	—	—	2,792,462
Exercise of Options/Restricted Shares	—	—	15,728
Issuance of Stock	—	—	4,826

Balance at January 31, 2006	18,058,902	142	(1,295,687)

Cancellation of Stock at June 8, 2006	(18,058,902)	(142)	1,295,687

Common Stock (par value $0.01)

Successor

Issuance of Stock	10

Balance at June 9, 2006	10

Issuance of Stock	—

Balance at January 31, 2007	10

          Each Class B Share was exchangeable into Common Shares on an approximate 35.4 for 1 basis. Each Common Share was entitled to one vote, and each Class B Share was entitled to approximately 35.4 votes on each matter submitted to stockholders for vote.

          As of January 31, 2007 and June 9, 2006, the Successor Company had 10 authorized Common Shares and 10 outstanding Common Shares with a par value of $0.01 per share. Each Common Share is entitled to one vote.

          16. Loss per share

          As described in Note 2, the Company was recapitalized as part of the 2006 Merger and as such the Successor authorized and issued 10 Common Shares, par value $0.01 per share. The Predecessor’s Common Shares and Class B common stock were cancelled effective with the 2006 Merger. The Successor basic loss per share is computed by dividing net loss available to holders of the Common Shares by the weighted average of Common Shares outstanding. Predecessor basic loss per share were computed by dividing net loss available to holders of Common Shares and shares of the Company’s, then existing, Class B Shares by the weighted average number of Common Shares and Class B Shares outstanding.

          The following table reconciles the numerators and denominators of the basic loss per share computations. Stock options have been excluded due to their anti-dilutive effect:

	Successor	Predecessor

(in thousands, except share and per share amounts)	June 9, 2006 to January 31, 2007	February 1, 2006 to June 8, 2006	Fiscal Year 2005	Fiscal Year 2004

(in thousands, except share and per share amounts)	Basic	Basic	Basic	Basic

Loss per share numerator:
Net loss from continuing operations	$(28,809)	$(16,869)	$(43,102)	$(5,518)
Los per share denominator:

Average common shares outstanding:	10	16,763,215	14,214,000	13,943,000
Effect of dilutive securities:
Stock options	—	—	—	—

Total shares	10	16,763,215	14,214,000	13,943,000

Loss per share from continuing operations	$(2,880,900)	$(1.01)	$(3.03)	$(0.40)

          Stock options totaling 2,590 for fiscal year 2005 and 2,713 for fiscal year 2004 are excluded from the calculation of diluted loss per share due to their anti-dilutive effect on the calculation.

          17. Employee benefit plans

          The Company previously established an Employee Stock Purchase Plan (“ESPP”) for the benefit of substantially all employees. The Company terminated the ESPP in October 2005.

          The Company established a 401(k) Plan for the benefit of substantially all employees, the assets of which are not commingled with Company funds. Employees become eligible to participate in the 401(k) Plan after one year of service, which is defined as at least one year of employment and 1,000 hours worked in that year. The Company may make discretionary contributions to the 401(k) Plan. Beginning in October 2005, the Company began partially matching employee contributions.

          The Company established an Employee Stock Ownership Plan (the “ESOP”), which is a noncontributory plan established to acquire shares of the Company’s Class B Shares for the benefit of all employees. In conjunction with completion of the Company’s initial public offering and recapitalization of its financing arrangements, the Company restructured the ESOP. All remaining shares have been released to participants. As long as the stock was publicly traded the Company was not required to repurchase shares from ESOP participants.

          On September 8, 2005, the trustee of the ESOP concluded that it was no longer in the best interest of participants to continue to invest ESOP assets in Common Shares. On September 9, 2005, the trustee sold, on the NYSE, all 347,206 Common Shares owned by the ESOP, at an average price of $1.0734 per share. The ESOP received proceeds, net of commissions, of $365,747 from such sale. All funds received from the sale of Common Shares are being held in participant’s accounts and have been invested in a money market fund that invests in United States government securities.

          Because the ESOP is no longer invested primarily in employer securities, it no longer meets the requirements for an employee stock ownership plan. Effective February 1, 2007, the Company, as ESOP Sponsor, terminated the plan and is in the process of distributing the accounts of all plan participants in accordance with the amended plan document.

          18. Stock Plans

          Under the 1996 Plan, the Company could grant incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), bonus stock awards, restricted stock awards, and performance shares. No compensatory options were granted under the 1996 Plan during fiscal 2006 and 2005. As a result of the Offer for the Company’s Common Shares and related transactions as described in Note 2 and above under “Stock Based Compensation”, all outstanding stock options under the 1996 Plan were canceled as of March 15, 2006 without payment from the Company. The Board of Directors of the Company has terminated the 1996 Plan in connection with the 2006 Merger described in Note 2.

          The Company’s 1997 Long-Term Incentive Plan (the “1997 Plan”) provided that the Company may grant ISOs or nonqualified stock options, SARs, bonus stock awards, restricted stock and performance shares. No compensatory options were granted under the 1997 Plan during fiscal 2006 and fiscal 2005.

          As a result of the Offer for the Company’s Common Shares and related transactions as described in Note 2 and Note 4 above under “Stock Based Compensation”, all outstanding stock options under the 1997 Plan were canceled as of March 15, 2006 without payment from the Company. Grants of restricted stock, which generally were subject to a restriction from the date of grant before vesting and receiving the shares without restriction, were awarded to certain officers and key employees under the 1997 Plan. As a result of the Offer and related transactions described in Note 2, a change in control of the Company occurred for purposes of the 1997 Plan. The 1997 Plan provided that, upon certain changes in ownership or control of the Company, outstanding restricted stock awards would automatically become vested. Accordingly, the Company accelerated the amortization of the deferred compensation expense and recorded a liability of approximately $70,000 based upon the number of unrestricted shares outstanding as of January 31, 2006 multiplied by the Offer price of $1.60 per share. Amounts were paid out in fiscal 2006.

          During fiscal year 2005, restrictions on 15,727 shares of restricted stock previously granted to officers and employees lapsed based on service requirements and all remaining 44,352 shares lapsed due to the change in control. Deferred compensation expense was $0, $229,000 and $672,000 in fiscal year 2006, 2005 and 2004, respectively. During fiscal year 2005, 22,276 shares of restricted stock were granted with a weighted average fair value of $4.35 per share.

          Option activity was as follows:

	Shares	Weighted- Average Exercise Price	Options Exercisable

Predecessor

Balance at January 31, 2004	2,719,164	$11.88	2,337,028

Options granted	9,110	9.41
Options exercised	(1,626)	7.52
Options canceled	(31,229)	11.67

Balance at January 31, 2005	2,695,419	11.87	2,545,752

Options granted	680,235	3.76
Options exercised	—	—
Options canceled	(1,143,246)	13.67

Balance at January 31, 2006	2,232,408	8.64	1,845,943

Options granted	—	—
Options exercised	—	—
Options canceled	(2,232,408)	8.64

Successor

Balance at June 9, 2006	—	—	—

          The weighted-average fair value of 680,235 and 9,110 options granted was $3.76 and $9.41 for the years ended January 31, 2006 and 2005, respectively.

          As a result of the Offer for the Common Shares and related transactions, as described in Note 2, a change of control of the Company occurred for purposes of the Company’s Plans. The Plans provided that, upon certain changes in the ownership or control of the Company, outstanding stock options were automatically cancelled in exchange for a cash payment for each Common Share still covered by the options equal to the excess, if any, of (A) the greater of (i) the highest price per share of the Common Shares offered to shareholders of the Company in connection with the change in control or (ii) the fair market value per share of the Common Shares on the date of the change in control, over (B) the exercise price per Common Share under the options. The amount offered for Common Shares (and the fair market value of such stock) on the date of the change in control was $1.60 per share. This amount was less than the exercise price per share for the outstanding stock options, and all outstanding stock options under the Company’s Plans were cancelled as of March 15, 2006.

          At the effective time of the 2006 Merger, each then-outstanding option to purchase Common Shares under the Company’s 1998 Non-Employee Director Stock Option Plan was cancelled and each holder of such option had no further rights thereto except to receive a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such option and (ii) the amount, if any, by which $1.60 per Common Share exceeded the applicable exercise price per Common Share otherwise issuable upon exercise of such option. The $1.60 amount was less than the exercise price per Common Share for all these options, so all such options were cancelled without payment at the effective time of the 2006 Merger.

          19. Commitments and Contingencies

Class Action Lawsuit, State Derivative Complaints and Federal Derivative Complaints

          The Company was party to Class Action Complaints, State Derivative Complaints and Federal Derivative Complaints filed against the Company and certain of its former officers and directors beginning in fiscal year 2004. The consolidated Class Action Lawsuit (Greater Pennsylvania Carpenters Pension Fund v. Whitehall Jewellers, Inc. Case No. 04 1107) alleged that the Company and its officers made false and misleading statements and falsely accounted for revenue and inventory during the putative class period. The consolidated class action complaint alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (“1934 Act”) and Rule 10b-5 promulgated thereunder. The State Derivative Complaints filled in Illinois (Richard W. Cusack, et al. v. Sheila C. Patinkin, independent executor of the estate of Hugh M. Patinkin, deceased, et al. Case No. 04-CH-09705 consolidated with 05-CH-06926 and 05-CH-09913) asserted claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, breach of fiduciary duties for insider selling and misappropriation of information, and contribution and indemnification. The factual allegations of the consolidated State Derivative Complaint were similar to those made in the Class Action Lawsuit. The Federal Derivative Complaints (Myra Cuerton v. Richard K. Berkowitz Case No. 05 C1050 and Tai Vu v. Richard Berkowitz Case No. 05 C 2197) against the Company and certain of the Company’s officers and directors also asserted a claim for breach of fiduciary duty and the factual allegations of the complaints were similar to those made in the Class Action Lawsuit and the consolidated State Derivative Complaint.

          With respect to the Class Action Lawsuit, consolidated State Derivative Complaint and Federal Derivative Complaints described above, the Company reports that on July 24, 2006 a Final Judgment and Order of Dismissal was entered in the consolidated Class Action Lawsuit. Additionally, on June 26, 2006 both of the Federal Derivative Complaints previously pending in the Northern District of Illinois were dismissed with prejudice pursuant to a Joint Stipulation of Dismissal. Finally, by an Order of Dismissal dated December 5, 2006, the consolidated State Derivative Complaint previously pending in the Circuit Court of Cook County was dismissed with prejudice.

Severance Matters with Former Executives

          John R. Desjardins vs. Whitehall Jewellers, Inc. On December 7, 2006, Mr. Desjardins, the former Executive Vice President and Chief Financial Officer for the Company filed an action in Illinois alleging breach of contract related to claimed severance benefits. The Company and Mr. Desjardins have settled the action. The settlement includes a severance payment from the Company of approximately $1,100,000 (plus interest) with more than a half of the severance payment to be made concurrent with the dismissal of the action and the remaining balance to be paid over a 24 month period. The Company has agreed to continue certain fringe benefits as well as reimburse Mr. Desjardins for other expenses related to insurance matters and maintain insurance coverage for 30 months following separation. The Company also agreed to pay Mr. Desjardins’ attorney’s fees associated with bringing the above-referenced action. In consideration for these payments, Mr. Desjardins executed a release of all claims against the Company.

          Matthew Patinkin. Mr. Patinkin, the former Executive Vice President of Real Estate and Development, has threatened legal action against the Company alleging breach of contract related to claimed severance benefits. The parties are currently engaged in settlement negotiations. The parties are close to an agreement in principal on key financial terms, but are still negotiating the terms of the proposed settlement. The Company has recorded approximately $1,000,000 for estimated settlement costs. In the event that the matter cannot be resolved without legal action, the Company intends to vigorously contest the claims and exercise all of its available rights and remedies. If the Company is unable to resolve the claims and the outcome of these potential action is adverse to the Company, the potential judgment in such action as well as the costs and expenses associated with defending the claims might exceed the reserves currently maintained on the balance sheet.

Other Matters

          The Company is also involved from time to time in certain other legal actions and regulatory investigations arising in the ordinary course of business. Although there can be no certainty, it is the opinion of management that none of these other actions or investigations will have a material adverse effect on the Company’s results of operations or financial condition.

Lease Obligations

          The Company leases the premises for its office facilities and all of its retail stores, and certain office and computer equipment generally under noncancelable agreements for periods ranging from two to 13 years. Most leases require the payment of taxes, insurance and maintenance costs. These costs are expensed in the period incurred. Virtually all leases covering retail stores provide for additional contingent rentals based on a percentage of sales. These contingent rentals based on sales range from 4% to 10% of sales, with the vast majority at 6% of sales above certain sales thresholds. During fiscal year 2006, the Company leased new office space and moved its corporate headquarters to a new location in

Chicago. The new lease agreement included base rents, rent abatements and lease incentives which are being expensed on a straight-line basis over the effective term of the lease.

          Future minimum rentals under noncancelable operating leases as of January 31, 2007 are as follows:

Years ending January 31 (in thousands)	Amount

2008	$27,397
2009	24,495
2010	20,157
2011	16,647
2012	12,207
Thereafter	30,616

Total future minimum rent obligations	$131,519

          In accordance with FASB Statement No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities,” the Company as of January 31, 2006, recorded a charge of $3,686,000 for estimated lease termination costs associated with the planned store closures, all of which is classified as discontinued operations. This charge represented management’s estimate of such lease termination costs based on negotiations with the respective landlords. The liability on the balance sheet as of January 31, 2007, June 9, 2006 and January 31, 2006 was $38,000, $3,636,000 and $3,686,000, respectively.

          Total rental expense for all operating leases is as follows:

	Successor	Predecessor

			Year Ended January 31,
	June 9, 2006 to	February 1, 2006 to
(in thousands)	January 31, 2007	June 8, 2006	2005	2004

Rental expense:
Minimum	$18,951	$9,841	$31,385	$30,736
Rentals based on sales	131	257	576	570
Other	198	52	141	151

Total rental expense	$19,280	$10,150	$32,102	$31,457

          The total rental expense included in discontinued operations is $125,000 for the period June 9, 2006 to January 31, 2007, $0 for the period February 1, 2006 to June 8, 2006, $5,103,000 for the year ended January 31, 2006 and $5,933,000 for the year ended January 31, 2005.

Other Commitments

          In December 2005, the Company entered into an agreement with a vendor conditioned on certain future events to return $3,300,000 of diamonds for credit at the Company’s full cost in exchange for a commitment to purchase approximately $6,000,000 of existing consignment inventory and $1,000,000 of new products. The total purchase commitment as of January 31, 2006 was $6,300,000. The Company amended the agreement and consummated the transaction in February 2006. There were no similar transactions in fiscal year 2006.

          20. Related Party Transactions

          At the end of fiscal year 2004, Mr. Hugh Patinkin, Mr. Desjardins and Mr. Matthew Patinkin owned a 52% equity interest in Double P Corporation, PDP Limited Liability Company and CBN Limited Liability Company, which own and operate primarily mall-based snack food stores. On March 30, 2005, Mr. Hugh Patinkin died and his ownership passed to his estate. As of January 31, 2006, Messrs. Matthew Patinkin and Desjardins owned a 26% equity interest in these enterprises. A substantial portion of the remaining equity interest is owned by the adult children and other family members of Norman Patinkin, a member of the Board of Directors. One of Norman Patinkin’s adult children is a director and chief executive officer of Double P Corporation. During fiscal year 2005, Messrs. Hugh Patinkin, Desjardins and Matthew Patinkin spent a limited amount of time providing services to Double P Corporation, PDP Limited Liability Company and CBN Limited Liability Company, and such services were provided in accordance with the Company’s Code of Conduct. Messrs. Hugh Patinkin, Desjardins and Matthew Patinkin received no remuneration for these services other than reimbursement of expenses incurred. In the past, the Company and Double P Corporation agreed to divide and separately lease contiguous mall space. The Company and Double P Corporation concurrently negotiated separately with each landlord (“Simultaneous Negotiations”) to reach agreements for their separate locations. Since the Company’s initial public offering, its policy had required that the terms of any such leases must be approved by a majority of the Company’s outside directors. The Company had conducted such negotiations in less than ten situations, since the Company’s initial public offering in 1996. The Company’s current policy is that it will no longer enter into such simultaneous negotiations.

          The Company offers health insurance coverage to the members of its Board of Directors. The health insurance policy options and related policy cost available to the Directors are similar to those available to the Company’s senior level employees.

          During fiscal 2006, the Company accrued $500,000 in management fees due to Prentice Capital related to their management support throughout the year. The Company also paid or has accrued certain transaction costs related to the 2006 Merger totaling $3.0 million. As further discussed in Notes 13 and 23, the Company entered into a Bridge Term Loan Credit Agreement (the “Bridge Loan Agreement”) with PWJ Lending LLC (“PWJ Lending”), an investment fund managed by Prentice, and Holtzman, and PWJ Lending as administrative agent and collateral agent for the Lenders. The Company has borrowed $50,000,000 on this Bridge Term Loan facility and has accrued interest of $6,080,000 as of January 31, 2007.

          See Note 23 for additional related party activities regarding subsequent events.

          21. Unaudited Quarterly Results

          The Company’s results of operations fluctuate on a quarterly basis. The following table sets forth summary unaudited financial information of the Company for each quarter in fiscal 2006 and 2005. In the opinion of management, this quarterly information has been prepared on a basis consistent with the Company’s audited financial statements appearing elsewhere in this annual report, and reflects adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto.

	Predecessor		Successor

	Quarter Ended	May 1, 2006 to	June 9, 2006 to	Quarter Ended	Quarter Ended
(in thousands, except per share data)	April 30, 2006	June 8, 2006	July 31, 2006	October 31, 2006	January 31, 2007

Net sales	$59,859	$25,236	$30,008	$48,827	$102,307
Cost of sales	41,677	16,687	22,331	36,931	65,485

Gross profit	18,182	8,549	7,677	11,896	36,822
Selling, general and administrative expenses; professional fees and loss on disposal of property & equipment	26,425	11,992	13,207	29,559	31,313

Income (loss) from operations	(8,243)	(3,443)	(5,530)	(17,663)	5,509
Net income (loss) from continuing operations	(11,851)	(5,018)	(7,820)	(21,974)	985
Net income (loss) from discontinued operations	648	—	—	223	(89)

Net income (loss)	$(11,203)	$(5,018)	$(7,820)	$(21,751)	$896

Basic earnings (loss) per share:
Net loss	$(0.67)	$(0.30)	$(782,000)	$(2,175,100)	$89,600

	Predecessor – Fiscal Year 2005 Quarters Ended

(in thousands, except per share data)	April 30, 2005	July 31, 2005	October 31, 2005	January 31, 2006

Net sales	$62,066	$60,210	$51,978	$110,418
Cost of sales and impairment charges	41,270	41,334	38,636	72,947

Gross profit	20,796	18,876	13,342	37,471
Selling, general and administrative expenses; professional fees, loss on disposal of property & equipment and goodwill impairment	24,857	30,453	26,398	36,868

Income (loss) from operations	(4,061)	(11,577)	(13,056)	603
Net loss from continuing operations	(2,659)	(18,797)	(16,751)	(4,895)
Net loss from discontinued operations	(2,290)	(5,289)	(26,109)	(7,567)

Net loss	$(4,949)	$(24,086)	$(42,860)	$(12,462)

Basic earnings (loss) per share:
Net loss	$(0.35)	$(1.69)	$(3.02)	$(0.88)

          22. Sales by Merchandise Category

          The following table sets forth the Company’s percentage of merchandise sales by category:

	Successor	Predecessor

	June 9, 2006 to January 31, 2007	February 1, 2006 to June 8, 2006	Fiscal Year 2005	Fiscal Year 2004

Diamonds	71.1%	72.6%	70.3%	68.5%
Gold	10.6	11.2	13.8	12.7
Precious, Semi-Precious	11.3	10.7	10.4	13.2
Watches	7.0	5.5	5.5	5.6

Total Sales	100.0%	100.0%	100.0%	100.0%

          Along with the Company’s merchandise assortments, the Company provides jewelry repair services to its customers (sales from which represented 2.6%, 3.1%, 2.5% and 2.6% of net sales for the periods ended June 9, 2006 to January 31, 2007, February 1, 2006 to June 8, 2006, Fiscal Year 2005 and Fiscal Year 2004, respectively) and jewelry service plans provided through a third party provider (sales from which represented 3.0%, 3.2%, 3.1% and 3.1% of net sales for the periods ended June 9, 2006 to January 31, 2007, February 1, 2006 to June 8, 2006, fiscal year 2005 and fiscal year 2004, respectively. Jewelry repair services are provided through independent jewelers under contract.

          23. Subsequent Events (Unaudited)

Financing Arrangements

          Effective February 20, 2007, the Company entered into a Third Amended and Restated Credit Agreement (the “Senior Credit Agreement”) by and among the Company, LaSalle, as administrative agent and collateral agent for the banks party thereto (“Banks”), the Banks, Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents, to provide for a total facility of up to $125,000,000 through February 20, 2011.

          Under the Senior Credit Agreement, the Banks provide a revolving line of credit of up to $125,000,000, including a Tranche A commitment of $115,000,000 and a Tranche A-1 commitment of $10,000,000, each having a maturity date of February 20, 2011. The revolving line of credit is limited by a borrowing base computed based primarily on the value of the Company’s inventory and accounts receivables. Availability under the revolver is based on amounts outstanding thereunder. The Senior Credit Agreement provides for a minimum required availability covenant of $5,000,000. The Senior Credit Agreement remains secured by substantially all of the assets of the Company. The Senior Credit Agreement continues to contain affirmative and negative covenants and representations and warranties customary for such financings. The Senior Credit Agreement contains certain restrictions, including restrictions on investments, payment of dividends, assumption of additional debt, acquisitions and divestitures.

          Borrowings under the Tranche A commitment bear interest at the option of the Company (i) at the LIBOR rate (5.3% as of February 20, 2007) plus 150 to 200 basis points, dependent on the level of additional debt or equity raised by the Company, or (ii) at the higher of (a) LaSalle Bank’s prime rate (8.25% of February 20, 2007) and (b) the federal funds effective rate (5.25% as of February 20, 2007) plus 50 basis points (such higher rate, the “Base Rate”). Borrowings under the Tranche A-1 facility bear interest at (i) at the LIBOR rate (5.3% as of February 20, 2007) plus 325 to 375 basis points, dependent on the level of additional debt or equity raised by the Company, or the Base Rate plus 125 to 175 basis points dependent on the level of additional debt or equity raised by the Company. The Company may prepay without penalty and re-borrow under the Revolving Facility. Interest is payable monthly for LIBOR and prime borrowings.

          On February 20, 2007, the Company entered into a Second Amended and Restated Term Loan Credit Agreement (the “Term Loan”) with PWJ Lending. Under the Term Loan, the lenders agree to make additional term loans to the Company in the aggregate principal amount of $25,000,000, for among other things, general corporate and working capital purposes. In addition, as of February 20, 2007, The Term Loan bears interest at a fixed rate of 12% per annum, payable at maturity. The maturity date of the Term Loan remains February 1, 2009. As of April 6, 2007, the Company borrowed an additional $25,000,000 under the Term Loan agreement. Under the Senior Credit Agreement, the Company is required to receive an additional $10,000,000 in equity proceeds or additional term loan borrowings prior to May 31, 2007 or the Company will be in default under the agreement.

          Effective May 21, 2007 the Company entered into a Senior Term Loan Agreement by and among the Company, LaSalle, as administrative agent and collateral agent for the banks party thereto (“Banks”), the Banks, and Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents for a total facility up to $35.0 million with a maturity date of November 19, 2007. The initial Senior Term Loan advance amount of $25.0 million was utilized to repay the additional $25.0 million borrowed under the Second Amended and Restated Term Loan Agreement. An additional $10.0 million was drawn and utilized to repay amounts owed under the Third Amended and Restated Credit Agreement.

          On June 28, 2007 the Company entered into the Second Amendment to the Second Amended and Restated Term Loan Credit Agreement (the “Second Amended Term Loan”) to the Term Loan. Under the Second Amended Term Loan with PWJ Lending, PWJ Lending agreed to make additional term loans to the Company in the aggregate amount of $7,500,000, for among other things, general corporate and working capital purposes. As of July 5, 2007, the Company borrowed $7.5 million under the Term Loan.

Merger and Equity Transactions

          The Merger

          On July 27, 2007, WJ Holding merged with and into Whitehall with Whitehall surviving. An Agreement of Merger and Plan of Reorganization was then entered into as of July 27, 2007 by and among the Company, Acquisition Corp. and BTHC VII, Inc. (the “Merger Agreement”). On July 27, 2007, BTHC VII, Inc.’s and Acquisition Corp.’s Board of Directors each approved the Merger and on July 27, 2007, Whitehall’s Board of Directors approved the Merger. On July 27, 2007, the shareholders of Whitehall and the shareholders of Acquisition Corp. approved the Merger by unanimous written consent. Pursuant to the Merger Agreement, at the effective time of the Merger, Acquisition Corp. merged with and into Whitehall, with Whitehall remaining as the surviving entity and a wholly owned operating subsidiary of BTHC VII, Inc. by cancelling its Common Stock outstanding and issuing to BTHC VII, Inc. one share of Whitehall common stock. In addition, pursuant to the Merger, the legal existence of Acquisition Corp. ceased and all of the Acquisition Corp. common stock that was outstanding immediately prior to the Merger was cancelled. At the same time and pursuant to the Merger Agreement BTHC VII, Inc. issued to the former shareholders of Whitehall, an aggregate of 24,853,801 shares of their common stock (the “Common Stock”), described below, which resulted in such former shareholders owning approximately 62.21% with respect to the pre-Merger shares owned of BTHC VII, Inc. issued and outstanding Common Stock and warrants to purchase 3,567,471 shares of BTHC VII, Inc. Common Stock, after giving effect to the issuance of capital stock pursuant to the 2007 Equity Transactions (as defined below), but not counting additional shares or capital stock acquired by the PWJ Entities in the 2007 Equity Transactions. The PWJ Entities also subscribed for an additional 7,134,941 shares of BTHC VII, Inc. Common Stock pursuant to the 2007 Equity Transactions, and therefore upon conclusion of the Merger and the 2007 Equity Transactions, affiliates of Prentice collectively own 64.9% of BTHC VII, Inc.’s issued and outstanding Common Stock. In addition, pursuant to the Merger Agreement, options to purchase 9,847 shares of Whitehall common stock, each at an exercise price of $850 per share prior to the Merger, have been converted into options to purchase 2,447,129 shares of Common Stock, each at an exercise price of $3.42 per share.

          As of January 31, 2007, the Company had 10 shares of Common Stock issued and outstanding. On June 21, 2007, the Company executed a reverse stock split issuing 10,000 shares of Common Stock for every 1 share of Common Stock issued and outstanding resulting in 100,000 shares of Common Stock issued and outstanding prior to the effective time of the Merger. As of the effective date of the merger, the Company’s 100,000 Common Shares were cancelled and one share of Whitehall Jewelers, Inc Common Stock was issued to BTHC VII, Inc.

          BTHC VII, Inc. entered into an Advisory Agreement with Halter Financial Group, Inc. and Halter Financial Investments, L.P. (the “Advisory Agreement”), pursuant to which Halter Financial Group, Inc. agreed to provide financial advisory services in connection with the Merger. Pursuant to the Advisory Agreement, upon completion of the Merger, Halter Financial Group, Inc. received a fee of $300,000. In addition, the Advisory Agreement provides that Halter Financial Investments, L.P. surrenders to BTHC VII, Inc. for cancellation as treasury shares, 20,562 shares of BTHC VII, Inc. Common Stock. Halter Financial Group has agreed to indemnify BTHC VII, Inc. from certain costs that may arise in connection with BTHC VII, Inc.’s plan of reorganization, as set forth in the Advisory Agreement. Halter Financial Investments, L.P. has also agreed not to issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, any of the economic consequences of ownership with respect to the 164,719 shares of Common Stock during the period beginning on July 27, 2007 and continuing to and including the date that is the earlier of six months from such date, and the date that the Registration Statement (as defined below) is declared effective.

          After the consummation of the Merger, BTHC VII, Inc. intends to amend its certificate of incorporation to (i) increase its authorized number of shares of Common Stock from 40 million to 100 million, and (ii) change its name to Whitehall Jewelers Holdings, Inc. Shortly after the consummation of the Merger, affiliates of Prentice, as holders of over a majority of the issued and outstanding Common Stock, executed written consents of the shareholders of the merged Company approving such amendments. These amendments shall not become effective until filing of a Certificate of Amendment with the Secretary of State of Delaware. Under federal securities laws, BTHC VII, Inc. cannot file the Certificate of Amendment until at a minimum 30 days after the filing of a preliminary information statement on schedule 14C (the “Preliminary Information Statement”) with the SEC. Upon closing of the Merger and the 2007 Equity Transactions, the stockholders of BTHC VII, Inc. prior to the Merger will control approximately 479,438 shares of Common Stock or 1.2% of the total outstanding shares of Common Stock.

          In connection with the merger, the Company incurred expenses which included, without limitation, legal and accounting fees, and other miscellaneous expenses, of approximately $1.3 million.

          The 2007 Equity Transactions

          Concurrent with the Merger, the Company entered into the Securities Purchase Agreement (the “Securities Purchase Agreement”), by and among the Company, BTHC VII, Inc. and the purchasers named therein (the “Purchasers”), and consummated the transactions contemplated thereby on July 27, 2007 (the “2007 Equity Transactions”). The Securities Purchase Agreement provides for the sale by BTHC VII, Inc. to the Purchasers of a total of 14,619,883 shares of Common Stock (the “Shares”), at a price of $3.42 per Share for aggregate gross proceeds of $50.0 million. The Purchasers also received warrants to acquire 7,309,939 shares of Common Stock at an exercise price of $4.10 per share (the “Warrants”). Roth Capital Partners, LLC acted as exclusive placement agent and received a fee of approximately $1.8 million. The Company issued a press release on July 30, 2007 announcing its entry into the Securities Purchase Agreement and describing the transactions contemplated thereby.

          In connection with the Securities Purchase Agreement, BTHC VII, Inc. and the Purchasers entered into a Registration Rights Agreement, dated as of July 27, 2007 (the “Registration Rights Agreement”), and the Company agreed to file a registration statement to register the resale of the Shares and the shares underlying the Warrants (the “Registration Statement”), subject to certain cutbacks, within 90 days of the closing date and to use reasonable best efforts to cause the Registration Statement to be declared effective by the earlier of (i) (a) in the event that the Registration Statement is not subject to review by the SEC, the 120th calendar day following the closing of the 2007 Equity Transactions and (b) in the event that the Registration Statement is subject to review by the SEC, the 150th day following the closing of the 2007 Equity Transactions, and (ii) the fifth trading day following the date on which the merged company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the Registration Statement may be accelerated. If the merged company fails to cause the Registration Statement to be filed or declared effective on or before the time periods specified above, or cause the Registration Statement to remain effective for the lesser of (x) two years from the Closing and (y) such shorter period for the availability of sales of securities pursuant to Rule 144(k) promulgated under the Securities Act, except for allowable grace periods, the merged company shall be required to pay the Purchasers liquidated damages equal to 1% of the aggregate purchase price for the Shares per month until such failures are cured, subject to a cap of 10%. On July 27, 2007 PWJ Funding, PWJ Lending and Holtzman entered into a Lock-Up Agreement for the benefit of the Purchasers and agreed not to issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, any of the economic consequences of ownership of any of their respective shares (other than the Shares and Warrants purchased by the PWJ Entities pursuant to the Securities Purchase Agreement and the Warrant Shares underlying the Warrants purchased by the PWJ Entities pursuant to the Securities Purchase Agreement) beginning on July 27, 2007 and continuing to and including the date that is 180 calendar days after the date that the Registration Statement is declared effective.

          PWJ lending and Holtzman entered into a Contribution Agreement, whereby 2,210,770 shares of BTHC VII, Inc. Common Stock and warrants to purchase 1,105,385 shares of BTHC VII, Inc. Common Stock were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of the Company’s common stock were issued to PWJ Lending and 16,686 shares of the Company’s common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Agreement.

          In connection with the 2007 Equity Transactions, the Company incurred expenses which included, without limitation, commissions to the placement agency, legal and accounting fees, and other miscellaneous expenses, of approximately $2.2 million.

          Proceeds from the 2007 Equity Transactions will be used to repay the $35.0 million Senior Term Loan facility. After taking into account the contribution of approximately $7.56 million of indebtedness by PWJ Lending in return for shares of Common Stock and warrants pursuant to the 2007 Equity Transactions, the remaining net proceeds of $7.44 million will be used for general corporate purposes, including working capital, merger and equity related fees, payments of other indebtedness, sales and marketing and capital expenditures. The Company may also use a portion of the net proceeds from this offering to pursue our strategy of growth through acquisitions of companies in the jewelry business. The Company is currently a party to a non-binding letter of intent with respect to a potential acquisition. The Company has commenced due diligence regarding this potential acquisition. This potential acquisition is subject to our completion of due diligence, the negotiation of definitive agreements and the receipt of all required regulatory consents. Although the terms of the potential acquisition have not been negotiated and at this point there is no certainty of a transaction proceeding or being consummated, if the potential acquisition were consummated, it would be material to the Company. The amounts that the Company actually expends for these specified purposes may vary significantly depending on a number of factors, including changes in our growth strategy, the amount of our future net service revenue and expenses, and our future cash flow. As a result, the Company will retain broad discretion in the allocation of the net proceeds of this offering and may spend such proceeds for any purpose, including purposes not presently contemplated.

Trade Notes Payable

          On or about, May 4, 2007, Whitehall met with certain Suppliers to discuss a further extension of the due date under the Trade Notes; thereby, extending the payment date for the remaining Trade Debt balance. As a result of this meeting and subsequent conversations between Whitehall and the Suppliers, on or about May 25, 2007, Whitehall sent a proposed Note Extension Agreement (NEA) to each Supplier who had previously been issued a Trade Note. Under the terms of the NEA, each Supplier who executes the NEA is agreeing to extend the maturity date under its Trade Note until March 31, 2009. In consideration for a Supplier agreeing to extend the maturity date until March 31, 2009, the Company will agree, among other things: (i) to make early payments to Suppliers for certain Holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the Trade Notes issued to the Suppliers that executed the NEA, including, but not limited to limiting payments to all Suppliers under the Trade Notes in advance of the March 31, 2009 date in excess of an aggregate amount of $2.5 million. More specifically, a default occurs if the Company fails either: (x) to pay, in the aggregate on or before September 30, 2007, $2.5 million to the Non-Participating Suppliers; or (y) to the extent that less than $2.5 million is owed to the Non-Participating Suppliers, to pay the difference between $2.5 million and the amount owed to the Non-Participating Suppliers, to those Suppliers under the ATVEA that have executed the NEA.

          As of July 27, 2007, Whitehall had received commitments from Suppliers constituting approximately 75% of the outstanding Trade Notes to extend the maturity date of their respective Trade Notes to March 31, 2009, pursuant to the terms of an NEA. In consideration for a Supplier agreeing to extend the maturity date until March 31, 2009, the Company agreed, among other things: (i) to make early payments to those Suppliers for certain Holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the Trade Notes issued to the Suppliers that executed the NEA, including, but not limited to limiting payments to the Non-Participating Suppliers in advance of the March 31, 2009 maturity date in excess of an aggregate amount of $2.5 million. More specifically, a default occurs if the Company fails either: (x) to pay, in the aggregate on or before September 30, 2007, $2.5 million to the Non-Participating Suppliers; or (y) to the extent that less than $2.5 million is owed to the Non-Participating Suppliers, to pay the difference between $2.5 million and the amount owed to the Non-Participating Suppliers, to those Suppliers that have executed the NEA. PWJ Lending, an affiliate of Prentice, has indicated its interest to cover the difference, if any, between $2.5 million and any additional amounts due to Non-Participating Suppliers who did not execute the NEA. Through commitments obtained from suppliers (as set forth above) plus assurances from PWJ Lending, the Company believes it will be able to satisfy its obligation to pay no more than $2.5 million to the Non-Participating Suppliers under the Trade Notes. However, the Company may be required to pay the remaining balance of its trade debt in the aggregate amount of approximately $22.3 million in the event that the Company defaults on its obligations under the NEA.

Adoption of Stock Incentive Plan

          On June 21, 2007, the Company approved the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan (the “2007 Plan”). Under the 2007 Plan, the Company can grant incentive stock options (“ISO’s) within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights (“SARS”), and other stock-based awards. A total of 15,000 shares of common stock have been reserved for issuance under the 2007 plan or 15% of the outstanding shares prior to the Merger. Grants may be made under the 2007 Plan during the ten years after its effective date. Options under the 2007 Plan generally fully vest in three to four years or earlier if certain performance based financial targets are met. Options under the 2007 Plan generally expire 5 years from the date of grant or earlier under certain situations where the employee is terminated or ceases to be engaged by the Company.

          On July 20, 2007, the Company granted 9,847 options to five executives with a weighted average fair value of $277.39 at the date of grant. These options all had an exercise price of $850 and will be accounted for under Statement No. 123(R). Based on the vesting schedule, the Company will recognize compensation expense related to these options of $1,061,000, $800,000, $560,000 and $310,000 in fiscal year 2007, 2008, 2009 and 2010, respectively.

           Following the closing of the Merger, pursuant to the terms of the equity incentive plan, these options were converted to options to purchase 2,447,129 shares of the merged Company’s Common Stock at a price of $3.42 per share.

Bonus Award Agreements Entered Into With Named Executive Officers

          On July 20, 2007, prior to the consummation of the Merger, the Company entered into Bonus Award Agreements with each of Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter. Under these agreements, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will be eligible to receive maximum bonuses equal to $300,000, $175,000, $100,000 and $25,000, respectively. Subject to each executive’s continued employment through December 31, 2008, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will receive 83%, 52%, 52% and 88% respectively, of his total bonus amount on the next regular payroll date following December 31, 2008. Mr. Dayoob shall continue to receive payments under his Bonus Award Agreement if he is “engaged” by the Company as of such date. Under Mr. Dayoob’s Bonus Award Agreement, Mr. Dayoob will be “engaged” by the Company for so long as he (x) is employed by the Company; (y) provides services to the Company as a consultant or (z) serves as a member of the Company’s Board of Directors.

          Subject to each executive’s continued employment through each payment date (or in the case of Mr. Dayoob, his continued engagement through such dates), on the next regular payroll date following the final day of each month after December 31, 2008 and on a monthly basis thereafter, Mr. Dayoob and Mr. Nachwalter will receive an amount equal to 1/36th and Mr. Don and Mr. Funasaki will receive an amount equal to 1/48th of his total bonus amount on a monthly basis, until such time as he has received a gross amount equal to his total bonus amount.

          Upon a “change in control” (as defined in each award agreement) each executive will receive an amount equal to his total bonus amount less any payments previously received under his bonus award agreement.

          If an executive’s employment is terminated for “cause” (as defined in each executive’s employment agreement) he will forfeit the right to receive any payments under his bonus award agreement. Upon an executive’s death, “disability” (as defined in each executive’s employment agreement) or voluntary resignation, the executive will receive (x) if such death, “disability” or voluntary resignation occurs prior to December 31, 2008, a pro-rated share of the percentage payment the executive would have received had he remained employed through December 31, 2008, calculated as of the date his employment terminated or (y) if such death, “disability” or voluntary resignation occurs after December 31, 2008, any accrued, but unpaid monthly bonus payment.

          If an executive’s employment is terminated without “cause,” he will be entitled to receive (x) if such without cause termination occurs prior to December 31, 2008, the percentage payment the executive would have received had he remained employed through December 31, 2008 pro rated through the date his employment terminated plus six months or (y) if such without cause termination occurs after

December 31, 2008, an amount equal to the lesser of six monthly bonus payments or the remainder the executive’s total bonus amount.

WHITEHALL JEWELLERS, INC.
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
Periods from February 1, 2006 to June 8, 2006 and June 9, 2006 to January 31, 2007 and fiscal years ended January 31, 2006 and 2005
(Dollars in thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period

Twelve months ended January 31, 2005
Allowance for doubtful accounts	$538	$316	$459	$395

Inventory allowance	3,731	7,878	7,352	4,257

Deferred tax valuation allowance	769	599	—	1,368

Twelve months ended January 31, 2006
Allowance for doubtful accounts	$395	$408	$427	$376

Inventory allowance	4,257	27,005	11,352	19,910

Deferred tax valuation allowance	1,368	34,787	22	36,133

Period February 1, 2006 to June 9, 2006
Allowance for doubtful accounts	$376	$142	$112	$406

Inventory allowance	19,910	1,504	15,811	5,603

Deferred tax valuation allowance	36,133	4,426	—	40,559

Period June 9, 2006 to January 31, 2007
Allowance for doubtful accounts	$406	$206	$188	$424

Inventory allowance	5,603	2,041	3,341	4,303

Deferred tax valuation allowance	40,559	10,143	—	50,702

QUARTERLY FINANCIAL INFORMATION

Whitehall Jewellers Inc.
Consolidated Statements of Operations
for the three months ended May 5, 2007 and April 30, 2006
(unaudited, in thousands, except for per share data)

	Three months ended
	Successor	Predecessor

	May 5, 2007	April 30, 2006

Net sales	$60,650	$59,859
Cost of sales (including buying and occupancy expenses)	43,696	41,677

Gross profit	16,954	18,182

Selling, general and administrative expenses	26,198	24,516
Professional fees and other operating charges	726	1,909

Loss from operations	(9,970)	(8,243)

Interest expense	4,785	3,608

Loss from continuing operations before income taxes	(14,755)	(11,851)
Income tax expense (benefit)	15	—

Net loss from continuing operations	(14,770)	(11,851)
Income (loss) from discontinued operations, net of income taxes of $0	—	648

Net loss	$(14,770)	$(11,203)

Net income (loss) per share, basic:

Continuing operations	$(1,477,000)	$(0.71)
Discontinued operations	—	0.04

Net loss	$(1,477,000)	$(0.67)

Weighted average common share and common share equivalents	10	16,763,215

The accompanying notes are an integral part of the consolidated financial statements.

Whitehall Jewellers, Inc.
Consolidated Balance Sheets
as of May 5, 2007, January 31, 2007 and April 30, 2006
(unaudited, in thousands except for share data)

	Successor

	May 5, 2007	January 31, 2007

ASSETS
Current Assets:
Cash	$1,202	$1,311
Accounts receivable, net	2,903	1,495
Merchandise inventories, net	163,216	174,090
Other current assets	3,953	1,263

Total current assets	171,274	178,159

Property and equipment, net	29,094	28,151
Intangible assets, net	12,573	12,834
Goodwill	9,215	9,215
Deferred financing costs	3,683	3,745

Total assets	$225,839	$232,104

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Revolver loans	$88,072	$83,860
Accounts payable	27,137	50,913
Customer deposits	1,586	1,959
Trade notes payable	22,366	22,366
Accrued payroll	5,852	6,617
Other accrued expenses	11,543	12,753
Other tax liabilities	420	—

Total current liabilities	156,976	178,468

Term loan – related party	83,118	56,080
Other long-term liabilities	4,883	1,924

Total liabilities	244,977	236,472

Stockholders’ (deficit):
Common stock ($0.01 par value; 10 shares authorized; 10 shares issued and outstanding at May 5, 2007)	—	—
Additional paid-in capital	24,307	24,307
(Accumulated deficit)	(43,445)	(28,675)

Total stockholders’ (deficit)	(19,138)	(4,368)

Total liabilities and stockholders’ (deficit)	$225,839	$232,104

The accompanying notes are an integral part of the consolidated financial statements.

Whitehall Jewellers, Inc.
Consolidated Statements of Cash Flows
for the three months ended May 5, 2007 and April 30, 2006
(unaudited, in thousands)

	Three Months ended

	Successor	Predecessor

	May 5, 2007	April 30, 2006

Cash flows from operating activities:
Net loss	$(14,770)	$(11,203)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,767	2,756
Payment in kind interest	2,038	1,515
Loss on disposition of assets	112	1
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(1,408)	(2,109)
Decrease (increase) in merchandise inventories, net	10,874	1,501
(Increase) decrease in other current assets	(2,691)	(178)
Decrease (increase) in net current income tax assets		23
(Decrease) increase in customer deposits	(373)	(71)
(Decrease) increase in accounts payable	(20,982)	18,245
(Decrease) increase in accrued payroll	(765)	(356)
(Decrease) increase in accrued Liabilities	(743)	(2,707)
Increase (decrease) in other long-term liabilities	457	269

Net cash (used in) provided by operating activities	(25,484)	7,686

Cash flows from investing activities:
Capital expenditures	(656)	(1,399)

Net cash used in investing activities	(656)	(1,399)

Cash flows from financing activities:
Borrowing on revolver loan	92,788	78,870
Repayment of revolver loan	(88,576)	(101,952)
Proceeds from term loan	25,000	20,000
Financing costs	(387)	(1,410)
Change in outstanding checks, net	(2,794)	(1,496)

Net cash provided by (used in) financing activities	26,031	(5,988)

Net change in cash and cash equivalents	(109)	299
Cash and cash equivalents at beginning of period	1,311	1,965

Cash and cash equivalents at end of period	$1,202	$2,264

The accompanying notes are an integral part of the consolidated financial statements.

Whitehall Jewellers, Inc.

Notes to Consolidated Financial Statements

1. Description of Operations

          The financial statements of Whitehall Jewellers, Inc. (the “Company”) include the results of the Company’s chain of specialty retail fine jewelry stores. The Company operates exclusively in one business segment, specialty retail jewelry. The Company has a national presence with 314 stores as of May 5, 2007, located in 37 states, operating in regional and super regional shopping malls. The Company’s business is highly seasonal and a significant portion of the Company’s sales and gross profit is generated in the fourth fiscal quarter of each fiscal year.

2. Basis of Presentation

          The consolidated unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include all adjustments, such as normal recurring accruals, that are, in the opinion of management, necessary for a fair statement of the results of interim periods presented.

Change in Reporting Periods

          Effective February 1, 2007, the Company changed it’s quarterly reporting periods to coincide with the 4-5-4 retail reporting calendar to provide better year-to-year comparable sales and margin data. Accordingly the first quarter of fiscal year 2007 includes the period February 1, 2007 through May 5, 2007. The prior year financial information has not been restated.

Fiscal Years

          The Company’s first quarter of fiscal year 2007 and fiscal year 2006, as referred to throughout the consolidated financial statements and notes, represent the fiscal quarters ended May 5, 2007 and April 30, 2006, respectively. The Company’s fiscal year 2007 and fiscal year 2006 ended January 31, 2008 and January 31, 2007, respectively.

2006 Merger

          The consolidated financial statements of the Company as of May 5, 2007 and January 31, 2007 and for the quarter ended May 5, 2007 reflect the 2006 Merger on June 8, 2006 in accordance with the Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 141, Business Combinations. The Company has allocated the purchase price on the basis of its estimate of fair value of the underlying assets acquired and liabilities assumed in the 2006 Merger.

Liquidity

          The Company has experienced recurring losses from operations in the first quarter of fiscal year 2007 and 2006 and the prior three fiscal years, as well as significant negative cash flow from operations in the first quarter of fiscal year 2007 and 2006. The Company is in the process of implementing programs intended to increase sales, improve gross margin, reduce certain operating expenses, and raise additional capital. Several of the planned initiatives are in process including, but not limited to, (i) improving management over field operations through changes in the field staffing, (ii) implementing new field incentive compensation plans, (iii) reviewing strategic alternatives related to financing and growing the business, (iv) reducing professional fees which in fiscal 2005 and 2006 were driven by the various financing transactions and the proxy contest, (v) reducing other central and store related costs. In fiscal year 2006, as described in Note 2, the Company entered into an acquisition and merger. In fiscal year 2007, as described in Note 5 and Note 8, the Company 1) renegotiated its credit agreements and borrowed an additional $42.5 million, 2) entered into a reverse merger with a public company and raised $50.0 million from investors, 3) converted certain term loans plus accrued interest to equity, and 4) renegotiated the terms of its vendor notes, including an extension of the maturity dates. The Company expects future years’ results to return to profitability and positive operating cash flow as a result of these and other initiatives to improve operating performance. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Discontinued Operations

          The Company closed 77 stores per its plan announced November 1, 2005 over a period commencing in November 2005 and ending in April 2006. The operating results of these stores as well as the costs associated with the liquidation have been classified as discontinued operations for all periods presented. The was no activity related to discontinued operations in the first quarter of fiscal year 2007 compared to income of $648,000 million for first quarter of fiscal year 2006.

3. Income Taxes

          In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on February 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations. As part of its adoption, the Company performed an item by item evaluation and considered the state of its ongoing audits by, and discussions with, various taxing authorities.

          FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. It is the Company’s continuing practice to recognize interest and/or penalties related to income tax matters in income tax expense. Accrued interest and penalties at May 5, 2007 and February 1, 2007 were $162,000 and $167,000, respectively. The accrued interest and penalties are included in “Other tax liabilities” and “Other accrued expenses” aggregating $420,000 and $431,000 at May 5, 2007 and February 1, 2007, respectively. It is reasonably possible that the Company will enter into a state settlement within 12 months although an estimate of the range of the settlement cannot be made. The Company has recorded an accrual to cover certain currently unresolved tax issues. Such contingent liabilities relate to additional taxes and interest the Company may be required to pay. During the course of examinations by various taxing authorities, adjustments or proposed adjustments may be asserted. The Company evaluates such items on a case by case basis and adjusts the accrual for contingent liabilities as deemed necessary.

          The Company’s U.S. federal income tax returns for the year ended January 31, 2004 and subsequent years remain subject to examination by tax authorities. The Company’s state income tax returns for the year ended January 31, 2003 and subsequent years remain subject to examination by tax authorities. The Company expects to resolve these audits within the amounts paid and/or reserved for these liabilities.

          Income tax expense amounted to $15,000 and $ -0- for the three months ended May 5, 2007 and April 30, 2006, respectively. The Company’s income tax expense varies substantially from the

U.S. Federal statutory rate primarily due to valuation allowances on net operating losses. Provisions for interest amounted to $8,000 and $ -0- for the three months ended May 5, 2007 and April 30, 2006, respectively.

4. Merchandise Inventories, Net

          As of May 5, 2007 and January 31, 2007, merchandise inventories consisted of:

(in thousands)	May 5, 2007	January 31, 2007

Raw materials	$4,641	$4,409
Finished goods	163,501	173,891
Inventory reserves	(4,926)	(4,210)

Merchandise inventories, net	$163,216	$174,090

          Raw materials primarily consist of diamonds, precious gems, semi-precious gems and gold. Included within inventory reserves are provisions for inventory valuation allowances, shrink, scrap and miscellaneous costs.

          As of May 5, 2007and January 31, 2007, consignment inventories held by the Company that were not included in the balance sheets totaled $48,540,000 and $33,702,000 respectively.

          Certain merchandise procurement, distribution and warehousing costs are allocated to inventory. As of May 5, 2007 and January 31, 2007, the amounts included in inventory were $3,827,000 and $3,693,000, respectively.

5. Financing Arrangements

Revolver Loan

          Effective February 20, 2007 the Company entered into a Third Amended and Restated Credit Agreement (the “Senior Credit Agreement”) by and among the Company, LaSalle, as administrative agent and collateral agent for the banks party thereto (“Banks”), the Banks, Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents, to provide for a total facility of up to $125,000,000 through February 20, 2011.

          Under the Senior Credit Agreement, the Banks provide a revolving line of credit of up to $125,000,000, including a Tranche A commitment of $115,000,000 and a Tranche A-1 commitment of $10,000,000, each having a maturity date of February 20, 2011. The revolving line of credit is limited by a borrowing base computed based primarily on the value of the Company’s inventory and accounts receivables. Availability under the revolver is based on amounts outstanding there under. The Senior Credit Agreement provides for a minimum required availability covenant of $5,000,000. The Senior Credit Agreement remains secured by substantially all of the assets of the Company. The Senior Credit Agreement continues to contain affirmative and negative covenants and representations and warranties customary for such financings. The Senior Credit Agreement contains certain restrictions, including restrictions on investments, payment of dividends, assumption of additional debt, acquisitions and divestitures.

          Borrowings under the Tranche A commitment bear interest at the option of the Company (i) at the LIBOR rate (5.3% as of February 20, 2007) plus 150 to 200 basis points, dependent on the level of additional debt or equity raised by the Company, or (ii) at the higher of (a) LaSalle Bank’s prime rate (8.25% of February 20, 2007) and (b) the federal funds effective rate (5.25% as of February 20, 2007) plus 50 basis points (such higher rate, the “Base Rate”). Borrowings under the Tranche A-1 facility bear interest at (i) at the LIBOR rate (5.3% as of February 20, 2007) plus 325 to 375 basis points, dependent on the level of additional debt or equity raised by the Company, or the Base Rate plus 125 to 175 basis points dependent on the level of additional debt or equity raised by the Company. The Company may prepay without penalty and re-borrow under the Revolving Facility. Interest is payable monthly for LIBOR and prime borrowings.

          As of May 5, 2007, the calculated revolver availability pursuant to the Senior Credit Agreement was $96,800,484. The Company had $88,072,000 of outstanding borrowings under the revolving loan facility as of May 5, 2007.

Term Loan

          On February 20, 2007, the Company entered into a Second Amended and Restated Term Loan Credit Agreement (the “Term Loan”) with PWJ Lending. Under the Term Loan the lenders agree to make additional term loans to the Company in the aggregate principal amount of $25,000,000, for among other things, general corporate and working capital purposes. In addition, as of February 20, 2007, The Term Loan bears interest at a fixed rate of 12% per annum, payable at maturity. The maturity date of the Term Loan remains February 1, 2009. As of April 6, 2007, the Company borrowed an additional $25,000,000 under the Term Loan agreement. Under the Senior Credit Agreement, the Company is required to receive an additional $10,000,000 in equity proceeds or additional term loan borrowings prior to May 31, 2007 or the Company will be in default under the agreement.

          Financing costs incurred to obtain long-term financing are deferred and amortized as interest expense over the terms of the respective debt agreements.

          See Note 8 regarding subsequent events for additional discussion related to financing activities.

6. Related Party Transactions

          See Note 5 above and Note 8 below regarding financing arrangements on the Term Loan with PWJ Lending a related party, as well as the merger of WJ Holding with and into Whitehall, and the Contribution Agreement by and among PWJ Lending, Holtzman and Whitehall.

7. Sales by Merchandise Category

          The following table sets forth our percentage of total merchandise sales by category for the following periods:

	Three Months Ended

	Successor	Predecessor

	May 5, 2007	April 30, 2006

Diamonds	73.0%	73.1%
Gold	11.0	11.8
Precious/Semi-Precious	11.0	9.9
Watches	5.0	5.2

Total Merchandise Sales	100.0%	100.0%

          Along with our merchandise assortments, we provide jewelry repair services to our customers (sales from which represented 3.1% of net sales in both the three months ended May 5, 2007 and April 30, 2006) and jewelry service plans provided through a third party (sales from which represented 3.2% of net sales in both the three months ended May 5, 2007 and April 30, 2006, respectively). Jewelry repair services are provided through independent jewelers under contract.

8. Subsequent Events

Financing Arrangements

          Effective May 21, 2007 the Company entered into a Senior Term Loan Agreement by and among the Company, LaSalle, as administrative agent and collateral agent for the banks party thereto (“Banks”), the Banks, and Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as managing agents for a total facility up to $35.0 million with a maturity date of November 19, 2007. The initial Senior Term Loan advance amount of $25.0 million was utilized to repay the additional $25.0 million borrowed under the Second Amended and Restated Term Loan Agreement. An additional $10.0 million was drawn and utilized to repay amounts owed under the Third Amended and Restated Credit Agreement.

          On June 28, 2007 the Company entered into the Second Amendment to the Second Amended and Restated Term Loan Credit Agreement (the “Second Amended Term Loan”) to the Term Loan. Under the Second Amended Term Loan with PWJ Lending, PWJ Lending agreed to make additional term loans to the Company in the aggregate amount of $7,500,000, for among other things, general corporate and working capital purposes. As of July 5, 2007, the Company borrowed $7.5 million under the Term Loan.

Merger and Equity Transactions

          The Merger

          On July 27, 2007, WJ Holding merged with and into Whitehall with Whitehall surviving. An Agreement of Merger and Plan of Reorganization was then entered into as of July 27, 2007 by and among the Company, Acquisition Corp. and BTHC VII, Inc. (the “Merger Agreement”). On July 27, 2007, BTHC VII, Inc.’s and Acquisition Corp.’s Board of Directors each approved the Merger and on July 27, 2007, Whitehall’s Board of Directors approved the Merger. On July 27, 2007, the shareholders of Whitehall and the shareholders of Acquisition Corp. approved the Merger by unanimous written consent. Pursuant to the Merger Agreement, at the effective time of the Merger, Acquisition Corp. merged with and into

Whitehall, with Whitehall remaining as the surviving entity and a wholly owned operating subsidiary of BTHC VII, Inc. by cancelling its Common Stock outstanding and issuing to BTHC VII, Inc. one share of Whitehall common stock. In addition, pursuant to the Merger, the legal existence of Acquisition Corp. ceased and all of the Acquisition Corp. common stock that was outstanding immediately prior to the Merger was cancelled. At the same time and pursuant to the Merger Agreement BTHC VII, Inc. issued to the former shareholders of Whitehall, an aggregate of 24,853,801 shares of their Common Stock (the “Common Stock”), described below, which resulted in such former shareholders owning approximately 62.21% with respect to the pre-Merger shares owned of BTHC VII, Inc. issued and outstanding Common Stock and warrants to purchase 3,567,471 shares of BTHC VII, Inc. Common Stock, after giving effect to the issuance of capital stock pursuant to the 2007 Equity Transactions (as defined below), but not counting additional shares or capital stock acquired by the PWJ Entities on the 2007 Equity Transactions. The PWJ Entities also subscribed for an additional 7,134,941 shares of BTHC VII, Inc. Common Stock pursuant to the 2007 Equity Transactions, and therefore upon conclusion of the Merger and the 2007 Equity Transactions, affiliates of Prentice collectively own 64.9% of BTHC VII, Inc.’s issued and outstanding Common Stock. In addition, pursuant to the Merger Agreement, options to purchase 9,847 shares of Whitehall common stock, each at an exercise price of $850 per share prior to the Merger, have been converted into options to purchase 2,447,129 shares of Common Stock, each at an exercise price of $3.42 per share.

          As of January 31, 2007, the Company had 10 shares of Common Stock issued and outstanding. On June 21, 2007, the company executed a reverse stock split issuing 10,000 shares of Common Stock for every 1 share of Common Stock issued and outstanding resulting in 100,000 shares of Common Stock issued and outstanding prior to the effective time of the Merger. As of the effective date of the merger, the Company’s 100,000 Common Shares were cancelled and one share of Whitehall Jewelers, Inc. Common Stock was issued to BTHC VII, Inc.

          BTHC VII, Inc. entered into an Advisory Agreement with Halter Financial Group, Inc. and Halter Financial Investments, L.P. (the “Advisory Agreement”), pursuant to which Halter Financial Group, Inc. agreed to provide financial advisory services in connection with the Merger. Pursuant to the Advisory Agreement, upon completion of the Merger, Halter Financial Group, Inc. received a fee of $300,000. In addition, the Advisory Agreement provides that Halter Financial Investments, L.P. surrenders to BTHC VII, Inc. for cancellation as treasury shares 20,562 shares of BTHC VII, Inc. Common Stock. Halter Financial Group has agreed to indemnify BTHC VII, Inc. from certain costs that may arise in connection with BTHC VII, Inc.’s plan of reorganization, as set forth in the Advisory Agreement. Halter Financial Investments, L.P. has also agreed not to issue , sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, any of the economic consequences of ownership with respect to the 164,719 shares of Common Stock during the period beginning on July 27, 2007 and continuing to and including the date that is the earlier of six months from such date, and the date that the Registration Statement (as defined below) is declared effective.

          After the consummation of the Merger, BTHC VII, Inc. intends to amend its certificate of incorporation to (i) increase its authorized number of shares of Common Stock from 40 million to 100 million, and (ii) change its name to Whitehall Jewelers Holdings, Inc. Shortly after the consummation of the Merger, affiliates of Prentice, as holders of over a majority of the issued and outstanding Common Stock, executed written consents of the shareholders of the merged Company approving such amendments. These amendments shall not become effective until filing of a Certificate of Amendment with the Secretary of State of Delaware. Under federal securities laws, BTHC VII, Inc. cannot file the Certificate of Amendment until a minimum 30 days after the filing of a preliminary information statement on schedule 14C (the “Preliminary Information Statement”) with the SEC. Upon closing of the Merger and the 2007 Equity Transactions, the stockholders of BTHC VII, Inc. prior to the Merger will control approximately 479,438 shares of Common Stock or 1.2% of the total outstanding shares of Common Stock.

          In connection with the merger, the Company incurred expenses which included, without limitation, legal and accounting fees, and other miscellaneous expenses, of approximately $1.3 million.

          The 2007 Equity Transactions

          Concurrent with the Merger, the Company entered into the Securities Purchase Agreement (the “Securities Purchase Agreement”), by and among the Company, BTHC VII and the purchasers named therein (the “Purchasers”), and consummated the transactions contemplated thereby on July 27, 2007 (the “2007 Equity Transactions”). The Securities Purchase Agreement provides for the sale by BTHC VII, Inc. to the Purchasers of a total of 14,619,883 shares of Common Stock (the “Shares”), at a price of $3.42 per Share for aggregate gross proceeds of $50.0 million. The Purchasers also received warrants to acquire 7,309,939 shares of Common Stock at an exercise price of $4.10 per share (the “Warrants”). Roth Capital Partners, LLC acted as exclusive placement agent and received a fee of approximately $1.8 million. The Company issued a press release on July 30, 2007 announcing its entry into the Securities Purchase Agreement and describing the transactions contemplated thereby.

          In connection with the Securities Purchase Agreement, BTHC VII, Inc. and the Purchasers entered into a Registration Rights Agreement, dated as of July 27, 2007 (the “Registration Rights Agreement”), and the Company agreed to file a registration statement to register the resale of the Shares and the shares underlying the Warrants, (the “Registration Statement”) subject to certain cutbacks, within 90 days of the closing date and to use reasonable best efforts to cause the Registration Statement to be declared effective by the earlier of (i) (a) in the event that the Registration Statement is not subject to review by the SEC, the 120th calendar day following the closing of the 2007 Equity Transactions and (b) in the event that the Registration Statement is subject to review by the SEC, the 150th day following the closing of the 2007 Equity Transactions, and (ii) the fifth trading day following the date on which the merged company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the Registration Statement may be accelerated. If the merged company fails to cause the Registration Statement to be filed or declared effective on or before the time periods specified above, or cause the Registration Statement to remain effective for the lesser of (x) two years from the Closing and (y) such shorter period for the availability of sales of securities pursuant to Rule 144(k) promulgated under the Securities Act, except for allowable grace periods, the merged company shall be required to pay the Purchasers liquidated damages equal to 1% of the aggregate purchase price for the Shares per month until such failures are cured, subject to a cap of 10%. On July 27, 2007 PWJ Funding. PWJ Lending and Holtzman entered into a Lock-Up Agreement for the benefit of the Purchasers and agreed not to issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, any of the economic consequences of ownership of any of their respective shares (other than the Shares and Warrants purchased by the PWJ Entities pursuant to the Securities Purchase Agreement and the Warrant Shares underlying the Warrants purchased by the PWJ Entities pursuant to the Securities Purchase Agreement) beginning on July 27, 2007 and continuing to and including the date that is 180 calendar days after the date that the Registration Statement is declared effective.

          PWJ Lending and Holtzman entered into a Contribution Agreement, whereby 2,210,770 shares of BTHC VII, Inc. Common Stock and warrants to purchase 1,105,385 shares of BTHC VII, Inc. Common Stock were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of the Company's common stock were issued to PWJ Lending and 16,686 shares of the Company's common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Agreement.

          In connection with the 2007 Equity Transactions, Whitehall Jewelers, Inc. incurred expenses which included, without limitation, commissions to the placement agency, legal and accounting fees, and other miscellaneous expenses, of approximately $2.2 million.

          Proceeds from the 2007 Equity Transactions will be used to repay the $35.0 million Senior Term Loan facility. After taking into account the contribution of approximately $7.56 million of indebtedness by PWJ Lending in return for shares of Common Stock and warrants pursuant to the 2007 Equity Transactions, the remaining net proceeds of $7.44 million will be used for general corporate purposes, including working capital, merger and equity related fees, payments of other indebtedness, sales and marketing and capital expenditures. The Company may also use a portion of the net proceeds from this offering to pursue our strategy of growth through acquisitions of companies in the jewelry business. The Company is currently a party to a non-binding letter of intent with respect to a potential acquisition. The Company has commenced due diligence regarding this potential acquisition. This potential acquisition is subject to our completion of due diligence, the negotiation of definitive agreements and the receipt of all required regulatory consents. Although the terms of the potential acquisition have not been negotiated and at this point there is no certainty of a transaction proceeding or being consummated, if the potential acquisition were consummated, it would be material to the Company. The amounts that the Company actually expends for these specified purposes may vary significantly depending on a number of factors, including changes in our growth strategy, the amount of our future net service revenue and expenses, and our future cash flow. As a result, the Company will retain broad discretion in the allocation of the net proceeds of this offering and may spend such proceeds for any purpose, including purposes not presently contemplated.

Trade Notes Payable

          On or about, May 4, 2007, the Company met with certain Suppliers to discuss a further extension of the due date under the Trade Notes; thereby, extending the payment date for the remaining Trade Debt balance. As a result of this meeting and subsequent conversations between Whitehall and the Suppliers, on or about May 25, 2007, Whitehall sent a proposed Note Extension Agreement (NEA) to each Supplier who had previously been issued a Trade Note. Under the terms of the NEA, each Supplier who executes the NEA is agreeing to extend the maturity date under its Trade Note until March 31, 2009. In consideration for a Supplier agreeing to extend the maturity date until March 31, 2009, the Company will agree, among other things: (i) to make early payments to Suppliers who executed the NEA for certain Holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the Trade Notes issued to the Suppliers that executed the NEA, including, but not limited to limiting payments to all Suppliers under the Trade Notes in advance of the March 31, 2009 date in excess of an aggregate amount of $2.5 million. More specifically, a default occurs if the Company fails either: (x) to pay, in the aggregate on or before September 30, 2007, $2.5 million to the Non-Participating Suppliers; or (y) to the extent that less than $2.5 million is owed to the Non-Participating Suppliers, to pay the difference between $2.5 million and the amount owed to the Non-Participating Suppliers, to those Suppliers under the ATVEA that have executed the NEA.

          As of July 27, 2007, Whitehall had received commitments from Suppliers constituting approximately 75% of the outstanding Trade Notes to extend the maturity date of their respective Trade Notes to March 31, 2009, pursuant to the terms of an NEA. In consideration for a Supplier agreeing to extend the maturity date until March 31, 2009, the Company agreed, among other things: (i) to make early payments to those Suppliers for certain Holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the Trade Notes issued to the Suppliers that executed the NEA, including, but not limited to limiting payments to the Non-Participating Suppliers in advance of the March 31, 2009 maturity date in excess of an aggregate amount of $2.5 million. More specifically, a default occurs if the Company fails either: (x) to pay, in the aggregate on or before September 30, 2007, $2.5 million to the Non-Participating Suppliers; or (y) to the extent that less than $2.5 million is owed to the Non-Participating Suppliers, to pay the difference between $2.5 million and the amount owed to the Non-Participating Suppliers, to those Suppliers that have executed the NEA. PWJ Lending, an affiliate of Prentice, has indicated its interest to cover the difference, if any, between $2.5 million and any additional amounts due to Non-Participating Suppliers who did not execute the NEA. Through commitments obtained from suppliers (as set forth above) plus assurances from PWJ Lending, the Company believes it will be able to satisfy its obligation to pay no more than $2.5 million to the Non-Participating Suppliers under the Trade Notes. However, the Company may be required to pay the remaining balance of its trade debt in the aggregate amount of $22.3 million in the event that the Company defaults on obligations under the NEA.

Adoption of Stock Incentive Plan

          On June 21, 2007, the Company approved the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan (the”2007 Plan”). Under the 2007 Plan, the Company can grant incentive stock options (“ISO’s) within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights (“SARS”), and other stock-based awards. A total of 15,000 shares of common stock have been reserved for issuance under the 2007 plan or 15% of the outstanding shares prior to the Merger. Grants may be made under the 2007 Plan during the ten years after its effective date. Options under the 2007 Plan generally fully vest in three to four years or earlier if certain performance based financial targets are met. Options under the 2007 Plan generally expire 5 years from the date of grant or earlier under certain situations where the employee is terminated or ceases to be engaged by the Company.

          On July 20, 2007, the Company granted 9,847 options to five executives with a weighted average fair value of $277.39 at the date of grant. These options all had an exercise price of $850 and will be accounted for under Statement No. 123(R). Based on the vesting schedule, the Company will recognize compensation expense related to these options of $1,061,000, $800,000, $560,000 and $310,000 in fiscal year 2007, 2008, 2009 and 2010, respectively.

          Following the closing of the Merger, pursuant to the terms of the equity incentive plan, these options were converted to options to purchase 2,447,129 shares of the merged Company’s Common Stock at a price of $3.42 per share.

Bonus Award Agreements Entered Into With Named Executive Officers

          On July 20, 2007, prior to the consummation of the Merger, the Company entered into Bonus Award Agreements with each of Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter. Under these agreements, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will be eligible to receive maximum bonuses equal to $300,000, $175,000, $100,000 and $25,000, respectively. Subject to each executive’s continued employment through December 31, 2008, Mr. Dayoob, Mr. Don, Mr. Funasaki and Mr. Nachwalter will receive 83%, 52%, 52% and 88% respectively, of his total bonus amount on the next regular payroll date following December 31, 2008. Mr. Dayoob shall continue to receive payments under his Bonus Award Agreement if he is “engaged” by the Company as of such date. Under Mr. Dayoob’s Bonus Award Agreement, Mr. Dayoob will be “engaged” by the Company for so long as he (x) is employed by the Company; (y) provides services to the Company as a consultant or (z) serves as a member of the Company’s Board of Directors.

          Subject to each executive’s continued employment through each payment date (or in the case of Mr. Dayoob, his continued engagement through such dates), on the next regular payroll date following the final day of each month after December 31, 2008 and on a monthly basis thereafter, Mr. Dayoob and Mr. Nachwalter will receive an amount equal to 1/36th and Mr. Don and Mr. Funasaki will receive an amount equal to 1/48th of his total bonus amount on a monthly basis, until such time as he has received a gross amount equal to his total bonus amount.

          Upon a “change in control” (as defined in each award agreement) each executive will receive an amount equal to his total bonus amount less any payments previously received under his bonus award agreement.

          If an executive’s employment is terminated for “cause” (as defined in each executive’s employment agreement) he will forfeit the right to receive any payments under his bonus award agreement. Upon an executive’s death, “disability” (as defined in each executive’s employment agreement) or voluntary resignation, the executive will receive (x) if such death, “disability” or voluntary resignation occurs prior to December 31, 2008, a pro-rated share of the percentage payment the executive would have received had he remained employed through December 31, 2008, calculated as of the date his employment terminated or (y) if such death, “disability” or voluntary resignation occurs after December 31, 2008, any accrued, but unpaid monthly bonus payment.

          If an executive’s employment is terminated without “cause,” he will be entitled to receive (x) if such without cause termination occurs prior to December 31, 2008, the percentage payment the executive would have received had he remained employed through December 31, 2008 pro rated through the date his employment terminated plus six months or (y) if such without cause termination occurs after December 31, 2008, an amount equal to the lesser of six monthly bonus payments or the remainder the executive’s total bonus amount.

BTHC VII, Inc.
Unaudited Pro Forma Condensed Consolidating Financial Statements
As of May 5, 2007 and for the three months ended May 5, 2007 and the periods from February 1, 2006 to June 8, 2006
and June 9, 2006 to January 31, 2007

          The following unaudited financial information reflects the pro forma adjustments to the historical condensed consolidated financial statements of Whitehall Jewelers, Inc and BTHC VII, Inc.

          The unaudited pro forma information gives effect to the Merger, the 2007 Equity Transactions and the conversion of the Term Loan to equity. Such transactions have been assumed to have occurred on February 1, 2006.

          The Whitehall Jewelers, Inc. balance sheet at May 5, 2007 was derived form its unaudited May 5, 2007 balance sheet included herein. The BTHC VII, Inc. balance sheet was derived from its March 31, 2007 balance sheet included in its Form 10-KSB for the three months ended March 31, 2007.

          The unaudited pro forma condensed consolidated combined statement of operations for the three months ended May 5, 2007 and the year ended January 31, 2007 are presented as if the transactions were consummated on February 1, 2006, and combines the historical results of Whitehall Jewelers, Inc for the three months ended May 5, 2007 and the periods from February 1, 2006 to June 8, 2006 and June 9, 2006 to January 31, 2007 with the historical results of BTHC VII, Inc. for the three months ended March 31, 2007 and the year ended December 31, 2006.

          The unaudited pro forma adjustments are based upon available information and certain assumptions, as described in the accompanying notes, which we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what results of operations or financial position of BTHC VII, Inc. would have been had the transactions described above actually occurred on the dates indicated, nor does it purport to project the financial condition of BTHC VII, Inc. for any future period or as of any future date. The unaudited pro forma financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this Current Report.

BTHC VII, Inc.
Unaudited Pro Forma Consolidating Statement of Operations
For the Three Months Ended May 5, 2007

(in thousands, except per share data)	Whitehall Jewelers, Inc. for the three months ended May 5, 2007	BTHC VII, Inc. for the three months ended March 31, 2007	Pro forma Adjustments	Notes	Pro Forma Consolidated

Net sales	$60,650	$—	$—		$60,650
Cost of sales (including buying and occupancy costs)	43,696	—	—		43,696

Gross profit	16,954	—	—		16,954
Selling, general and administrative expenses	26,198	3	—		26,201
Professional fees and other charges	726	—	—		726

Loss from operations	(9,970)	(3)	—		(9,973)
Interest Expense	4,785	—	(1,559)	(a)	2,921
			(305)	(b)

Loss before income taxes	(14,755)	(3)	1,864		(12,894)
Income tax expense (benefit)	15	—	—		15

Net loss from continuing operations	(14,770)	(3)	1,864		(12,909)
Discontinued operations	—	—	—		—

Net Loss	$(14,770)	$(3)	$1,864		$(12,909)

Loss per weighted-average common share (basic and diluted) (c)					$(0.32)

(a) Represents removal of PIK interest related to assumed February 1, 2006, conversion of Term Loan to equity.

(b) Represents elimination of the amortization of deferred financing costs associated with the Term Loan

(c) Pro forma consolidated earnings per share for the three months ended May 5, 2007 is calculated utilizing the the number of shares issued by Whitehall Jewelers Holding, Inc. in the reverse merger and the equity transactions of 39,953,122. Stock options totaling 2,447,129 and stock warrants totaling 7,309,939 are excluded from the calculation of diluted loss per share due to their anti-dilutive effect on the calculation.

BTHC VII, Inc.
Unaudited Pro Forma Consolidating Statement of Operations
For the Year Ended January 31, 2007

	Whitehall Jewellers, Inc.

	Predecessor	Successor	BTHC VII, Inc.

(in thousands, except per share data)	February 1, 2006 through June 8, 2006	June 9, 2006 through January 31, 2007	For the Year Ended January 31, 2007	Pro forma Adjustments	Notes	Pro Forma Consolidated

Net sales	$85,095	181,142	$—	$—		$266,237
Cost of sales (including buying and occupancy costs)	58,364	124,747	—	—		183,111

Gross profit	26,731	56,395	—	—		83,126
Selling, general and administrative expenses	35,928	68,437	18	138	(c)	104,521
Professional fees and other charges	2,489	5,642	—	—		8,131

Loss from operations	(11,686)	(17,684)	(18)	(138)		(29,526)
Interest Expense	5,183	10,957	—	(6,080)	(a)	8,876
				(1,184)	(b)

Loss before income taxes	(16,869)	(28,641)	(18)	7,126		(38,402)
Income tax expense (benefit)	—	168	—	—		168

Net loss from continuing operations	(16,869)	(28,809)	(18)	7,126		(38,570)
Discontinued operations	648	134	—	—		782

Net Loss	$(16,221)	(28,675)	$(18)	$7,126		$(37,788)

Loss per weighted-average common share (basic and diluted) (d)						$(0.95)

(a) Represents elimination of paid-in-kind interest related to assumed February 1, 2006, conversion of Term Loan to equity.

(b) Represents elimination of the amortization of deferred financing costs associated with the Term Loan

(c) Represents annualized costs associated with compensation expense related to Bonus Award Agreements with certain members of management. Under the agreements, a total of $600,000 will be awarded to four executive of which $138,000 is earned immediately and the remainder is earned at a rate of approximately $19,700 per month beginning in July 2007 through December 2008 and $6500 a month thereafter through May 2010.

(d) Pro forma consolidated earnings per share for the year ended January 31, 2007 is calculated utilizing the the number of shares issued by Whitehall Jewelers Holding, Inc. in the reverse merger and the equity transaction of 39,953,122. Stock options totaling 2,447,129 and stock warrants totaling 7,309,939 are excluded from the calculation of diluted loss per share due to their anti-dilutive effect on the calculation.

BTHC VII, Inc.
Unaudited Pro Forma Condensed Consolidating Balance Sheet
at May 5, 2007

	Whitehall Jewellers, Inc.	BTHC VII, Inc.	Pro Forma Adjustments	Notes	Pro Forma Condensed Consolidated

(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,202	$—	$—		$1,202
Accounts receivable, net	2,903	—	—		2,903
Merchandise inventories, net	163,216	—	—		163,216
Other current assets	3,953	—	—		3,953

Total current assets	171,274	—	—		171,274
Property and equipment, net	29,094	—	—		29,094
Intangible assets, net	12,573	—	—		12,573
Goodwill	9,215	—	—		9,215
Deferred financing costs, net	3,683	—	(2,071)	(d)	1,612

Total assets	$225,839	$—	$(2,071)		$223,768

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY
Current liabilities:
Revolver loans	$88,072	$—	$(22,806)	(a)	$65,266
Customer deposits	1,586	—	—		1,586
Accounts payable	27,137	—	—		27,137
Trade notes payable	22,366	—	—		22,366
Accrued payroll	5,852	—	138	(e)	5,990
Other accrued expenses	11,963	20	—		11,983

Total current liabilities	156,976	20	(22,668)		134,328
Term Loan (related party)	83,118	—	(50,000)	(b)	479
			(7,639)	(b)
			(25,000)	(a)
Other long-term liabilities	4,883	—	—		4,883

Total liabilities	244,977	20	(105,307)		139,690

Stockholders’ equity (deficit):
Common Stock	—	1	39	(a),(c)	40
Additional paid-in capital	24,307		40,357	(a)	127,642
			50,000	(b)
			7,639	(b)
			(2,071)	(d)
Warrants			7,410	(a)
Accumulated deficit	(43,445)	(21)	(138)	(e)	(43,604)

Total stockholders’ (deficit) equity	(19,138)	(20)	103,236		84,078

Total liabilities and stockholders’ (deficit) equity	$225,839	$—	$(2,071)		$223,768

(a) Net proceeds of $47.8 million from issuance of 14,619,883 common shares to purchasers entering into a Securities Purchase Agreement with BTHC VII, Inc. Proceeds used to pay down Senior Term Loan by $25.0 million and Revolver loans of $22.8 million. Net proceeds of $47.8 million were allocated pro-rata to stock warrants, ($7.4 million) using the Black-Scholes valuation method and to additional paid in capital ($40.4 million)

(b) Represents conversion of $50.0 million Term Loan (related party) to equity and accumulated paid-in-kind (PIK) interest of $7.6 million to equity

(c) Represents conversion of 10 shares of Whitehall Jewelers, Inc. common stock at $0.01 par value to 24,853,801 shares of BTHC VII, Inc.

(d) Represents elimination of deferred financing costs related to the Term Loan

(e) Represents effect on accrued payroll and retained deficit of the bonus award compensation expense